As filed with the Securities and Exchange Commission on June 10, 1998
                                                   Registration No.  333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4


                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                                   HUBCO, INC.
             (Exact name of registrant as specified in its charter)


                                   New Jersey
         (State or other Jurisdiction of Incorporation or Organization)


                                      6711
            (Primary Standard Industrial Classification Code Number)


                                   22-2405746
                      (I.R.S. Employer Identification No.)

                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                                 (201) 236-2600
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               KENNETH T. NEILSON
                 Chairman, President and Chief Executive Officer
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                                 (201) 236-2600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                    Please send copies of all communications to:

MICHAEL W. ZELENTY, ESQ.                  GERALD F. HEUPEL, JR., ESQ.
Pitney, Hardin, Kipp & Szuch              Elias, Matz, Tiernan & Herrick L.L.P.
P.O. Box 1945                             12th Floor, The Walker Building
Morristown, New Jersey 07962              734 15th Street, N.W.
(973) 966-8125                            Washington, D.C. 20005
                                            (202) 347-0300

             Approximate date of commencement of proposed sale to the public: At the Effective Time of the Merger, as defined in the Agreement and Plan of Merger dated as of March 31, 1998 (the "Merger Agreement") among HUBCO, Inc. ("HUBCO"), Hudson United Bank ("HUB"), IBS Financial Corp. ("IBSF"), and Inter-Boro Savings and Loan Association (the "Association"), attached as Appendix A to the Proxy Statement-Prospectus.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

             If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

             If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________


                                              CALCULATION OF REGISTRATION FEE

======================== ====================== ====================== ====================== ======================
Title of each class of                            Proposed maximum       Proposed maximum
   securities to be          Amount to be        offering price per     aggregate offering          Amount of
      registered              registered                unit                   price            registration fee
Common Stock, No Par          6,533,584               $33.09**           $216,196,294**             $63,778
Value                           Shares*


* The number of shares of HUBCO Common Stock issuable in the Merger in exchange for shares of IBSF Common Stock, assuming the Exchange Ratio of 0.534 set forth in the Merger Agreement, and assuming that all currently outstanding options to acquire shares of IBSF Common Stock are exercised prior to the Effective Time of the Merger. The Registrant also registers hereby such additional shares of its common stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Merger Agreement.

** Estimated solely for the purpose of calculating the registration fee for the filing on Form S-4 pursuant to Rule 457(f)(1) under the Securities Act based on the average of the high and low prices reported on The Nasdaq Stock Market for IBSF Common Stock as of June 5, 1998, a date within five business days prior to the filing of this Registration Statement.

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

                                   [IBSF LOGO]


                                                                  June ___, 1998


To the Shareholders of IBS Financial Corp.:


         We cordially invite you to attend a special meeting of the shareholders of IBS Financial Corp. ("IBSF"). The meeting is to be held at [Location] on [Date and Time].

         We have called the meeting to seek your approval of a Merger Agreement which provides for IBSF to be merged with HUBCO, Inc. HUBCO is a bank holding company with bank subsidiaries based in New Jersey, New York and Connecticut. Immediately following completion of the Merger of IBSF into HUBCO, IBSF's subsidiary, Inter-Boro Savings and Loan Association, will be merged into HUBCO's New Jersey banking subsidiary, Hudson United Bank.

         Upon completion of the Merger, each share of IBSF Common Stock will be converted into 0.534 shares of HUBCO Common Stock, subject to adjustment in certain circumstances. Cash will be paid in lieu of fractional shares. The investment banking firm of Ryan, Beck & Co., Inc. has advised your Board of Directors that, in its opinion dated ____________,1998, the exchange ratio is fair to the holders of IBSF Common Stock from a financial point of view.

         Completion of the Merger is subject to certain conditions, including receipt of bank regulatory approvals and approval of the Merger Agreement by the affirmative vote of a majority of the votes cast by the holders of outstanding shares of IBSF Common Stock entitled to vote at the Meeting.

         We urge you to read the attached Proxy Statement-Prospectus carefully. It describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix A.

         Your Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that you vote "FOR" approval of the Merger Agreement.

         It is very important that your shares be represented at the special meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it promptly in the postage paid envelope we have provided.


                             On behalf of your Board of Directors,


                             Joseph M. Ochman, Sr., Chairman of the Board, President and Chief Executive Officer

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY ___, 1998

To the Shareholders of IBS Financial Corp.:

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Meeting") of IBS Financial Corp. ("IBSF") will be held on [Day of Week], July ___, 1998, at [Time], at [Location], for the following purposes:

(1) To consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of March 31, 1998 (the "Merger Agreement") among HUBCO, Inc. ("HUBCO"), Hudson United Bank ("HUB"), IBSF and Inter-Boro Savings and Loan Association (the "Association"), which provides for IBSF to be merged with and into HUBCO (the "Merger"). The attached Proxy Statement-Prospectus describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix A. If the Merger is consummated, each share of IBSF Common Stock (except for treasury shares and certain shares held by HUBCO or its subsidiaries) will be converted into 0.534 shares (the "Exchange Ratio") of HUBCO Common Stock. The Exchange Ratio is subject to adjustment in certain circumstances, as more fully described in the accompanying Proxy Statement-Prospectus and in the Merger Agreement which is an Appendix thereto. HUBCO will pay cash to IBSF stockholders in lieu of issuing fractional shares of HUBCO Common Stock.

(2) To consider and vote upon a proposal, in the discretion of the Board of Directors of IBSF, to adjourn the Meeting to another time or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Meeting to approve the Merger Agreement (the "Adjournment Proposal").

         The Board of Directors has fixed the close of business on June 12, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.

         All shareholders are urged to attend the Meeting in person. It is important that proxies be returned promptly. Whether or not you plan to be present in person at the Meeting, please date, sign and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you decide to attend the Meeting, you may revoke your proxy and vote your shares in person. If you are a shareholder whose shares are not registered in your name, you will need additional documentation from the holder of record of your shares to vote personally at the Meeting.

                                      By Order of the Board of Directors



                                      Chiara Eisennagel, Corporate Secretary

Cherry Hill, New Jersey
June ___, 1998

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE ADJOURNMENT PROPOSAL.

          PROXY STATEMENT OF                        PROSPECTUS OF HUBCO, INC.
          IBS FINANCIAL CORP.                  for its Common Stock to be issued
for its Special Meeting of Shareholders        in connection with the merger of
     to be held on July ___, 1998                     IBS Financial Corp.
and all adjournments or postponements thereof         with and into HUBCO, Inc.


         The Board of Directors  of IBS  Financial  Corp.  ("IBSF") has called a
Special Meeting of IBSF shareholders (the "Meeting") to be held on [Day of Week], July ___, 1998. The Meeting has been called to seek IBSF shareholder approval of a Merger Agreement which provides for IBSF to be merged with HUBCO, Inc. ("HUBCO"), with HUBCO as the surviving corporation. HUBCO is a bank holding company with bank subsidiaries based in New Jersey, New York and Connecticut. Immediately following completion of the Merger of IBSF into HUBCO (the "Merger"), IBSF's subsidiary, Inter-Boro Savings and Loan Association, will be merged into HUBCO's New Jersey banking subsidiary, Hudson United Bank.

         Upon completion of the Merger, each share of IBSF Common Stock (except for treasury shares and certain shares held by HUBCO or its subsidiaries) will be converted into 0.534 shares (the "Exchange Ratio") of HUBCO Common Stock. The Exchange Ratio is subject to adjustment in certain circumstances, as more fully described in the accompanying Proxy Statement-Prospectus and in the Merger Agreement which is an Appendix thereto. HUBCO will pay cash to IBSF stockholders in lieu of issuing fractional shares of HUBCO Common Stock.

         Completion of the Merger is subject to certain conditions, including bank regulatory approvals and approval of the Merger Agreement by the affirmative vote of a majority of the votes cast by the holders of outstanding shares of IBSF Common Stock entitled to vote at the Meeting.

         HUBCO has filed a Registration Statement with the Securities and Exchange Commission (the "SEC") covering the HUBCO Common Stock which will be issued in connection with the Merger. This Proxy Statement-Prospectus serves two purposes. It is the Proxy Statement being used by the IBSF Board of Directors to solicit proxies for the Meeting, and it is the Prospectus of HUBCO regarding the HUBCO Common Stock to be issued if the Merger is completed. This document does not serve as a prospectus to cover any resales of HUBCO Common Stock to be issued in connection with the Merger. Persons who are considered "affiliates" of IBSF under applicable securities laws will be subject to restrictions on their ability to resell the HUBCO Common Stock received by them in the Merger.

         This document is first being sent to IBSF shareholders on or about June ___, 1998. It describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix A. IBSF shareholders are urged to read this document carefully.

         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         ALL INFORMATION REGARDING IBSF CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT WAS SUPPLIED BY IBSF. ALL INFORMATION REGARDING HUBCO WAS SUPPLIED BY HUBCO.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENTAL AGENCY.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN WHAT IS INCLUDED IN THIS DOCUMENT. IF SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT AT ANY TIME, NOR ANY DISTRIBUTION OF SHARES OF HUBCO STOCK, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

          The date of this Proxy Statement-Prospectus is June __, 1998.

                                TABLE OF CONTENTS

                                                                            Page
AVAILABLE INFORMATION..........................................................
INFORMATION DELIVERED AND INCORPORATED BY REFERENCE............................
SUMMARY OF PROXY STATEMENT-PROSPECTUS..........................................
         Overview..............................................................
         The Meeting...........................................................
         The Companies ........................................................
         The Merger............................................................
SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO..................................
SELECTED CONSOLIDATED FINANCIAL DATA OF IBSF...................................
MARKET PRICE AND DIVIDEND MATTERS..............................................
         Market Price and Dividend History.....................................
         Limitations on Dividends Under the Merger Agreement...................
         Dividend Limitations on HUBCO.........................................
PRO FORMA CONDENSED FINANCIAL INFORMATION......................................
ACTUAL AND PRO FORMA PER SHARE DATA............................................
INTRODUCTION ..................................................................
CERTAIN INFORMATION REGARDING HUBCO ...........................................
         General...............................................................
         Recent Developments...................................................
CERTAIN INFORMATION REGARDING IBSF.............................................
THE MEETING ...................................................................
         Purpose of the Meeting................................................
         Record Date; Voting Rights; Proxies...................................
         Solicitation of Proxies...............................................
         Quorum................................................................
         Required Vote.........................................................
THE PROPOSED MERGER............................................................
         General Description; The Bank Merger..................................
         Closing Date; Effective Time .........................................
         Consideration.........................................................
         Cash in Lieu of Fractional Shares; Median Pre-Closing Price;
         Determination Date....................................................
         Conversion of IBSF Options............................................
         Stock Option to HUBCO for IBSF Shares.................................
         Background of the Merger..............................................
         IBSF Board's Reasons for the Merger and Recommendation................
         HUBCO's Reasons for the Merger........................................
         Opinion of IBSF's Financial Advisor...................................
         Conditions to the Merger..............................................
         Conduct of Business Pending the Merger................................
         Representations, Warranties and Covenants.............................
         Regulatory Approvals..................................................
         Interests of Certain Persons in the Merger ...........................
         Management and Operations After the Merger............................
         Exchange of Certificates, Issuance of New Options.....................
         Resale Considerations with Respect to the HUBCO Common Stock..........
         Amendments; Termination ..............................................
         Termination Events....................................................
         Accounting Treatment of the Merger....................................
         Federal Income Tax Consequences ......................................
         No Dissenters' Rights.................................................
PRO FORMA FINANCIAL INFORMATION................................................
THE ADJOURNMENT PROPOSAL.......................................................
         Security Ownership of Certain Beneficial Owners.......................

DESCRIPTION OF HUBCO CAPITAL STOCK.............................................
         General ..............................................................
         Description of HUBCO Common Stock.....................................
         Description of HUBCO Preferred Stock..................................
COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF IBSF AND HUBCO.....................
         General ..............................................................
         Voting Requirements...................................................
         Removal of Directors; Number of Directors.............................
         Preferred Stock.......................................................
         Classified Board of Directors ........................................
         Shareholder Consent to Corporate Action...............................
         Dividends ............................................................
         By-laws...............................................................
         Limitations of Liability of Directors or Officers.....................
         Indemnification of Directors and Officers.............................
SHAREHOLDER PROPOSALS..........................................................
OTHER MATTERS..................................................................
LEGAL OPINION..................................................................
EXPERTS........................................................................

APPENDIX A  Agreement and Plan of Merger by and among HUBCO, HUB,
            IBSF and the Association.........................................A-1
APPENDIX B  Stock Option Agreement by and between HUBCO and IBSF ............B-1
APPENDIX C  Fairness Opinion of Ryan, Beck & Co., Inc........................C-1

                              AVAILABLE INFORMATION

         Each of HUBCO, Inc. ("HUBCO") and IBS Financial Corp. ("IBSF") is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (such as HUBCO and IBSF). The address of the Commission's web site is http://www.sec.gov. In addition, HUBCO Common Stock and IBSF Common Stock are each listed on The Nasdaq Stock Market, and certain materials regarding HUBCO and IBSF can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

         HUBCO has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act")
(together with all amendments and supplements thereto, the "Registration Statement"), with respect to the securities being offered by this document (this "Proxy Statement-Prospectus," sometimes referred to as this "Proxy Statement"). As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to HUBCO and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

         Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference herein, as to the contents of any document referred to herein or therein, are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


         ALL  INFORMATION   REGARDING  IBSF  CONTAINED  IN,  DELIVERED  WITH  OR
INCORPORATED BY REFERENCE IN THIS DOCUMENT WAS SUPPLIED BY IBSF. ALL INFORMATION REGARDING HUBCO WAS SUPPLIED BY HUBCO.

               INFORMATION DELIVERED AND INCORPORATED BY REFERENCE

         The following documents filed by HUBCO File No. 0-10699 with the Commission are incorporated herein by reference:

         1. Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 31, 1998.

         2. Quarterly Report on Form 10-Q for quarter ended March 31, 1998, filed on May 15, 1998.

         3. Current Reports on Form 8-K filed with the Commission on January 14, January 16, February 13, March 20, March 31, April 2, 1998, April 20, 1998, June 2, 1998 and the Current Report on Form 8-K/A filed with the Commission on May 15, 1998.

                  [Prior to the  effectiveness of this  Registration  Statement,
                  HUBCO will file a Current Report on Form 8-K containing supplemental financial information of HUBCO for the years ended December 31, 1997, 1996 and 1995 which will be restated to include the effects of the acquisitions of The Bank of Southington, Poughkeepsie Financial Corp. and MSB Bancorp, Inc., all of which have been accounted for as a pooling of interests for accounting purposes.]

         4. Form 8-A filed by HUBCO to register its Common and Preferred Stock pursuant to Section 12(g) of the Exchange Act.

         A copy of  HUBCO's  Annual  Report to  Shareholders  for the year ended
December 31, 1997 ("HUBCO's  Annual  Report") and HUBCO's Proxy  Statement dated
March 24, 1998 for its 1998 Annual Meeting ("HUBCO's Proxy Statement") are available free of charge, upon written or oral request as set forth hereinafter, to any holder, including any beneficial owner, of shares of IBSF Common Stock.

         Copies of IBSF's Annual Report to Shareholders for the year ended September 30, 1997 ("IBSF's Annual Report") and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 ("IBSF's Quarterly Report") accompany each copy of this Proxy Statement delivered to holders of IBSF Common Stock. Additional copies of these documents are available to any holder of IBSF Common Stock, including any beneficial owner, free of charge upon written or oral request as set forth hereinafter.

         The following documents filed by IBSF (File No. 0-24862) with the Commission are incorporated herein by reference.

         1. Annual Report on Form 10-K for the year ended September 30, 1997, filed on December 29, 1997.

         2. Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, filed on February 11, 1998.

         3. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed on May 14, 1998.

         4. Current Report on Form 8-K filed with the Commission on April 10, 1998.

         5. Form 8-A filed by IBSF to  register  its Common  Stock  pursuant  to
Section 12(g) of the Exchange Act.

         All documents filed by HUBCO pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of (i) the date of the Meeting to which this Proxy Statement-Prospectus relates, or (ii) the termination of the Merger Agreement which is the subject of the Meeting, are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.

         Any statement contained herein, in any supplement hereto, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any supplement hereto, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (not including the exhibits thereto, unless such exhibits are specifically incorporated by reference into the information incorporated herein) are available free of charge to any holder of IBSF Common Stock, including any beneficial owner, upon written or oral request with respect to HUBCO materials, to the office of the HUBCO Corporate Secretary, D. Lynn Van Borkulo-Nuzzo, Esq., HUBCO, Inc., 1000 MacArthur Boulevard, Mahwah, New Jersey 07430; telephone (201) 236-2641; and, with respect to IBSF materials, to the office of the IBSF Corporate Secretary, Chiara Eisennagel, IBS Financial Corp., 1909 E. Route 70, Cherry Hill, New Jersey 08003; telephone (609) 424-1000. Additional copies of IBSF's Annual Report and IBSF's Quarterly Report are also available free of charge to any holder of IBSF Common Stock, including any beneficial owner, upon written or oral request, to the office of the IBSF Corporate Secretary, Chiara Eisennagel, IBS Financial Corp., 1909 E. Route 70, Cherry Hill, New Jersey 08003; telephone
(609) 424-1000. Responses to any such request will be made within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the Meeting, any request should be made by __________, 1998.

         CONTAINED WITHIN AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS ARE CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF HUBCO AND IBSF. SUCH STATEMENTS ARE NOT HISTORICAL FACTS AND INCLUDE EXPRESSIONS ABOUT HUBCO'S AND IBSF'S CONFIDENCE, STRATEGIES AND EXPECTATIONS ABOUT EARNINGS, NEW AND EXISTING PROGRAMS AND PRODUCTS, RELATIONSHIPS, OPPORTUNITIES, TECHNOLOGY AND MARKET CONDITIONS. THESE STATEMENTS MAY BE IDENTIFIED BY FORWARD-LOOKING TERMINOLOGY SUCH AS "EXPECT", "BELIEVE", OR "ANTICIPATE", OR EXPRESSIONS OF CONFIDENCE LIKE "STRONG" OR "ON-GOING", OR SIMILAR STATEMENTS OR VARIATIONS OF SUCH TERMS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS OR REVENUE ENHANCEMENTS FROM THE MERGER OR HUBCO'S OTHER ACQUISITIONS CANNOT BE REALIZED AS ANTICIPATED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER OR HUBCO'S OTHER ACQUISITIONS IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING AND FINANCIAL SERVICES INDUSTRY INCREASES SIGNIFICANTLY; (4) CHANGES IN THE INTEREST RATE ENVIRONMENT; AND (5) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATES OF NEW JERSEY, NEW YORK OR CONNECTICUT, ARE LESS FAVORABLE THAN EXPECTED.

                      SUMMARY OF PROXY STATEMENT-PROSPECTUS

         The following is a summary of certain information regarding the matters to be considered at the Meeting. This summary is necessarily incomplete and is qualified by the more detailed information contained elsewhere in this Proxy
Statement, the appendixes hereto and the documents incorporated herein by reference. IBSF shareholders should carefully read all such materials.

Overview


         The Board of Directors  of IBS  Financial  Corp.  ("IBSF") has called a
Special Meeting of IBSF shareholders (the "Meeting") to be held on [Day of Week], July ___, 1998. The Meeting has been called to seek shareholder approval of an Agreement and Plan of Merger dated as of March 31, 1998 (the "Merger Agreement") among HUBCO, Inc. ("HUBCO"), Hudson United Bank ("HUB"), IBSF and IBSF's principal subsidiary, Inter-Boro Savings and Loan Association (the "Association"). The Merger Agreement provides for IBSF to be merged with HUBCO (the "Merger"), with HUBCO as the surviving corporation. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

         Upon completion of the Merger, each share of common stock, par value $.01 per share, of IBSF ("IBSF Common Stock"), other than Excluded Shares (as defined below), will be converted into 0.534 shares (the "Exchange Ratio") of common stock of HUBCO, no par value ("HUBCO Common Stock"). The Exchange Ratio is subject to adjustment in certain circumstances, as more fully described in the Proxy Statement and in the Merger Agreement which is an Appendix hereto. HUBCO will pay cash to IBSF stockholders in lieu of issuing fractional shares of HUBCO Common Stock. "Excluded Shares" are those shares of IBSF Common Stock which are (i) held by IBSF as treasury shares, or (ii) held by HUBCO or any of its subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted).

         At the Meeting, holders of IBSF Common Stock will be asked to approve and adopt the Merger Agreement and, in the discretion of the Board of Directors of IBSF, to approve a proposal (the "Adjournment Proposal") to adjourn the Meeting in order to solicit additional proxies if there are insufficient votes at the time of the Meeting to approve the Merger Agreement.

         This document serves two purposes. It is the Proxy Statement being used by the IBSF Board of Directors to solicit proxies for the Meeting, and it is the Prospectus of HUBCO regarding the HUBCO Common Stock to be issued if the Merger is completed. Therefore, this document is sometimes referred to as either the "Proxy Statement-Prospectus" or the "Proxy Statement."

The Meeting

         The Meeting will be held on [Day of Week], July ___, 1998 at [Time], at [Location]. At the Meeting, holders of IBSF Common Stock will be asked to approve and adopt the Merger Agreement and in the discretion of the Board of Directors to approve the Adjournment Proposal.

         Record holders of IBSF Common Stock at the close of business on June 12, 1998 (the "Record Date") are entitled to vote at the Meeting. Holders of a majority of the outstanding shares of IBSF Common Stock entitled to vote at the Meeting must be present or represented by proxy at the Meeting for a quorum. The affirmative vote, in person or by proxy, of a majority of the votes cast by the holders of outstanding shares of IBSF Common Stock entitled to vote at the Meeting is required in order to approve and adopt the Merger Agreement. The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively is required in order to approve and adopt the Adjournment Proposal. As of the Record Date, there were _________ outstanding shares of IBSF Common Stock held by approximately ___ holders of record. The directors of IBSF as a group have voting control over _______ of these shares (____%) and have agreed to vote them in favor of the Merger Agreement. In addition, HUBCO has voting control over ____ of these shares (___%) and the non-director executive officers of IBSF as a group have voting control over ______ of these shares (____%), all of which shares IBSF expects will be voted in favor of the Merger Agreement and in the discretion of the Board of Directors, the Adjournment Proposal.

         The IBSF Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that holders of IBSF Common Stock vote FOR the Merger Agreement and FOR the Adjournment Proposal.

The Companies

         HUBCO

         HUBCO is a bank holding company whose principal operating subsidiaries are HUB, a New Jersey-chartered commercial bank, Lafayette American Bank ("Lafayette"), a Connecticut-chartered commercial bank and Bank of the Hudson ("BTH"), a federally-chartered savings bank headquartered in Poughkeepsie, New York. BTH was recently acquired through HUBCO's acquisition of BTH's parent corporation, Poughkeepsie Financial Corp. ("PFC"). HUBCO anticipates converting BTH into a New York state-chartered commercial bank at some point in the future.

         HUBCO's corporate headquarters is located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, and its telephone number is (201) 236-2600. HUB's corporate headquarters is located at 3100 Bergenline Avenue, Union City, New Jersey 07084. Lafayette's corporate headquarters is located at 1000 Lafayette Boulevard, Bridgeport, Connecticut 06604. BTH's corporate headquarters is located at 249 Main Mall, Poughkeepsie, New York 12601.

         HUB is a full-service commercial bank which primarily serves small and mid-sized businesses and consumers through 61 branches in Northern New Jersey. Lafayette is a full-service commercial bank which serves small-to-medium-sized business firms as well as individuals through 30 banking offices located mainly in Fairfield, Hartford, Middlesex and New Haven counties in Connecticut. BTH is a community savings bank serving the Mid-Hudson Valley area of New York through 32 branches in Dutchess, Orange, Putnam and Rockland counties, as well as six residential loan origination offices in five New York counties and New Jersey. As of March 31, 1998, (prior to its New York State acquisitions) HUBCO had consolidated assets of $3.05 billion, consolidated deposits of $2.45 billion and consolidated stockholders' equity of $200.3 million. Based on assets as of March 31, 1998, HUBCO was the [_______] largest commercial banking company headquartered in New Jersey. PFC, which was acquired by HUBCO on April 24, 1998 and is not included in HUBCO's March 31, 1998 financial information, had consolidated assets of $848.8 million, consolidated deposits of $622.8 million and consolidated stockholders' equity of $71.7 million as of March 31, 1998. MSB, which was acquired by HUBCO on May 29, 1998 and is not included in HUBCO's March 31, 1998 financial information, had consolidated assets of $753.7 million, consolidated deposits of $ 661 million and consolidated stockholders' equity of $ 74.3 million as of March 31, 1998.

         HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. As of the date of this Proxy Statement-Prospectus, in addition to the Merger, HUBCO has pending the acquisitions of Community Financial Holding Corporation ("CFHC") and Dime Financial Corporation ("DFC") and the purchase of 23 branch offices from First Union National Bank (the "Branch Purchase"). CFHC is the parent corporation of Community National Bank of New Jersey ("CNB"), a commercial bank headquartered in Westmont, New Jersey which had 8 branches and $159.4 million in assets as of March 31, 1998. DFC is the parent corporation of The Dime Savings Bank of Wallingford, Connecticut ("Dime"), a savings bank headquartered in Wallingford, Connecticut which had 11 branches and $1.01 billion in assets as of March 31, 1998. The Branch Purchase represents the acquisition of 23 branches located in New Jersey, New York and Connecticut with deposits of $330 million, in the aggregate. Assuming consummation of all other acquisitions pending as of the date of this Proxy Statement, HUBCO will have completed over 25 acquisitions since 1990, and HUBCO will have added over 140 branches and over $6 billion in assets through acquisitions this decade. HUBCO expects to continue its acquisition strategy.

         IBSF

        IBSF is a New Jersey corporation and the sole shareholder of the Association, which converted to the stock form of organization in October 1994. The only significant assets of IBSF are its investments in the capital stock of the Association, its loan to IBSF's employee stock ownership plan, and certain U.S. Government Agency securities and interest-bearing deposits. References herein to IBSF include the Association unless otherwise noted. IBSF's corporate headquarters is located at 1909 E. Route 70, Cherry Hill, New Jersey 08003. As of March 31, 1998, IBSF had consolidated assets of $752.1 million, consolidated deposits of $575.2 million and consolidated stockholders' equity of $130.5 million.

         The Association is a New Jersey chartered stock savings and loan association which conducts business from nine offices located in Camden, Burlington and Gloucester Counties, New Jersey. The Association's operations date back to 1890. The Association's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC to the maximum extent permitted by law.


The Merger

         Description of the Merger; Closing Date; Effective Time

         In the Merger, IBSF will be merged with and into HUBCO, with HUBCO as the surviving entity. A closing under the Merger Agreement (the "Closing") will occur on a date (the "Closing Date") to be determined by HUBCO and set forth in a notice (the "Closing Notice") to IBSF. The Closing Date specified by HUBCO must be at least five business days after the date of the Closing Notice, but no less than seven and no more than ten business days after the satisfaction or waiver of the conditions to consummation of the Merger (other than the delivery of documents to be delivered at the Closing). The Closing may also be set for another day mutually agreed to by HUBCO and IBSF. HUBCO and IBSF currently anticipate closing in the third quarter of 1998. Simultaneous with or immediately following the Closing, HUBCO and IBSF will file a Certificate of Merger with the Secretary of State of the State of New Jersey. The Merger will become effective at a date and time following the Closing which HUBCO and IBSF will specify in the Certificate of Merger (the "Effective Time"). If no Effective Time is specified in the Certificate of Merger, the Effective Time will be the time at which the Certificate of Merger is filed. HUBCO and IBSF currently anticipate that the Effective Time will be the close of business on the Closing Date. The exact Closing Date and Effective Time are dependent upon satisfaction of all conditions precedent, some of which are not under the control of HUBCO or IBSF.

         Bank Merger

         Immediately following the Effective Time, the Association will be merged with and into HUB (the "Bank Merger"), with HUB as the surviving bank (the "Surviving Bank").

         Consideration

         Upon completion of the Merger, each share of IBSF Common Stock (other than Excluded Shares) will be converted into 0.534 shares (the "Exchange Ratio") of HUBCO Common Stock. The Exchange Ratio is subject to standard anti-dilution adjustments. The Exchange Ratio is also subject to adjustment if IBSF notifies HUBCO of its intent to terminate the Merger Agreement under certain special circumstances and HUBCO overrides the termination by increasing the Exchange Ratio in accordance with a formula set forth in the Merger Agreement. See "THE PROPOSED MERGER -- Termination Events."

         Conversion of IBSF Options

         IBSF has outstanding a number of options to purchase shares of IBSF Common Stock ("IBSF Options") which were granted to optionees ("Optionees") pursuant to the IBSF 1995 Stock Option Plan (the "IBSF Stock Option Plan") and the option grant agreements thereunder (the "Option Grant Agreements") . Pursuant to the Merger Agreement, HUBCO has agreed to honor the provisions of the IBSF Stock Option Plan and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of IBSF. Pursuant to the Merger Agreement, each Stock Option outstanding at the Effective Time (each a "Continuing Stock Option") will be converted into an option to purchase HUBCO Common Stock, wherein (i) the right to purchase shares of IBSF Common Stock pursuant to the Continuing Stock Option will be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock will be the previous option exercise price per share of the IBSF Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the option will be subject to the same terms and conditions as governed the Continuing Stock Option on which it was based, including the length of time within which the option may be exercised (which will not be extended except that the holder of a Stock Option who continues in the service of HUBCO or a subsidiary of HUBCO will not be deemed to have terminated service for purposes of determining the Continuing Stock Option exercise period). Shares of HUBCO Common Stock issuable upon exercise of Continuing Stock Options will be covered by an effective registration statement on Form S-8, and HUBCO has agreed to use its reasonable best efforts to file a registration statement on Form S-8 covering such shares as soon as possible after the Effective Time.

         Cash  in  Lieu  of  Fractional   Shares;   Median   Pre-Closing  Price;
Determination Date

         No fractional shares of HUBCO Common Stock will be issued in exchange for IBSF Common Stock. Instead, holders of IBSF Common Stock will receive from HUBCO cash equal to their fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock, without interest. All shares of HUBCO Common Stock to be issued to a holder of IBSF Common Stock will be aggregated to constitute as many whole shares as possible before determining the person's fractional share interest. "Median Pre-Closing Price" will be determined by taking the price half-way between the closing prices left after discarding the four lowest and four highest closing prices of HUBCO Common Stock during the ten-trading day period ending on the Determination Date. The "Determination Date" will be the later of (i) the day the parties receive final bank regulatory approval for the Merger and so notify each other or (ii) the date of the Meeting to which this Proxy Statement relates.

         Termination Rights

         The Merger Agreement may be terminated by either IBSF or HUBCO if, among other reasons, the Effective Time has not occurred by December 31, 1998 other than due to failure of the terminating party to perform its obligations under the Merger Agreement. The Merger Agreement may be terminated by IBSF if IBSF's Board of Directors approves another acquisition transaction after determining, upon advice of counsel, that approval is necessary in the exercise of its fiduciary obligations under applicable laws. In addition, IBSF may terminate the Merger Agreement if both (x) the Median Pre-Closing Price of HUBCO Common Stock on the Determination Date is less than $32.57, and (y) (i) the quotient obtained by dividing the Median Pre-Closing Price of HUBCO Common Stock on the Determination Date by the HUBCO Common Stock Closing Price on the Starting Date (as defined below) is less than (ii) the quotient obtained by dividing the Index Price (as defined below) on the Determination Date by the Index Price on the Starting Date and subtracting 0.10 from the quotient. If both conditions (x) and (y) exist, and the IBSF Board of Directors elects to terminate the Merger Agreement, such termination will not occur if HUBCO elects to increase the Exchange Ratio to a number calculated pursuant to the Merger
Agreement. The "Starting Date" is April 1, 1998, the day after public announcement of the Merger Agreement. The "Index Price" on a particular day is the KBW 50 Index (an index of bank stocks) for that day, as published the following business day.

         Certain Federal Income Tax Consequences

         HUBCO's and IBSF's obligations to consummate the Merger are conditioned upon, among other things, the receipt of an opinion of Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, dated the Closing Date, to the effect that the Merger will qualify as a tax-free reorganization as defined in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). While HUBCO and IBSF each has the contractual right to waive this condition to closing, neither will do so. In connection with the Registration Statement of which this Proxy Statement is a part, counsel to HUBCO has delivered its opinion to the effect that the Merger will qualify as a tax-free reorganization as defined in Section 368 of the Code.

         Accounting Treatment of the Merger

         The Merger is expected to be accounted for as a pooling of interests for financial reporting purposes, and each party's obligation to consummate the Merger is conditioned upon HUBCO's receipt of assurances from Arthur Andersen, LLP, HUBCO's independent accountants that the Merger will be so treated. Under the pooling-of-interests method of accounting, IBSF's historical basis of assets, liabilities and stockholders' equity will be retained by HUBCO as the surviving entity, and the combined entity's consolidated financial statements will be restated retroactively to reflect the combined financial condition, results of operations and cash flows as if HUBCO and IBSF had been combined for all periods presented.

         Required Regulatory Approvals

         Consummation of the Merger is subject to prior receipt of approval of the Merger by FDIC and the New Jersey Department of Banking (the "NJDOB"). Applications for FDIC and NJDOB approval have been filed, and HUBCO and IBSF anticipate receiving such approvals. However, there can be no assurance that the approvals will be granted, that they will be granted on a timely basis, or that they will be granted without conditions unacceptable to HUBCO or IBSF.

         Conditions to the Merger

         There are a number of conditions to completion of the Merger, including receipt of bank regulatory approval; approval of the Merger Agreement by the IBSF shareholders; an opinion of Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, that the Merger will result in a tax-free reorganization; assurances to HUBCO from its independent accountants that the Merger will be accounted for as a pooling of interests; and certain other conditions usual and customary in transactions similar to the Merger.

         Exchange of Certificates

         Promptly after the Effective Time, the Exchange Agent for HUBCO will send IBSF shareholders letters of transmittal and instructions for exchanging their stock certificates for certificates representing HUBCO Common Stock. Holders of IBSF Common Stock should not send in their stock certificates until they receive instructions from the Exchange Agent.

         Fairness Opinion

         Ryan, Beck & Co., Inc. ("Ryan, Beck") has rendered its oral opinion to the IBSF Board of Directors on March 31, 1998, subsequently confirmed by a formal written opinion dated as of the same date, and rendered an additional formal written updated opinion dated _____________, 1998 (the "Opinion"), that, as of the respective dates of such opinions and subject to the assumptions set forth therein, the Exchange Ratio is fair to the holders of IBSF Common Stock from a financial point of view. For information concerning the matters reviewed, assumptions made and factors considered by Ryan, Beck, see "THE PROPOSED MERGER -- Opinion of Financial Advisor" and Appendix C to this Proxy Statement, which sets forth a copy of Ryan, Beck's written fairness opinion dated , 1998. Holders of IBSF Common Stock are urged to, and should, read such opinion in its entirety.

         No Solicitation by IBSF of Alternative Transactions

         Pursuant to the Merger Agreement, IBSF has agreed that it will not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person other than HUBCO concerning any merger or similar acquisition transactions involving IBSF or the Association (an "Acquisition Transaction"), except that IBSF may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of IBSF, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such action should be so taken. This restriction, along with the Stock Option Agreement described in the following paragraph, may be considered a deterrent to other potential acquisitions of control of IBSF.

         Stock Option to HUBCO for IBSF Shares

         HUBCO and IBSF entered into a Stock Option Agreement dated as of March 31, 1998 (the "Stock Option Agreement") in connection with the negotiation by HUBCO and IBSF of the Merger Agreement. Pursuant to the Stock Option Agreement, IBSF has granted to HUBCO an option (the "Option"), exercisable only under certain limited and specifically defined circumstances (none of which has occurred as of the date hereof), to purchase up to 2,700,000 authorized but unissued shares of IBSF Common Stock, representing upon issuance approximately [19.9%] of the shares of IBSF Common Stock, for an exercise price of $18.00 per share. HUBCO does not have any voting rights with respect to the shares of IBSF Common Stock subject to the Option prior to exercise of the Option. Acquisitions of IBSF Common Stock pursuant to exercise of the option would be subject to prior regulatory approval under certain circumstances.

         The Stock Option Agreement is attached to this Proxy Statement as Appendix B hereto. If certain specifically enumerated "Triggering Events" occur and the Merger is not consummated, HUBCO would recognize a gain on the sale of the shares of IBSF Common Stock received pursuant to the exercise of the Option if such shares of IBSF Common Stock were sold at prices exceeding $18.00 per share. The ability of HUBCO to exercise the Option and to cause up to an additional 2,700,000 shares of IBSF Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of IBSF, even if such potential acquiror were prepared to pay a higher price per share for IBSF Common Stock, as it is likely to increase the cost of an acquisition of all of the shares of IBSF Common Stock which would then be outstanding. The exercise of the option by HUBCO may also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror.

         Interests of Certain Persons in the Merger

         The Merger Agreement provides that Joseph M. Ochman, Sr., the Chairman, President and Chief Executive Officer of IBSF, will be appointed as a director of the Surviving Bank and Chairman of the Southern New Jersey Advisory Council of the Surviving Bank at the Closing. The Merger Agreement also provides that Mr. Ochman will receive a consulting contract for services to be rendered during a transitional period. HUBCO also agreed to honor existing written employment and severance agreements with officers and employees of IBSF and the Association. Accordingly, the Excess Benefit Plan will be honored and pursuant thereto, Mr. Ochman will receive monthly cash severance payments together with other continuing benefits.

         Certain employees of IBSF or the Association (including two executive officers other than Mr. Ochman) will receive "retention" bonuses in the event the employee remains an employee of IBSF or the Association through the Effective Time (or the subsequent systems conversion in certain cases). The retention bonuses will not exceed an aggregate of $150,000.

         All unvested stock options and restricted stock awards held by the directors, officers and employees of IBSF and the Association (including Mr. Ochman) will accelerate and become fully vested as of the Effective Time. Such stock options will be converted into stock options to purchase HUBCO Common Stock and the holders of the restricted stock awards that accelerate will receive HUBCO Common Stock based upon the Exchange Ratio.

         HUBCO has agreed to indemnify the directors, officers, employees and agents of IBSF for a period of six years after the Effective Time to the fullest extent which IBSF would have been permitted to do so and to provide liability insurance to IBSF's officers and directors for a period of six years after the Effective Time.

         For further details regarding the foregoing, see "THE PROPOSED MERGER - Interests of Certain Persons in the Merger."

         Differences in Shareholders' Rights

         Each of IBSF andHUBCO is a business corporation incorporated under the New Jersey Business Corporation Act (the "NJBCA"). The rights of IBSF shareholders are currently governed by the NJBCA and IBSF's certificate of incorporation and bylaws. At the Effective Time, each IBSF shareholder will become a shareholder of HUBCO. The rights of HUBCO shareholders are governed by the NJBCA and HUBCO's certificate of incorporation and by-laws.

         No Dissenters' Rights

         Under the NJBCA, holders of IBSF Common Stock are not entitled to dissenters' rights of appraisal in connection with the Merger.

         Selected Consolidated Financial Data

         The following tables set forth selected historical consolidated financial information (audited and unaudited) for both HUBCO and IBSF for the periods indicated. The financial information for HUBCO has been restated to include the effects of the merger with The Bank of Southington ("TBOS") which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. HUBCO's financial information does not take into account HUBCO's pending acquisitions of DFC, IBSF, the Branch Purchase or HUBCO's recently completed acquisitions of MSB Bancorp, Inc. ("MSB") and PFC. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments." None of these acquisitions had closed as of March 31, 1998 and none are sufficiently material to HUBCO under SEC rules to require inclusion in this Proxy Statement-Prospectus of financial statements regarding such acquisitions. The tables have been derived from, and should be read in conjunction with, the historical financial statements of HUBCO and IBSF, including the related notes thereto, delivered with or incorporated by reference in this Proxy Statement-Prospectus.
See "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE."

                  SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO

                                                              At or for the Year Ended December 31,
                                             -------------------------------------------------------------------------
                                                  1997          1996           1995          1994           1993
                                               -----------    ----------    -----------    ----------    -----------
                                                       (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                                   228,438   $   213,509    $   212,258   $   178,052    $   155,745
Interest expense                                   81,461        76,171         73,385        55,184         53,070
                                             -------------  ------------   ------------  ------------   ------------
Net interest income                               146,977       137,338        138,873       122,868        102,675
Provision for possible loan losses                  8,530        12,520         10,274        10,069         32,519
                                             -------------  ------------   ------------  ------------   ------------

Net interest income after
    provision for possible loan losses            138,447       124,818        128,599       112,799         70,156
Other income                                       41,686        30,811         28,677        23,027         24,868
Other expenses                                     98,944       120,746        106,584        98,883        100,006
                                             -------------  ------------   ------------  ------------
                                                                                                        ------------
Income (loss) before income taxes                  81,189        34,883         50,692        36,943         (4,982 )
Income tax provision                               31,512        12,248         15,084        12,831            521
                                             =============  ============   ============  ============   ============
Net income (loss)                                  49,677   $    22,635    $    35,608   $    24,112    $    (5,503 )
                                             =============  ============   ============  ============   ============

Share Data:
Weighted average common shares outstanding (in thousands):
     Basic                                         22,919        23,247         22,857        21,083         17,401
     Diluted                                       24,206        25,048         24,935        23,729         19,981
Basic earnings (loss) per share                      2.14   $      0.94    $      1.52   $      1.12    $     (0.32 )
Diluted earnings (loss) per share                    2.05          0.90           1.43          1.02          (0.28 )
Cash dividend per common share                       0.75          0.66           0.56          0.34          (0.29 )

Balance Sheet Summary:
Securities held to maturity                       227,570   $   280,914    $   294,057   $   715,796    $   601,246
Securities available for sale                     578,658       690,157        528,651       232,424        196,473
Loans                                           1,857,677     1,965,184      1,726,316     1,642,465      1,372,060
Total assets                                    3,174,254     3,242,938      2,890,478     2,872,350      2,417,206
Deposits                                        2,431,114     2,708,371      2,547,677     2,507,642      2,190,291
Stockholders' equity                              196,733       216,635        226,253       195,772        125,858

Performance Ratios:
Return on average assets                             1.60 %        0.77 %         1.26 %        0.91 %        -0.23 %
Return on average equity                            23.25 %       10.49 %        17.07 %       15.41 %        -4.31 %
Dividend payout                                     35.05 %       70.21 %        36.84 %       30.36 %           --
Average equity to average assets                     6.90 %        7.29 %         7.39 %        5.88 %         5.42 %
Net interest margin                                  5.22 %        5.07 %         5.37 %        5.05 %         4.75 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                           2.11 %        1.87 %         1.84 %        1.96 %         2.54 %
Allowance for possible loan losses
     to non-performing loans                          111 %         107 %          114 %          75 %           45 %
Non-performing loans to
     total loans                                     1.89 %        1.74 %         1.62 %        2.61 %         5.65 %
Non-performing assets to total
     loans, plus other real estate                   2.09 %        2.04 %         2.28 %        3.57 %         7.20 %
Net charge-offs to average loans                     0.46 %        0.68 %         0.65 %        1.28 %         1.79 %



                                                  Three Months Ended
                                                       March 31,
                                             ------------------------------
                                                  1998          1997
                                               -----------    ----------
                                  (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                              $     53,729   $    56,830
Interest expense                                   18,712        20,935
                                             -------------  ------------
Net interest income                                35,017        35,895
Provision for possible loan losses                  1,939         1,734
                                             -------------  ------------

Net interest income after
    provision for possible loan losses             33,078        34,161
Other income                                       10,948         8,895
Other expenses                                     27,404        24,232
                                             -------------  ------------
Income before income taxes                         16,622        18,824
Income tax provision                                5,652         7,156
                                             =============  ============
Net income                                   $     10,970   $    11,668
                                             =============  ============

Share Data:
Weighted average common shares outstanding:
     Basic                                         22,644        23,024
     Diluted                                       22,952        24,767
Basic earnings per share                      $      0.48   $      0.50
Diluted earnings per share                    $      0.48   $      0.47
Cash dividend per common share                $      0.20   $      0.18

Balance Sheet Summary:
Securities held to maturity                   $   228,992   $   250,868
Securities available for sale                     635,537       715,891
Loans                                           1,836,360     1,930,736
Total assets                                    3,050,967     3,196,884
Deposits                                        2,448,016     2,557,806
Stockholders' equity                              200,269       217,192

Performance Ratios:
Return on average assets                             1.51 %        1.47 %
Return on average equity                            22.80 %       21.31 %
Dividend payout                                     41.67 %       36.80 %
Average equity to average assets                     6.62 %        6.88 %
Net interest margin                                  5.28 %        4.96 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                           2.20 %        1.92 %
Allowance for possible loan losses
     to non-performing loans                          107 %         117 %
Non-performing loans to
     total loans                                     2.05 %        1.65 %
Non-performing assets to total
     loans, plus other real estate                   2.23 %        1.92 %
Net charge-offs to average loans                     0.15 %        0.06 %


                  SELECTED CONSOLIDATED FINANCIAL DATA OF IBSF


                                                             At or for the Year Ended September 30,
                                           ---------------------------------------------------------------------------
                                                1997           1996           1995          1994           1993
                                                ----           ----           ----          ----           ----
                                                      (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                             $    51,703    $     52,152   $    51,692    $     41,525   $    47,458
Interest expense                                 29,080          27,419        25,024          25,674        28,093
                                            ------------   -------------  ------------   -------------  ------------
Net interest income                              22,623          24,733        26,668          15,851        19,365
Provision for possible loan losses                   40              30            30             180           431
                                            ------------   -------------  ------------   -------------  ------------
Net interest income after
    provision for possible loan losses           22,583          24,703        26,638          15,671        18,934
Other income                                        685             687           663             901         1,663
Other expenses                                   14,321          14,231        12,215           9,015         8,738
Special SAIF assessment                              --           3,700            --              --            --
                                            ------------   -------------  ------------   -------------  ------------
Income before income taxes                        8,947           7,459        15,086           7,557        11,859
Income tax provision                              3,141           2,922         5,166           2,594         3,807
                                            ============   =============  ============   =============  ============
Net income                                  $     5,806    $      4,537   $     9,920    $      4,963   $     8,052
                                            ============   =============  ============   =============  ============

Share Data:
Weighted average common shares outstanding:
     Basic                                       10,114          11,621        13,074             N/A           N/A
     Diluted                                     10,999          12,497        13,536             N/A           N/A
Basic earnings per share                     $     0.57    $       0.39   $      0.74             N/A           N/A
Diluted earnings per share                         0.53            0.36          0.72             N/A           N/A
Cash dividend per common share                     0.54            0.20          0.12             N/A           N/A

Balance Sheet Summary:
Securities held to maturity                  $  354,728    $    311,979   $   553,098    $    472,386   $   372,815
Securities available for sale                   136,430         215,331            --              --            --
Loans                                           210,008         185,031       141,781         140,618       157,030
Total assets                                    734,751         742,051       726,536         663,866       665,933
Deposits                                        567,375         571,366       564,910         603,080       609,805
Stockholders' equity                            128,019         144,284       158,049          57,594        52,631

Performance Ratios:
Return on average assets                           0.78 %          0.61 %        1.36 %          0.74 %        1.21 %
Return on average equity                           4.44 %          2.98 %        6.37 %          8.98 %       16.33 %
Dividend payout                                   90.80 %         51.07 %       17.06 %           N/A           N/A
Average equity to average assets                  17.61 %         20.53 %       21.18 %          8.24 %        7.43 %
Net interest margin                                3.14 %          3.44 %        3.77 %          2.43 %        2.98 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                         0.51 %          0.55 %        0.70 %          0.38 %        1.06 %
Allowance for possible loan losses
     to non-performing loans                     130.07 %        123.80 %      149.91 %         52.71 %       30.51 %
Non-performing loans to
     total loans                                   0.39 %          0.45 %        0.47 %          3.03 %        3.49 %
Non-performing assets to total
     loans plus other real estate owned            0.46 %          0.45 %        0.47 %          3.60 %        3.49 %
Net charge-offs to average loans                     --              --            --            0.89 %          --



                                                            At or for the Six Months Ended March 31,
                                           ---------------------------------------------------------------------------
                                                               1998                         1997
                                                      (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                                            $     25,590                  $     25,896
Interest expense                                                 14,521                        14,515
                                                           -------------                 -------------
Net interest income                                              11,069                        11,381
Provision for possible loan losses                                   20                            20
                                                           -------------                 -------------
Net interest income after
    provision for possible loan losses                           11,049                        11,361
Other income                                                        511                           310
Other expenses                                                    6,951                         7,212
                                                           -------------                 -------------
Income before income taxes                                        4,609                         4,459
Income tax provision                                              1,496                         1,547
                                                           =============                 =============
Net income                                                 $      3,113                  $      2,912
                                                           =============                 =============

Share Data:
Weighted average common shares outstanding:
Basic                                                             9,971                        10,288
Diluted                                                          10,854                        11,145
Basic earnings per share                                   $       0.31                  $       0.28
Diluted earnings per share                                         0.29                          0.26
Cash dividends per common share                                    0.20                          0.36

Balance Sheet Summary:
Securities held to maturity                                $    371,462                  $    330,556
Securities available for sale                                   111,343                       174,760
Loans                                                           228,095                       198,670
Total assets                                                    752,115                       740,027
Deposits                                                        575,181                       570,744
Stockholders' equity                                            130,517                       126,057

Performance Ratios:
Return on average assets                                           0.85 %                        0.78 %
Return on average equity                                           4.81 %                        4.37 %
Dividend payout                                                   62.60 %                      120.61 %
Average equity to average assets                                  17.64 %                       17.69 %
Net interest margin                                                3.09 %                        3.13 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                                         0.48 %                        0.53 %
Allowance for possible loan losses
     to non-performing loans                                     156.87 %                       94.57 %
Non-performing loans to
     total loans                                                   0.30 %                        0.56 %
Non-performing assets to total
     loans plus other real estate owned                            0.30 %                        0.56 %
Net charge-offs to average loans                                     --                            --


                        MARKET PRICE AND DIVIDEND MATTERS

Market Price and Dividend History

HUBCO Common Stock is quoted on The Nasdaq Stock Market (formerly known as the "Nasdaq National Market System") under the symbol "HUBC", and IBSF Common Stock is quoted on The Nasdaq Stock Market under the symbol "IBSF". The following tables set forth, for the periods indicated, the high and low closing prices per share of HUBCO Common Stock and IBSF Common Stock on The Nasdaq Stock Market, in each case as reported the following business day in The Wall Street Journal, and quarterly dividends per share.

              All stock prices shown in the tables below have been rounded to the nearest cent. HUBCO's stock prices and dividends shown in the tables below have been adjusted for a HUBCO stock dividend paid on December 1, 1997 to shareholders of record at the close of business on November 13, 1997 (the "1997 HUBCO Stock Dividend") and a HUBCO stock dividend paid on November 15, 1996 to shareholders of record at the close of business on November 4, 1996 (the "1996 HUBCO Stock Dividend"). IBSF's stock prices and dividends shown in the tables below have been adjusted for a 15% IBSF stock dividend paid on May 6, 1997 to shareholders of record at the close of business on April 21, 1997 (the "1997 IBSF Stock Dividend") and a 10% IBSF stock dividend paid on March 15, 1996 to shareholders of record at the close of business on February 22, 1996 (the "1996 IBSF Stock Dividend") (collectively, the 1997 HUBCO Stock Dividend, the 1996 HUBCO Stock Dividend, the 1997 IBSF Stock Dividend and the 1996 IBSF Stock Dividend are hereinafter referred to as the "Prior Stock Dividends").


                                   Market                  Market           Equivalent Pro Forma
                              Price Per Share         Price Per Share      Market Price Per Share
                                  of HUBCO                of IBSF          of IBSF Common Stock(1)
                                Common Stock            Common Stock
                              High        Low         High        Low         High         Low
    Calendar 1996:
    First Quarter........   $ 21.33     $ 18.32     $ 12.94     $ 11.57     $ 11.39      $ 9.78
    Second Quarter.......     20.50       17.32       12.61       10.87       10.95         9.25
    Third Quarter........     20.39       18.61       13.16       10.98       10.89         9.94
    Fourth Quarter.......     24.15       19.56       14.24       12.93       12.90        10.45

    Calendar 1997:
    First Quarter........   $ 25.85     $ 21.84     $ 15.76     $ 13.26     $ 13.80      $ 11.66
    Second Quarter.......     28.52       21.12       18.13       14.25       15.23        11.28
    Third Quarter........     32.04       26.94       19.00       15.38       17.11        14.39
    Fourth Quarter.........   39.13       30.94       18.38       15.00       20.90        16.52

    Calendar 1998:
    First Quarter......... $ 39.00     $ 33.25     $ 21.25     $ 15.50     $ 20.83     $ 17.76
    Second Quarter
    (through __/__/98).... $           $


-------------
              (1) Equivalent pro forma market price per share of IBSF Common Stock represents the high and low closing prices per share of HUBCO Common Stock, multiplied by the 0.534 Exchange Ratio. The Exchange Ratio is subject to customary anti-dilution adjustments specified in the Merger Agreement.

                                    HUBCO                 IBSF         Equivalent Pro Forma
                                 Common Stock         Common Stock      Dividends Per Share
                                  Dividends            Dividends       of IBSF Common Stock
                                  Per Share            Per Share                (1)
Calendar 1996:
First Quarter..............        $ 0.160              $ 0.052              $ 0.085
Second Quarter.............          0.160                0.052                0.085
Third Quarter..............          0.160                0.052                0.085
Fourth Quarter.............          0.184                0.287                0.098

Calendar 1997:
First Quarter..............          0.184                0.070                0.098
Second Quarter.............          0.184                0.080                0.098
Third Quarter..............          0.184                0.100                0.098
Fourth Quarter ............          0.200                0.100                0.107

Calendar 1998:
First Quarter..............          0.200                0.100                0.107
Second Quarter
(through  /__/98)..........          0.200                0.100                0.107


----------------------

(1) Equivalent pro forma cash dividends per share of IBSF Common Stock represents HUBCO's historical dividend rates per share, multiplied by the 0.534 Exchange Ratio, rounded to the nearest tenth of a cent. The current annualized dividend rate per share of HUBCO Common Stock, based upon the four most recently declared quarterly dividend rates of $.184 per share of HUBCO Common Stock payable on September 1, 1997 and $.20 payable on December 1, 1997, March 2, 1998 and June 1, 1998 would be $0.784. On an equivalent pro forma basis, such current annualized HUBCO dividend per share of IBSF Common Stock would be $0.419, based on the
         0.534 Exchange Ratio, rounded to the nearest tenth of a cent. See "MARKET PRICE AND DIVIDEND MATTERS - Limitations on Dividends Under The Merger Agreement." No assurance can be given as to future HUBCO dividend rates. Future HUBCO dividends are dependent upon the earnings and financial condition of HUBCO, as well as government regulations and policies and other factors.

         The following table presents for (i) March 30, 1998, the last full trading day before public announcement of the signing of the Merger Agreement, and (ii) the most recent full trading day prior to the printing of this Proxy Statement, the reported closing price per share of HUBCO Common Stock and of IBSF Common Stock on The Nasdaq Stock Market and the equivalent price per share of IBSF Common Stock computed by multiplying the closing price of HUBCO Common Stock on each of the dates specified by the 0.534 Exchange Ratio.



                                                                         Equivalent Price Per
                                     HUBCO                 IBSF          Share of IBSF Common
                                  Common Stock         Common Stock              Stock
 March 30, 1998.............         $38.81               $20.00                $20.73
 ____________, 1998.........



         IBSF shareholders are not assured of receiving any specific market value of HUBCO Common Stock. The price of HUBCO Common Stock at the Effective Time may be higher or lower than the Median Pre-Closing Price, and may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement-Prospectus or at the time of the Meeting. IBSF SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE HUBCO COMMON STOCK AND THE IBSF COMMON STOCK.

Limitations on Dividends Under the Merger Agreement

         The Merger Agreement prohibits IBSF from declaring, setting aside or paying any dividend or other distribution on its capital stock, except that IBSF may pay dividends on the IBSF Common Stock in a quarterly amount equal to $0.10 per share.

Dividend Limitations on HUBCO

         The holders of HUBCO Common Stock are entitled to receive dividends when and if declared by HUBCO's Board of Directors out of funds legally available therefor. HUBCO has paid regular cash dividends on its common stock since its inception in 1982. The HUBCO Series B Convertible Preferred Stock (the "HUBCO Series B Preferred Stock") also is entitled to receive dividends when and if declared by HUBCO's Board of Directors out of funds legally available therefor. HUBCO has no obligation to pay dividends on the HUBCO Series B
Preferred Stock regardless of any dividends which may be paid on the HUBCO Common Stock. The primary source for HUBCO's dividends is dividends from HUBCO's banking subsidiaries to HUBCO, the payment of which is regulated. Under the New Jersey Banking Act of 1948, as amended (the "NJBA"), HUB may pay dividends only out of retained earnings, and only out of surplus to the extent that surplus exceeds 50% of stated capital. Under the Banking Law of Connecticut (the "CBL"), Lafayette may pay dividends only from its net profits, and the total of all dividends in any calendar year may not (unless specifically approved by the Commissioner of the Connecticut Department of Banking) exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. The FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by a bank to its sole shareholder constitutes an unsafe or unsound practice. Under the Office of the Thrift Supervision Regulations (the "OTSR") , BTH may pay dividends up to an amount equal to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or up to an amount equal to 75% of its net income over the most recent four-quarter period, provided in each case that if immediately after giving effect to such proposed dividend (on a pro forma basis), BTH's capital is equal to or greater than the amount of its regulatory capital requirement.


                    PRO FORMA CONDENSED FINANCIAL INFORMATION

         The following tables present certain pro forma unaudited combined condensed financial information from the pro forma unaudited combined condensed statements of income for the three month period ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995, and the pro forma unaudited combined condensed balance sheet at March 31, 1998. The HUBCO and IBSF pro forma combined financial information gives effect to HUBCO's proposed acquisition of IBSF in a transaction accounted for as a pooling of interests, as if such transaction had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on March 31, 1998. HUBCO's fiscal year ends December 31 and IBSF's fiscal year ends September 30, 1997, 1996 and 1995, respectively. In the following table, financial data for the fiscal years ended December 31, 1997, 1996 and 1995 include IBSF financial data for the 12 months ended September 30 and information regarding HUBCO is presented consistent with the fiscal year of HUBCO ended December 31. The information for the three months ended March 31, 1998 is based on the respective historical unaudited financial statements of HUBCO and IBSF. The financial information for HUBCO has been restated to include the effects of the merger with TBOS which was consummated on January 12, 1998 and accounted for as a pooling of interests. The pro forma information is based on the historical financial statements of HUBCO and IBSF, certain of which are incorporated by reference herein. The pro forma financial information assumes an Exchange Ratio of 0.534 shares of HUBCO Common Stock for each share of IBSF Common Stock outstanding.

         The summary unaudited pro forma financial information should be read in conjunction with the pro forma financial information and the related notes thereto presented elsewhere in this Proxy Statement and the consolidated financial statements and related notes incorporated by reference in this Proxy Statement. Anticipated cost savings net of expected Merger-related expenses and restructuring charges are not expected to be material and, therefore, the pro forma financial data does not give effect to these items, nor does it take into account HUBCO's pending acquisitions of CFHC, DFS, the Branch Purchase or HUBCO's recently completed acquisitions of MSB and PFC. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments." None of these acquisitions had closed as of March 31, 1998 and none are sufficiently material to HUBCO under SEC rules to require inclusion in this Proxy Statement-Prospectus of financial statements or pro forma presentation regarding such acquisitions. The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.

          Pro Forma Unaudited Combined Condensed Financial Information
                    (In thousands, except for per share data)

                                                                  For the
                                                                Three Months
                                                                 March 31,           For the Years Ended December 31,
                                                                -------------   --------------------------------------------
Results of Operations:                                              1998            1997           1996           1995
                                                                -------------   -------------  -------------  --------------
Net interest income before provision for loan losses........    $   40,590      $  169,600     $  162,071      $  165,541
Provision for loan losses...................................         1,949           8,570         12,550          10,304
Net interest income after provision for loan losses                 38,641         161,030        149,521         155,237
Income before income taxes..................................        18,952          90,136         42,342          65,778
Net income..................................................        12,543          55,483         27,172          45,528
Earnings per share
  Basic.....................................................          0.44            1.91           0.91            1.53
  Diluted...................................................          0.43            1.82           0.87            1.46

                                                                    As of
                                                                   March 31,
Balance Sheet:                                                       1998
                                                                ---------------

Total assets................................................    $  3,803,081
Total deposits..............................................       3,023,197
Total stockholders' equity..................................         330,786
Book value per common share.................................           11.60


                       ACTUAL AND PRO FORMA PER SHARE DATA


         The following table sets forth per share data relating to dividends, net income and book value of HUBCO Common Stock and IBSF Common Stock, both on an actual (historical) basis and on a pro forma combined basis, as adjusted for the Prior Stock Dividends. The actual per share data has been derived from the consolidated financial statements of HUBCO and IBSF, respectively, incorporated by reference herein. The financial information for HUBCO has been restated to include the effects of the merger with TBOS which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. See "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE."

         The pro forma unaudited book value per share data at March 31, 1998 and at December 31, 1997 and the pro forma unaudited net income per share data for the three month period ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995 have been derived from the pro forma unaudited combined condensed financial statements of HUBCO and IBSF, giving effect to HUBCO's acquisition of IBSF accounted for as a pooling of interests. In the following table, financial data for the fiscal years ended December 31, 1997, 1996 and 1995 include IBSF financial data for the 12 months ended September 30, 1997, 1996, and 1995, respectively, and information regarding HUBCO is presented consistent with the fiscal year of HUBCO ended December 31, 1997, 1996 and 1995. The information for the three months ended March 31, 1998 is based on the respective historical unaudited financial statements of HUBCO and IBSF. Pro forma unaudited per share amounts have been determined based on the assumptions set forth in the pro forma combined condensed unaudited financial statements presented elsewhere herein. See "PRO FORMA FINANCIAL INFORMATION."

         The actual, pro forma and pro forma equivalent per share data included in the table below should be read in conjunction with the financial statements of HUBCO and IBSF incorporated by reference herein and the pro forma combined condensed financial statements of HUBCO and IBSF presented elsewhere herein. See "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION." Anticipated cost savings net of expected Merger-related expenses and restructuring charges are not expected to be material and, therefore, the pro forma financial data does not give effect to these items, nor does it take into account HUBCO's pending acquisitions of CFHC or DFC, or the Branch Purchase or HUBCO's recently completed acquisitions of MSB and PFC. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments." None of these acquisitions had closed as of March 31, 1998 and none are sufficiently material to HUBCO under SEC rules to require inclusion in this Proxy Statement-Prospectus of financial statements or pro forma presentation regarding such acquisitions. The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.


                                                                 For the
                                                               Three Months
                                                                 March 31,            For the Years Ended December 31,
                                                                -------------   ----------------------------------------------
                                                                    1998            1997           1996            1995
                                                                -------------   -------------  -------------  ----------------
CASH DIVIDENDS DECLARED
PER COMMON SHARE (1):
    HUBCO - Actual                                              $     0.20      $     0.75     $     0.66      $        0.56
    IBSF - Actual                                                     0.10            0.54           0.20               0.12
    IBSF, Pro forma equivalent: (2)                                   0.11            0.40           0.35               0.30

NET INCOME PER COMMON SHARE:
    HUBCO - Actual
       Basic                                                    $     0.48      $     2.14     $     0.94      $        1.52
       Diluted                                                        0.48            2.05           0.90               1.43
    IBSF - Actual
       Basic                                                          0.15            0.57           0.39               0.74
       Diluted                                                        0.15            0.53           0.36               0.72
Pro Forma:
    Pro forma per share of HUBCO Common Stock
       Basic                                                    $     0.44      $     1.91     $     0.91      $        1.55
       Diluted                                                        0.43            1.82           0.87               1.46
  IBSF, Pro forma equivalent:
       Basic                                                          0.23            1.02           0.49               0.82
       Diluted                                                        0.23            0.97           0.46               0.78


                                                                     As of              As of
                                                                   March 31,         December 31,
                                                                     1998                1997
                                                                 --------------     ---------------
BOOK VALUE PER COMMON SHARE:
   HUBCO - Actual                                                $        8.83      $         8.68
   IBSF - Actual                                                         11.91               11.69
       Actual Total                                                      20.74               20.37
   Pro forma per share of HUBCO                                          11.60               11.38
   IBSF, Pro forma equivalent                                             6.19                6.08


----------------------

(1) For information regarding HUBCO's and IBSF's dividends, and the market price of HUBCO and IBSF Common Stock, see "MARKET PRICE AND DIVIDEND MATTERS."

(2) Equivalent pro forma cash dividends per share of IBSF Common Stock represents HUBCO historical dividend rates per share, multiplied by the Exchange Ratio, rounded to the nearest tenth of a cent. The current annualized dividend rate per share of HUBCO Common Stock, based upon the four most recently declared quarterly dividend rates of $.184 per share of HUBCO Common Stock payable on September 1, 1997 and $.20 payable on December 1, 1997, March 2, 1998 and June 1, 1998, would be $0.784. On an equivalent pro forma basis, such current annualized HUBCO dividend per share of IBSF Common Stock would be $0.419, based on the
         0.534 Exchange Ratio, rounded to the nearest tenth of a cent. See "MARKET PRICE AND DIVIDEND MATTERS - Limitations on Dividends Under The Merger Agreement." No assurance can be given as to future HUBCO dividend rates. Future HUBCO dividends are dependent upon the earnings and financial condition of HUBCO, as well as government regulations and policies and other factors.

                                  INTRODUCTION

         This Proxy Statement solicits, on behalf of the Board of Directors of IBS Financial Corp. ("IBSF"), approval by the holders of shares of common stock of IBSF, $.01 par value per share ("IBSF Common Stock"), of the Agreement and Plan of Merger, dated as of March 31, 1998 (the "Merger Agreement") among HUBCO, Inc. ("HUBCO"), HUBCO's New Jersey bank subsidiary, Hudson United Bank ("HUB"), IBSF and IBSF's principal subsidiary, Inter-Boro Savings and Loan Association (the "Association"). Pursuant to the Merger Agreement, IBSF will be merged with and into HUBCO (the "Merger"), with HUBCO as the surviving corporation. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement. Approval of a motion to adjourn the meeting if there are not sufficient shares voted in favor of the Merger Agreement is also being solicited.

         Upon completion of the Merger, each share of IBSF Common Stock, other than Excluded Shares (as defined below), will be converted into 0.534 shares (the "Exchange Ratio") of common stock of HUBCO, no par value ("HUBCO Common Stock"). Cash will be paid in lieu of fractional shares. The Exchange Ratio is subject to adjustment in certain circumstances, as set forth in the Merger Agreement and more fully described in this Proxy Statement.

         IBSF has outstanding a number of options to purchase shares of IBSF Common Stock ("IBSF Options") which were granted to optionees ("Optionees") pursuant to the IBSF 1995 Stock Option Plan (the "IBSF Stock Option Plan") and the option grant agreements thereunder (the "Option Grant Agreements") . Pursuant to the Merger Agreement, HUBCO has agreed to honor the provisions of the IBSF Stock Option Plan and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of IBSF. Pursuant to the Merger Agreement, each Stock Option outstanding at the Effective Time (each a "Continuing Stock Option") will be converted into an option to purchase HUBCO Common Stock, wherein (i) the right to purchase shares of IBSF Common Stock pursuant to the Continuing Stock Option will be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock will be the previous option exercise price per share of the IBSF Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the option will be subject to the same terms and conditions as governed the Continuing Stock Option on which it was based, including the length of time within which the option may be exercised (which will not be extended except that the holder of a Stock Option who continues in the service of HUBCO or a subsidiary of HUBCO will not be deemed to have terminated service for purposes of determining the Continuing Stock Option exercise period). Shares of HUBCO Common Stock issuable upon exercise of Continuing Stock Options will be covered by an effective registration statement on Form S-8, and HUBCO has agreed to use its reasonable best efforts to file a registration statement on Form S-8 covering such shares as soon as possible after the Effective Time.

         All information and statements contained in, delivered with, or incorporated by reference in this Proxy Statement with respect to IBSF were supplied by IBSF, and all information and statements contained or incorporated by reference herein with respect to HUBCO were supplied by HUBCO.


                       CERTAIN INFORMATION REGARDING HUBCO

General

         HUBCO is a New Jersey corporation and registered bank holding company whose principal operating subsidiaries are HUB, a New Jersey-chartered commercial bank, Lafayette, a Connecticut-chartered commercial bank, and BTH, a federally-chartered savings bank. HUBCO's corporate headquarters is located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430 and its telephone number is
(201) 236-2600. HUB's corporate headquarters is located at 3100 Bergenline Avenue, Union City, New Jersey 07084. Lafayette's corporate headquarters is located at 1000 Lafayette Boulevard, Bridgeport, Connecticut 06604. BTH's corporate headquarters is located at 249 Main Mall, Poughkeepsie, New York 12601.


         HUB is a full-service commercial bank which primarily serves small and mid-sized businesses and consumers through 61 branches in Northern New Jersey. Lafayette is a full-service commercial bank which serves small-to-medium-sized business firms as well as individuals through 30 banking offices located mainly in Fairfield, Hartford, Middlesex and New Haven counties in Connecticut. BTH, which was recently acquired by HUBCO is a community saving bank serving the Mid-Hudson Valley area of New York through 32 branches in Dutchess, Orange, Putnam and Rockland Counties, as well as six residential loan origination offices in five New York counties and New Jersey. BTH is currently a federally-chartered savings bank and HUBCO anticipates converting BTH into a New York state-chartered commercial bank at some point in the future. As of March 31, 1998, (prior to its New York State acquisitions) HUBCO had consolidated assets of $3.05 billion, consolidated deposits of $2.45 billion and consolidated stockholders' equity of $200.3 million. Based on assets as of March 31, 1998, HUBCO was the [_______] largest commercial banking company headquartered in New Jersey.

         As of the date of this Proxy Statement-Prospectus, in addition to the Merger, HUBCO has pending the acquisitions of Dime Financial Corp. ("DFC"), and Community Financial Holding Corporation ("CFHC"), as well as the purchase of 23 branches of First Union National Bank located in New Jersey, New York and Connecticut with deposits of $330 million in the aggregate (the "Branch
Purchase"). DFC is the parent corporation of The Dime Savings Bank of Wallingford, Connecticut ("Dime"), a savings bank headquartered in Wallingford, Connecticut which had 11 branches and $1.01 billion in assets as of March 31, 1998. CFHC is the parent corporation of Community National Bank of New Jersey ("CNB"), a commercial bank headquartered in Westmont, New Jersey which had 8 branches and $159.4 million in assets as of March 31, 1998.

         HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. Assuming consummation of all other acquisitions pending as of the date of this Proxy Statement, HUBCO will have completed over 25 acquisitions since 1990, and HUBCO will have added over 140 branches and over $6 billion in assets through acquisitions this decade. HUBCO expects to continue its acquisition strategy. HUBCO is continually evaluating acquisition opportunities and frequently conducts discussions, certain financial analyses and due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of HUBCO's book value and net income per common share may occur in connection with any future transactions. From time to time, HUBCO may issue new equity or debt securities to fund its acquisition plans or for other purposes. For additional information, see "AVAILABLE INFORMATION"; "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION".

Recent Developments

         Dime Financial Corporation

         On March 31, 1998, HUBCO, Lafayette, DFC and DFC's wholly-owned subsidiary, Dime signed a definitive merger agreement to merge DFC into HUBCO and Dime into Lafayette (the "DFC Merger"). In the DFC Merger, DFC shareholders will receive HUBCO common stock with an indicated value of $38.25 per share based upon the median price of HUBCO common stock in a period immediately before regulatory approval (if the price of HUBCO stock during such period is between $36.42 and $41.13). A maximum exchange ratio of 1.05 shares of HUBCO Common Stock for each share of DFC common stock will apply if HUBCO's pre-approval price is below $36.43. A minimum exchange ratio of 0.93 shares will apply if HUBCO's pre-approval price is above $41.13. DFC is a bank holding company headquartered in Wallingford, Connecticut. At March 31, 1998, DFC had $1.01 billion in assets. DFC's net income for the three months ended March 31, 1998 and the twelve months ended December 31, 1997 was $2.6 million and $16.7 million, respectively. The DFC Merger is expected to close in the third quarter of 1998 and to be treated as a pooling of interests.

         Community Financial Holding Corporation

         On March 3, 1998, HUBCO, HUB, CFHC and CFHC's wholly-owned subsidiary, CNB signed a definitive merger agreement to merge CFHC into HUBCO and CNB into HUB (the "CFHC Merger") . Pursuant to the merger agreement, each share of CFHC common stock will be exchanged for 0.695 shares of HUBCO common stock, so long as the median closing price for HUBCO common stock during a pre-closing period is not below $29.00, unless HUBCO agrees to increase the exchange ratio to provide the value which would have been received based on a $29.00 HUBCO price. CFHC is a commercial bank holding company headquartered in Westmont, New Jersey. At March 31, 1998, CFHC had $159.4 million in assets. CFHC's net income for the three months ended March 31, 1998 and the twelve months ended December 31, 1997 was $166,000 and $630,000, respectively. The CFHC Merger is expected to close in the third quarter of 1998 and to be treated as a pooling of interests.

         Poughkeepsie Financial Corp.

         On April 24, 1998, HUBCO completed its acquisition of PFC and BTH by merging PFC into HUBCO (the "PFC Merger"). BTH became HUBCO's New York-based bank subsidiary. In the PFC Merger, each share of PFC common stock was converted into 0.300 shares of HUBCO Common Stock. At March 31, 1998, PFC had $848.8 million in assets. PFC's net loss for the three months ended March 31, 1998 was $771,000 and net income for the twelve months ended December 31, 1997 was $2.4 million. The PFC Merger was treated as a pooling of interests for accounting purposes.

         MSB Bancorp, Inc.

         On May 29, 1998 HUBCO completed its acquisition of MSB, a bank holding company headquartered in Goshen, New York, by merging MSB into HUBCO and MSB Bank into BTH, HUBCO's New York banking subsidiary (the "MSB Merger"). In the MSB Merger, each share of MSB Common Stock was converted into 1.0209 shares of HUBCO Common Stock. At March 31, 1998, MSB had $753.7 million in assets. MSB's net income for the three months ended March 31, 1998 and for the twelve months ended December 31, 1997 was $670,000 and $2.3 million, respectively. The MSB merger was treated as a pooling of interests for accounting purposes.

         Purchase of 23 branches from First Union National Bank

         On March 2, 1998, HUBCO signed a definitive agreement to purchase 23 branches of First Union National Bank located in New Jersey, New York and Connecticut with deposits of $330 million, in the aggregate as of March 31, 1998. The purchase is expected to close in the second quarter of 1998.

         Security National Bank & Trust Company of New Jersey

         On February 5, 1998 HUBCO completed its acquisition of Security National Bank & Trust Company of New Jersey ("SNB"), an $86 million asset bank and trust company headquartered in Newark, New Jersey by merging SNB into HUB. In the merger, shareholders of SNB received $34.00 in cash for each share of SNB Common Stock. Simultaneously with the merger of SNB into HUB, HUBCO acquired Fiduciary Investment Company of New Jersey ("FIC"), a closely held corporation which owned approximately 79.6% of the outstanding shares of SNB.

         The Bank of Southington

         On January 8, 1998 HUBCO completed its acquisition of The Bank of Southington, a state bank and trust company organized under Connecticut law and headquartered in Southington, Connecticut ("TBOS"), by merging TBOS into Lafayette. In the merger, each share of TBOS common stock was converted into
 .618 shares of HUBCO Common Stock. TBOS had $135 million in assets as of September 30, 1997. The TBOS merger was treated as a pooling of interests for accounting purposes.


                       CERTAIN INFORMATION REGARDING IBSF

        IBSF is a New Jersey corporation and the sole shareholder of the Association, which converted to the stock form of organization in October 1994. The only significant assets of IBSF are its investments in the capital stock of the Association, its loan to IBSF's employee stock ownership plan, and certain U.S. Government Agency securities and interest-bearing deposits. References herein to IBSF include the Association unless otherwise noted.

        The Association is a New Jersey chartered stock savings and loan association which conducts business from nine offices located in Camden, Burlington and Gloucester Counties, New Jersey. The Association's operations date back to 1890. The Association's deposits are insured by the SAIF of the FDIC to the maximum extent permitted by law.

        IBSF has traditionally offered a variety of savings products to its retail customers. IBSF invests its funds in U.S. Government, U.S. Government agency and mortgage-backed securities and other short-term investments and has concentrated its lending activities on real estate loans secured by single (i.e., "one-to-four") family residential properties. In fiscal 1996, IBSF also expanded its investment in commercial real estate loans. The commercial real estate loans originated are collateralized by small professional and medical office buildings, commercial retail establishments and religious organizations in IBSF's market area. In addition and to a lesser degree, construction loans are originated to construct primarily single-family residences. In the past, IBSF has also purchased whole residential mortgage loans and participation interests in commercial real estate projects located principally in New Jersey.

        During fiscal 1996, IBSF began emphasizing the origination of more commercial real estate loans in the local marketplace. In addition, the Company continued to reduce its liquid assets by reinvesting the proceeds of maturing investments into mortgage-backed securities generally with maturities of five and seven years. This was designed to increase IBSF's yield on its loan portfolio. During fiscal 1996, however, IBSF experienced heavy repayments of higher yielding residential loans and mortgage-backed securities that were reinvested in lower yielding loans and mortgage-backed securities. As a result, IBSF's net interest margin was pressured, decreasing to 3.44% for the year ended September 30, 1996 from 3.77% during fiscal 1995.

        During fiscal 1997, IBSF continued to emphasize the origination of single-family residential loans and commercial real estate loans. IBSF also continued to experience relatively heavy repayments of higher yielding residential loans and mortgage-backed securities that were reinvested in lower yielding loans and mortgage-backed securities. In addition, IBSF's net interest-earning assets declined by approximately $20 million, principally reflecting the shares of IBSF Common Stock repurchased during the fiscal year. This resulted in a decrease of 30 basis points in IBSF's net interest margin to 3.14% for the year ended September 30, 1997. The net interest margin for the six months ended March 31, 1998 was 3.09%.

        Financial highlights of IBSF include:

        o Profitability. Net income totaled $5.8 million, $4.5 million and $9.9 million for the fiscal years ended September 30, 1997, 1996, and 1995, respectively. Net income during fiscal 1996 was impacted by a one-time special assessment of $3.7 million ($2.4 million after tax) to recapitalize the SAIF. Net income was $3.1 million and $2.9 million for the six months ended March 31, 1998 and 1997, respectively.

        o Asset Quality. Management of IBSF believes that superior asset quality is the key to long-term financial strength. At March 31, 1998, single-family residential loans comprised 87.2% of the Association's total loan portfolio. As of that date, total non-performing loans and troubled debt restructurings constituted .30% of total loans, and total nonperforming assets and troubled debt restructurings were .09% of total assets.

        o Capital. IBSF currently exceeds all minimum regulatory capital requirements of the Office of Thrift Supervision ("OTS"). At March 31, 1998, it had tangible, core and risk-based capital ratios of 17.2%, 17.2% and 59.9%, respectively.

        o Retail Deposit Base. IBSF has nine offices located in Camden, Burlington and Gloucester Counties, New Jersey. It provides a full range of deposit products and other services to its customers through this branch network. At March 31, 1998, 24.8% of the Association's deposit base of $575.2 million consisted of core deposits, which include passbook, money market and NOW accounts.

         IBSF as a savings and loan holding company is subject to examination and regulation by the OTS and NJDOB. The Association is also subject to examination and comprehensive regulation by the NJDOB and by the OTS. The Association is also regulated by the FDIC, the administrator of the SAIF. The Association is subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("FRB") and is a member of the Federal Home Loan Bank ("FHLB") of New York, which is one of the 12 regional banks comprising the FHLB System.


                                   THE MEETING

Purpose of the Meeting

         The Meeting will be held on [Day of Week], July ___, 1998 at [Time], at [Location]. At the Meeting, the holders of IBSF Common Stock will consider and vote on the approval and adoption of the Merger Agreement, in the discretion of the Board of Directors of IBSF, approval of the Adjournment Proposal and any other matters as may properly be brought before the Meeting and at any adjournments or postponements thereof. This Proxy Statement is first being mailed to the holders of IBSF Common Stock on or about June ___, 1998 and is accompanied by a proxy card furnished in connection with the solicitation of proxies by the IBSF Board of Directors for use at the Meeting.

         The Board of Directors of IBSF has unanimously approved the Merger Agreement and recommends a vote "FOR" approval and adoption of the Merger Agreement and "FOR" the approval of the Adjournment Proposal.

Record Date; Voting Rights; Proxies

         The Board of Directors of IBSF has fixed the close of business on June 12, 1998 as the record date for determining the holders of IBSF Common Stock entitled to receive notice of and to vote at the Meeting (the "Record Date"). Only holders of record of IBSF Common Stock at the close of business on that date will be entitled to vote at the Meeting or at any adjournment or postponement thereof.

         At the close of business on the Record Date, there were _________ shares of IBSF Common Stock issued and outstanding and entitled to vote at the Meeting. Each share of IBSF Common Stock will be entitled to one vote upon each matter properly submitted at the Meeting or at any adjournment or postponement thereof.

         All properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated thereon, such shares will be voted "FOR" approval and adoption of the Merger Agreement and "FOR" the approval of the Adjournment Proposal. The Board of Directors of IBSF is not aware of any matters other than as described in the Notice of Special Meeting that are to come before the Meeting. If any other matter or matters are properly presented for action before the Meeting, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

         A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of IBSF, by delivering to IBSF a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, shareholders whose shares are not registered in their own names will need appropriate documentation from the holder of record of their shares to vote personally at the Meeting. In order to revoke a proxy, a shareholder must either file a written notice of revocation or duly executed proxy with: the IBSF Corporate Secretary, Chiara Eisennagel, IBS Financial Corp., 1909 E. Route 70, Cherry Hill, New Jersey 08003, telephone (609) 424-1000, or attend the meeting and vote in person as described above.

         Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting, who will determine whether or not a quorum is present.

         IBSF SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO IBSF SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

Solicitation of Proxies

         In addition to using the mails, the directors, officers and employees of IBSF may solicit proxies for the Meeting from shareholders personally, by telephone or by facsimile. These officers, directors and employees will not be specifically compensated for their services. IBSF will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies for the Meeting will be borne by IBSF.

Quorum

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of IBSF Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Abstentions are considered in determining the presence of a quorum.

Required Vote

         Each share of IBSF Common Stock will be entitled to one vote upon each matter properly submitted at the Meeting or at any adjournment or postponement thereof.

         The affirmative vote of a majority of the votes cast by the holders of outstanding shares of IBSF Common Stock entitled to vote at the Meeting is required in order to approve and adopt the Merger Agreement. The affirmative vote of the holders of a majority of votes cast affirmatively or negatively is required in order to approve and adopt the Adjournment Proposal. Abstentions will not be counted in determining the vote on the Merger Agreement and on the Adjournment Proposal. In addition, both proposals are considered "non-discretionary" for which brokers may not vote unless they receive instructions from the beneficial owner. Because all of the proposals at the Meeting are non-discretionary, there will be no "broker non-votes" at the Meeting.

         Record holders of IBSF Common Stock at the close of business on June 12, 1998 (the "Record Date") are entitled to vote at the Meeting. As of the Record Date, there were _________ outstanding shares of IBSF Common Stock held by approximately ___ holders of record. The directors of IBSF as a group have voting control over _______ of these shares (____%) and have agreed to vote them in favor of the Merger Agreement. In addition, HUBCO has voting control over ____ of these shares (___%) and the non-director executive officers of IBSF as a group have voting control over ____ of these shares (___%), all of which shares IBSF expects will be voted in favor of the Merger Agreement. HUBCO requested that the directors enter into this agreement in connection with HUBCO entering into the Merger Agreement.

         The obligations of IBSF and HUBCO to consummate the Merger Agreement are subject, among other things, to the condition that the Merger Agreement and the transactions contemplated thereby be approved by the requisite vote of the shareholders of IBSF. See "THE PROPOSED MERGER -- Conditions to the Merger."

         THE MATTERS TO BE CONSIDERED AT THE MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF IBSF. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO
COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.


                               THE PROPOSED MERGER

         A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement and is incorporated by reference herein. Descriptions of the Merger and the Merger Agreement are qualified in their entirety by reference to the Merger Agreement.

General Description; The Bank Merger

         The Merger Agreement provides that, at the Effective Time, IBSF will be merged into HUBCO, with HUBCO as the surviving entity (the "Surviving Entity"). The separate identity and existence of IBSF will cease upon consummation of the Merger, and all property, rights, powers and franchises of IBSF will vest in the Surviving Entity. Immediately following the Effective Time, the Association will be merged with and into HUB (the "Bank Merger"), with HUB as the surviving bank (the "Surviving Bank").

Closing Date; Effective Time

         A closing under the Merger Agreement (the "Closing") will occur on a date (the "Closing Date") to be determined by HUBCO and set forth in a notice (the "Closing Notice") to IBSF. The Closing Date specified by HUBCO must be at least five business days after the date of the Closing Notice, but no less than seven and no more than ten business days after the satisfaction or waiver of the conditions to consummation of the Merger (other than the delivery of documents to be delivered at the Closing). The Closing may also be set for another day mutually agreed to by HUBCO and IBSF. HUBCO and IBSF currently anticipate closing in the third quarter of 1998. Simultaneous with or immediately following the Closing, HUBCO and IBSF will file a Certificate of Merger with the Secretary of State of the State of New Jersey. The Merger will become effective at a date and time following the Closing which HUBCO and IBSF will specify in the Certificate of Merger (the "Effective Time"). If no Effective Time is specified in the Certificate of Merger, the Effective Time will be the time at which the Certificate of Merger is filed. HUBCO and IBSF currently anticipate that the Effective Time will be the close of business on the Closing Date. The exact Closing Date and Effective Time are dependent upon satisfaction of all conditions precedent, some of which are not under the control of HUBCO or IBSF.

Consideration


         At the Effective Time, each outstanding share of IBSF Common Stock (except for Excluded Shares) will be converted into the right to receive 0.534 shares (the "Exchange Ratio") of HUBCO Common Stock. "Excluded Shares" are those shares of IBSF Common Stock which are (i) held by IBSF as treasury shares, or
(ii) held by HUBCO or any of its subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted).

         The Exchange Ratio is subject to adjustment to take into account any stock split, stock dividend, reclassification, recapitalization, merger, combination or exchange or similar transaction by HUBCO with respect to the HUBCO Common Stock occurring subsequent to March 31, 1998. The Exchange Ratio may also be subject to adjustment in connection with provisions relating to the termination of the Merger Agreement described below under the caption "-- Termination Events".

Cash in Lieu of Fractional Shares; Median Pre-Closing Price; Determination Date

         No fractional shares of HUBCO Common Stock will be issued in exchange for any IBSF Common Stock or IBSF Options. Instead, holders of such IBSF Common Stock will receive cash equal to the fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock, without interest. All shares of HUBCO Common Stock to be issued to each holder of IBSF Common Stock will be aggregated to constitute as many whole shares as possible before determining such person's fractional share interest. The "Median Pre-Closing Price" will be determined by taking the price half-way between the closing prices left after discarding the four lowest and four highest closing prices in the ten consecutive trading day period which ends on (and includes) the Determination Date. The "Determination Date" is defined in the Merger Agreement as the later of (i) the day the parties receive final bank regulatory approval for the Merger and one notifies the other that such approval has been received or (ii) the date of the Meeting to which this Proxy Statement relates.

Conversion of IBSF Options

         IBSF has outstanding a number of options to purchase shares of IBSF Common Stock ("IBSF Options") which were granted to optionees ("Optionees") pursuant to the IBSF 1995 Stock Option Plan (the "IBSF Stock Option Plan") and the option grant agreements thereunder (the "Option Grant Agreements") . Pursuant to the Merger Agreement, HUBCO has agreed to honor the provisions of the IBSF Stock Option Plan and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of IBSF. Pursuant to the Merger Agreement, each Stock Option outstanding at the Effective Time (each a "Continuing Stock Option") will be converted into an option to purchase HUBCO Common Stock, wherein (i) the right to purchase shares of IBSF Common Stock pursuant to the Continuing Stock Option will be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock will be the previous option exercise price per share of the IBSF Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the option will be subject to the same terms and conditions as governed the Continuing Stock Option on which it was based, including the length of time within which the option may be exercised (which will not be extended except that the holder of a Stock Option who continues in the service of HUBCO or a subsidiary of HUBCO will not be deemed to have terminated service for purposes of determining the Continuing Stock Option exercise period). Shares of HUBCO Common Stock issuable upon exercise of Continuing Stock Options will be covered by an effective registration statement on Form S-8, and HUBCO has agreed to use its reasonable best efforts to file a registration statement on Form S-8 covering such shares as soon as possible after the Effective Time.

Stock Option to HUBCO for IBSF Shares

         HUBCO and IBSF entered into a Stock Option Agreement dated as of March 31, 1998 (the "Stock Option Agreement") in connection with the negotiation by HUBCO and IBSF of the Merger Agreement. Pursuant to the Stock Option Agreement, IBSF has granted to HUBCO an option (the "Option"), exercisable only under certain limited and specifically defined circumstances (none of which has occurred as of the date hereof), to purchase up to 2,700,000 authorized but unissued shares of IBSF Common Stock, representing approximately 19.8% of the shares of IBSF Common Stock that would be outstanding if the Option was fully exercised, for an exercise price of $18.00 per share. HUBCO does not have any voting rights with respect to the shares of IBSF Common Stock subject to the Option prior to exercise of the Option. Acquisitions of IBSF Common Stock pursuant to exercise of the option would be subject to prior regulatory approval under certain circumstances.

         The Stock Option Agreement is attached to this Proxy Statement as Appendix B hereto. If certain specifically enumerated "Triggering Events" occur and the Merger is not consummated, HUBCO would recognize a gain on the sale of the shares of IBSF Common Stock received pursuant to the exercise of the Option if such shares of IBSF Common Stock were sold at prices exceeding $18.00 per share. The ability of HUBCO to exercise the Option and to cause up to an additional 2,700,000 shares of IBSF Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of IBSF, even if such potential acquiror were prepared to pay a higher price per share for IBSF Common Stock, as it is likely to increase the cost of an acquisition of all of the shares of IBSF Common Stock which would then be outstanding. The exercise of the option by HUBCO may also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror.

         The Option is exercisable only upon the occurrence of a Triggering Event. As used in the Stock Option Agreement, the term "Triggering Event" means the occurrence of any of the following events:

         A person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder) other than HUBCO or an affiliate of HUBCO:

         a. acquires beneficial ownership (as such term is defined in Exchange Act Rule 13d-3) of at least 15% of the then outstanding shares of IBSF Common Stock; or

         b. enters into a letter of intent or an agreement, whether oral or written, with IBSF pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with IBSF, (ii) acquire all or a significant portion of the assets or liabilities of IBSF, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of IBSF Common Stock; or

         c. makes a filing with any bank or thrift regulatory authorities with respect to or publicly announces a bona fide proposal (a "Proposal") for (i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, IBSF or any other business combination involving IBSF, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the outstanding shares of IBSF Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is defined in the Stock Option Agreement) at least 15 days prior to the meeting of shareholders of IBSF called to vote on the Merger and IBSF's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose; or

         d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, IBSF willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to HUBCO.

         The term "Triggering Event" also means the taking of any material direct or indirect action by IBSF or any of its directors, senior executive officers, investment bankers or other person with actual or apparent authority to speak for the IBSF Board of Directors, inviting, encouraging or soliciting any proposal (other than from HUBCO or an affiliate of HUBCO) which has as its purpose a tender offer for the shares of IBSF Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of IBSF, or a sale of a significant number of shares of IBSF Common Stock or any significant portion of its assets or liabilities.

         The Stock Option Agreement will terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event, the Stock Option Agreement will not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

Background of the Merger

         During the fall of 1997, the Board of Directors of IBSF interviewed several investment banking firms to assist the Board in connection with its evaluation of various strategic options to maximize shareholder value, including a possible sale of IBSF. In October 1997, IBSF engaged Ryan, Beck as its financial advisor to conduct a due diligence review of IBSF, identity potential acquirors, assist in the preparation of a confidential offering memorandum, and assist in any discussions and negotiations with potential acquirors.

         Ryan, Beck contacted 29 financial institutions or their holding companies to determine their initial interest in IBSF. Beginning in early December 1997, a confidential offering memorandum containing September 30, 1997 data was sent to 23 of these companies after they executed a confidentiality agreement. The companies were initially instructed to provide their preliminary indications of interest to Ryan, Beck by January 5, 1998, which was subsequently extended to January 15, 1998 to provide the companies sufficient time to review the information package regarding IBSF.

         Four companies provided preliminary indications of interest, which were presented to the Board of Directors of IBSF on February 6, 1998. Three of the proposals contemplated a stock for stock exchange and one was for cash only. The Board questioned Ryan, Beck about the financial aspects of the proposals,
specifically   inquiring  into  the  key  financial   components  of  comparable
transactions. The indications of interest by two of the companies were not deemed to be competitive on price. The Board of Directors was also not satisfied with the two highest indications of interest, but it agreed to allow these two companies to conduct a more detailed due diligence review of IBSF since their preliminary indications were within a range of what Ryan, Beck considered to be fair.

         The remaining two prospective acquirors conducted a due diligence review of IBSF in February 1998 and then submitted revised proposals, which were reviewed by the Board of Directors of IBSF on March 20, 1998 with the assistance of Ryan, Beck. The Board of Directors was not satisfied with either proposal. Since HUBCO's proposal was the higher of the two, the Board authorized a committee of the Board to meet with Ryan, Beck and HUBCO to further negotiate on price.

         A meeting with the Chief Executive Officer of HUBCO was held on March 23, 1998. After further discussions the proposed exchange ratio was increased. The Board of Directors of IBSF met again on March 25, 1998 and authorized management and IBSF's representatives to negotiate the terms of a definitive agreement.

         The management of IBSF reviewed and revised several drafts of the definitive agreement with the assistance of IBSF's legal counsel and investment banker, and a draft of the definitive agreement was delivered to each of IBSF's directors for their review on March 30, 1998.

         On March 31, 1998, the Board of Directors of IBSF reviewed the proposed definitive Merger Agreement with IBSF's legal counsel and Ryan, Beck. The Board of Directors considered all factors deemed relevant, including information regarding HUBCO's other then pending acquisitions and Ryan, Beck's opinion that the Exchange Ratio is fair to IBSF's shareholders from a financial point of view. The Board of Directors determined that the proposed Merger is in the best interests of IBSF and its shareholders, and the Board unanimously approved the Merger. HUBCO and IBSF publicly announced the Merger on March 31, 1998.

IBSF Board's Reasons for the Merger and Recommendation

         The terms of the Merger Agreement, including the Exchange Ratio and the value of the HUBCO Common Stock to be received by IBSF's shareholders, were the result of arm's-length negotiations between the representatives of IBSF and HUBCO. Among the factors considered by the Board of Directors of IBSF in deciding to approve and recommend the terms of the Merger were (i) the value of the HUBCO Common Stock to be received by IBSF's shareholders based on the Exchange Ratio in relation to the market value, book value, earnings per share and dividend rates of the IBSF Common Stock, (ii) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of IBSF, (iii) industry and economic conditions, (iv) the impact of the Merger on the depositors, employees, customers and communities served by IBSF through expanded commercial, consumer and retail banking products and services, (v) the opinion of IBSF's financial advisor as to the fairness of the Exchange Ratio from a financial point of view to the holders of the IBSF Common Stock, (vi) the general structure of the transaction and the compatibility of management and business philosophy, (vii) the likelihood of receiving the requisite regulatory approvals in a timely manner, and (viii) the ability of the combined enterprise to compete in relevant banking and non-banking markets. In making its determination, the Board of Directors of IBSF did not ascribe relative weights to the factors which it considered.

         The Board of Directors of IBSF believes that the Merger is in the best interest of IBSF and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.


HUBCO's Reasons for the Merger

         HUBCO entered into the Merger Agreement with IBSF as part of HUBCO's ongoing strategy of growth through acquisitions.

         HUBCO's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to HUBCO's, which operate in markets that are geographically within or close to those of HUBCO, and which provide an ability to enhance earnings per share over an acceptable period after the acquisition, while providing acceptable rates of return. Acquisitions are also evaluated in terms of asset quality, interest rate risk, core deposit base stability, potential operating efficiencies and management abilities.

         Pursuant to this acquisition strategy, HUBCO has pursued acquisitions of financial institutions in New Jersey and in other states which are geographically close to HUBCO's current markets and which otherwise meet HUBCO's acquisition goals. HUBCO's expressions of interest in and merger with IBSF are consistent with this strategy. HUBCO anticipates that combining the New Jersey operations of the Association and HUB will enhance HUBCO's ability to promote operational efficiencies and services to the combined institutions' New Jersey customers.

Opinion of IBSF's Financial Advisor

         On October 7, 1997, IBSF formally retained Ryan, Beck to act as IBSF's financial advisor with respect to the acquisition of IBSF. Ryan, Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan, Beck has knowledge of, and experience with, the Mid-Atlantic banking market and banking organizations operating within this market, and was selected by IBSF because of its knowledge of, experience with, and reputation in the financial services industry.

         In its capacity as IBSF's financial advisor, Ryan, Beck participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision as to whether to accept the HUBCO proposal and the final pricing of the Merger was ultimately made by the Board of Directors of IBSF. Ryan, Beck rendered its oral opinion to the IBSF Board of Directors on March 31, 1998, subsequently confirmed by a formal written opinion dated as of the same date, and rendered an additional formal written updated opinion dated ________, 1998 (the "Opinion") that based on and subject to the assumptions, factors, and limitations set forth in the Opinion and as described below, the Exchange Ratio is fair to IBSF's shareholders from a financial point of view. No limitations were imposed by the IBSF Board of Directors upon Ryan, Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

         The full text of the Opinion of Ryan, Beck dated as of __________, 1998, which sets forth assumptions made and matters considered, is attached as Appendix C to this Proxy Statement-Prospectus. Shareholders of IBSF are urged to read this Opinion in its entirety. Ryan, Beck's Opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any IBSF shareholder as to how such shareholder should vote at the Special Meeting. The summary of the Opinion of Ryan, Beck set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such Opinion. Ryan, Beck's oral and written opinions as of March 31, 1998 were to the same effect as the Opinion. In rendering the Opinion Ryan, Beck does not admit that it is an expert within the meaning of the term "expert" as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

         In connection with its analysis, Ryan, Beck: (i) reviewed the Merger Agreement and related documents; (ii) reviewed this Proxy Statement-Prospectus;
(iii) reviewed HUBCO's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1997, 1996, and 1995, and HUBCO's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, September 30, 1997, June 30, 1997 and March 31, 1997; (iv) reviewed HUBCO's Registration Statements on Form S-4, dated March 17, 1998, February 20, 1998, and November 12, 1997 with respect to HUBCO's then pending acquisitions of MSB , PFC, and TBOS, respectively; (v) reviewed the terms of the proposed acquisition of DFC;
(vi) reviewed HUBCO's press releases dated March 3, 1998, March 2, 1998, and August 28, 1997 with respect to HUBCO's acquisitions of CFHC, the Branch Purchase, and SNB, respectively; (vii) reviewed internal analyses prepared by HUBCO's management containing pro forma financial statements and projections for the acquisitions of MSB, PFC, TBOS , CFHC, the Branch Purchase, SNB and DFC (the "Acquisitions"); (viii) reviewed IBSF's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended September 30, 1997, 1996, and 1995, and IBSF's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, December 31, 1997, June 30, 1997 and March 31, 1997; (ix) reviewed the historical stock prices and trading volume of HUBCO Common Stock; (x) reviewed publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to HUBCO; (xi) reviewed publicly available financial data of thrift organizations which Ryan, Beck deemed generally comparable to IBSF; (xii) reviewed the historical stock prices and trading volume of IBSF Common Stock; (xiii) reviewed terms of recent acquisitions of thrift organizations which Ryan, Beck deemed generally comparable in whole or in part to IBSF; (xiv) reviewed the potential pro forma impact of the Merger on HUBCO's financial condition, operating results and per share figures; and (xv) conducted such other studies, analyses, inquiries and examinations as Ryan, Beck deemed appropriate. Ryan, Beck also reviewed certain projections provided by IBSF and HUBCO for the year ending December 31, 1998 and met with certain members of IBSF's and HUBCO's senior management to discuss IBSF's and HUBCO's past and current business operations, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies which may arise from the Merger and the Acquisitions. As part of its review of the Merger, Ryan, Beck also analyzed HUBCO's ability to consummate the Merger and considered the future prospects of IBSF in the event it remained independent.

         In connection with its review, Ryan, Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding IBSF, HUBCO, and the Acquisitions provided to Ryan, Beck by IBSF and HUBCO and their representatives. Ryan, Beck is not an expert in the evaluation of allowances for loan losses. Therefore, Ryan, Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowances for loan losses set forth in the balance sheets of IBSF, HUBCO and the Acquisitions at March 31, 1998, and Ryan, Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Ryan, Beck has reviewed certain historical financial data and financial projections, including the impact of the Acquisitions (and the assumptions and bases therefor), provided by IBSF and HUBCO. Ryan, Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of the respective managements. In certain instances, for the purposes of its analyses, Ryan, Beck made adjustments to such financial and operating forecasts which in Ryan, Beck's judgment were appropriate under the circumstances. Ryan, Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of IBSF, HUBCO or the other institutions subject to the Acquisitions, nor did Ryan, Beck review any loan files of IBSF, HUBCO, or the other institutions subject to the Acquisitions, or their respective subsidiaries. Ryan, Beck also assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to IBSF and HUBCO.

         The preparation of a fairness opinion on a transaction such as the Merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the Opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan, Beck performed a variety of financial analyses. Ryan, Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan, Beck's Opinion. No one of the analyses was assigned a greater significance than any other.

         The projections furnished to Ryan, Beck were prepared by the respective managements of IBSF and HUBCO. IBSF and HUBCO do not publicly disclose internal management projections of the type provided to Ryan, Beck in connection with the review of the Merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

         In its analyses, Ryan, Beck made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of IBSF or HUBCO. Any estimates contained in Ryan, Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

The following is a brief summary of the analyses and procedures performed by Ryan, Beck in the course of arriving at its Opinion.

         Analysis of Selected  Publicly  Traded  Companies:  Ryan, Beck compared
IBSF's financial data as of December 31, 1997 to a peer group of 17 selected thrifts located in the New England and Mid Atlantic Regions with assets between $500 million and $1 billion. Ryan, Beck deemed this group to be generally comparable to IBSF. At or for the twelve months ended December 31, 1997, IBSF had equity to assets of 17.74%, a return on average assets of 0.79%, a return on average equity of 4.36%, a dividend yield of 2.00%, a net interest margin of 3.12%, loans equal to 29.98% of assets, a ratio of non-performing assets to total assets of 0.11%, a ratio of loan loss reserves to non-performing loans of 130.18%, a ratio of non-interest expenses to average assets of 1.93%, and an efficiency ratio of 61.58%. These ratios were compared to the median ratios of the 17 selected thrift organizations, which were, as calculated, an equity to assets ratio of 8.27%, a return on average assets of 0.94%, a return on average equity of 10.51%, a dividend yield of 1.70%, a net interest margin of 3.32%, loans equal to 50.69% of assets, a ratio of non-performing assets to total assets of 0.33%, a ratio of loan loss reserves to non-performing loans of 131.79%, a ratio of non-interest expense to average assets of 2.15%, and an efficiency ratio of 58.09%. Ryan, Beck noted that IBSF's performance as measured by return on average equity was weaker than that of the peer group, largely due to the fact that IBSF had a much higher level of equity as compared to the peer group. Ryan, Beck noted that IBSF's performance as measured by return on average assets was weaker than that of the peer group, largely due to the lower level of loans at IBSF as compared to the peer group. Ryan, Beck also noted that IBSF's non-interest expenses as a percent of average assets was lower than that of the peer group. However, IBSF's efficiency ratio was slightly higher than the peer group because IBSF's revenue is lower than that of its peers.

         Ryan, Beck also compared HUBCO's reported financial data as of December 31, 1997 with that of a group of 20 selected commercial banking organizations with assets between $2 billion and $15 billion and which are located in the New England and Mid Atlantic regions of the United States for which public trading and pricing information was available. Ryan, Beck deemed this group to be generally comparable to HUBCO. HUBCO data was presented as reported at December 31, 1997 with certain data pro forma for the Acquisitions and IBSF. Ryan, Beck noted that HUBCO reported total assets of $3 billion at December 31, 1997 and assets pro forma for the Acquisitions and IBSF at December 31, 1997 would have been $7 billion. At or for the twelve months ended December 31, 1997, HUBCO had a ratio of equity to assets of 6.11% (7.34% pro forma for the Acquisitions and
IBSF), a return on average assets ratio of 1.66% (1.30% pro forma for the Acquisitions and IBSF, including expense savings estimated by HUBCO's management), a return on average equity ratio of 24.36% (17.57% pro forma for the Acquisitions and IBSF, including expense savings estimated by HUBCO's management), a dividend yield of 2.05%, a net interest margin of 5.20%, a ratio of non-performing assets to total assets of 1.23% (1.13% pro forma for the Acquisitions and IBSF), and a ratio of loan loss reserves to non-performing loans (excluding loans 90 days past due and still accruing interest) of 108.91% (97.29% pro forma for the Acquisitions and IBSF). These ratios were compared to the median ratios of the 20 selected commercial banking organizations, which were, as calculated, an equity to assets ratio of 8.46%, a return on average assets ratio of 1.25%, a return on average equity ratio of 14.95%, a dividend yield of 1.92%, a net interest margin of 4.55%, a ratio of non-performing assets to total assets of 0.42% and a ratio of loan loss reserves to non-performing loans (excluding loans 90 days past due and still accruing interest) of 243.06%. Using HUBCO's common stock price as represented by the last trade on March 27, 1998, its price to 1998 estimated earnings per share was 16.71 times (16.57 times pro forma for the Acquisitions), price to book value was 458.63% (303.26% pro forma for the Acquisitions), and price to tangible book value was 527.62% (370.84% pro forma for the Acquisitions). The peer group's median price to 1998 earnings was 19.01 times, price to book value was 287.86% and price to tangible book value was 295.50%.

         Analysis of Selected Transactions: Ryan, Beck compared IBSF's financial data as of December 31, 1997 with that of a group of 36 selected thrift organizations being acquired in transactions announced since January 1, 1997 and for which pricing data pertaining to the transactions was publicly available. The criteria for this group was thrifts located in the New England, Mid Atlantic, Midwest, Southwest, and Southeast regions of the country with assets greater than $200 million and an equity to assets ratio greater than 8%. Ryan, Beck deemed this group to be generally comparable to IBSF. The median ratios of the 36 selected companies, as calculated, represented a 9.08% tangible equity to tangible assets ratio, a non-performing assets to assets ratio of 0.32%, an annualized year-to-date return on average assets of 0.99% and an annualized year-to-date return on average equity of 9.91%.

         Ryan, Beck also calculated certain ratios based on the Exchange Ratio of 0.534 shares of HUBCO Common Stock for each share of IBSF Common Stock, HUBCO's closing stock price on March 30, 1998, and the median ratios for the 36 selected thrift acquisitions ("Comparable Transactions"). The price represented 175.64% of stated book value at December 31, 1997, 175.64% of tangible book value at December 31, 1997, 323.53% of core book value at December 31, 1997,
38.38 times latest twelve months diluted earnings, 22.78 times normalized earnings, a deposit premium on core capital of 33.04% at December 31, 1997, and a core deposit premium over tangible book value at December 31, 1997 of 17.62%. Core capital was defined to equal 6% of assets (i.e. a capital level sufficient to support IBSF's asset base under its current operating strategy); and core book value equaled core capital divided by outstanding common shares. It was also assumed for calculations involving core capital and core book value that excess capital was returned dollar for dollar to IBSF shareholders. Normalized earnings adds back certain expenses such as the MRP, ESOP, Excess Benefit Plan, and additional expenses associated with IBSF's proxy contest to IBSF's estimated 1998 net income. The median ratios for the Comparable Transactions, as calculated, represented a price to stated book value of 202.71%, a price to diluted tangible book value of 204.82%, a price to core book value of 293.62%, a price to latest twelve months earnings of 20.18 times, a deposit premium over core capital of 24.78 times, and a core deposit premium over tangible book value of 19.06%. The imputed value of IBSF based on the median ratios of the above mentioned acquisition peer group was $23.92 based on price to stated book value, $24.17 based on price to tangible book value, $19.53 based on core book value, $10.90 based on latest twelve months diluted earnings, $18.36 based on the peer group's multiple of latest twelve months earnings and IBSF's normalized earnings, $16.54 based on a deposit premium over core capital, and $21.64 based on the core deposit premium over tangible book value. Ryan, Beck considered the core book value ratios to be much more relevant since IBSF's equity to assets ratio at 17.74% was more than twice that of the peer group median at 8.27%.

         No company or transaction used in the Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions sections is identical to IBSF, HUBCO or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

         Impact Analysis: Ryan, Beck analyzed the Merger in terms of its effect on HUBCO's (pro forma for the Acquisitions) projected 1998 and 1999 earnings per share, stated book value and tangible book value based on IBSF's projected 1998 and 1999 earnings which were derived from information provided by the managements of IBSF and HUBCO. Based upon certain assumptions, including those with respect to cost savings and other synergies from the Merger and the stand-alone earnings projections provided by HUBCO and IBSF, the analysis showed that the Merger would be accretive to HUBCO's projected 1998 fiscal year earnings per share by approximately 0.33%, dilutive to projected 1999 fiscal year earnings per share by approximately 0.41%, accretive to book value per share by approximately 13.65% and accretive to HUBCO's tangible book value by approximately 23.02%. Ryan, Beck analyzed the impact of the Merger on HUBCO values per IBSF share based on the Exchange Ratio of 0.534 shares of HUBCO Common Stock for each share of IBSF Common Stock using pro forma projected 1998 fiscal year earnings per share, pro forma projected 1999 fiscal year earnings per share, pro forma stated book value per share, pro forma tangible book value per share and dividends per share at December 31, 1997. That analysis found that, based on such Exchange Ratio, IBSF's equivalent projected 1998 earnings per share would increase by approximately 120.64%, projected 1999 earnings per share would increase by approximately 117.89%, stated book value would decrease by approximately 41.89% and tangible book value would decrease by approximately 52.61%. Additionally, IBSF shareholders, based on HUBCO's current dividend level, would receive annual dividends of $0.43 per share as compared to $0.40 at the present time. The actual results achieved may vary from the projected results and the variations may be material.

         Discounted Dividend Analysis: Using a discounted dividend analysis, Ryan, Beck estimated the present value of the future dividend streams that IBSF could produce in perpetuity. Projection ranges for IBSF's five-year balance sheet and income statement were provided by IBSF's management. Management's projections were based upon various factors and assumptions, many of which are beyond the control of IBSF. These projections are, by their nature, forward-looking and may differ materially from the actual values or actual future results which may be significantly more or less favorable than suggested by such projections. In producing a range of per share IBSF values, Ryan, Beck utilized the following assumptions: discount rates range from 10.0% to 14.0%, terminal price/earnings multiples ranging from 13.0x to 15.0x (which when applied to terminal year estimated earnings produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in IBSF's non-interest expense equal to 71% in 1998 and 1999, with an assumed 5% growth in synergies in years thereafter. The discounted dividend analysis produced a range of net present values per share of IBSF Common Stock from $17.52 to $20.94. These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of IBSF Common Stock. Ryan, Beck noted that the discounted dividend analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such alternatives.

         In connection with its written Opinion dated as of __________, 1998, Ryan, Beck confirmed the appropriateness of its reliance on the analyses used to render its March 31, 1998 written opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions contained in the Opinion.

         Ryan, Beck's written Opinion dated __________, 1998 was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of such Opinion. Ryan, Beck did not express any opinion as to the price or range of prices at which HUBCO Common Stock might trade subsequent to the Merger. Events occurring after such date could materially affect the assumptions and conclusions contained in such Opinion. Ryan, Beck has not undertaken to reaffirm or revise its Opinion or otherwise comment upon any events occurring after the date thereof.

         The summary set forth above does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan, Beck in the course of arriving at its Opinion.

         With regard to Ryan, Beck's services in connection with the financial advisory agreement and the Merger Agreement, IBSF has agreed to pay Ryan, Beck an advisory fee equal to 0.85% of the aggregate dollar value of the consideration received by IBSF's shareholders in the Merger. Based upon the estimated aggregate purchase price to be paid in connection with the Merger, Ryan, Beck's aggregate fees will be approximately $2 million. Ryan, Beck was paid approximately $505,000 of its advisory fee upon the delivery of the March 31, 1998 written opinion and the remainder will be paid upon the closing of the Merger. In addition, IBSF has agreed to reimburse Ryan, Beck for its reasonable out-of-pocket expenses, which shall not exceed $10,000 without the prior consent of IBSF. IBSF has also agreed to indemnify Ryan, Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services. The amounts of Ryan, Beck's fees were determined by negotiation between IBSF and Ryan, Beck.

         Ryan, Beck has had an investment banking relationship with IBSF for a number of years. Ryan, Beck was the sole underwriter of IBSF's conversion from mutual to stock form of organization. Additionally, Ryan, Beck has also acted as financial advisor to IBSF with respect to various other matters from time to time. Ryan, Beck's research department has issued research reports on IBSF and comments on IBSF in its periodic commentaries. Ryan, Beck is also a market maker in IBSF's common stock and, in such capacity, may from time to time own IBSF securities.

         Ryan, Beck was a co-manager of the 8.98% Capital Securities offering by HUBCO Capital Trust I. Ryan, Beck's research department has issued research reports on HUBCO and comments on HUBCO in its periodic commentaries. Ryan, Beck is also a market maker in HUBCO Common Stock and, in such capacity, may from time to time own HUBCO securities.

Conditions to the Merger

         The obligation of each party to consummate the Merger is subject to satisfaction or waiver of certain conditions, including (i) approval of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the holders of IBSF Common Stock; (ii) the receipt of all consents, approvals and authorizations of all necessary federal and state government authorities and expiration of all required waiting periods, necessary for the consummation of the Merger (see "-- Regulatory Approvals"); (iii) the effectiveness of the registration statement covering the shares of HUBCO Common Stock to be issued to IBSF shareholders, and the qualification of the issuance of HUBCO Common Stock in every state where such qualification is required under applicable state securities laws; (iv) the absence of any litigation that would restrain or prohibit the consummation of the Merger; (v) receipt by HUBCO of an opinion of Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, to the effect that the exchange of IBSF Common Stock for HUBCO Common Stock is a tax-free reorganization within the meaning of Section 368 of the Code (see "-- Federal Income Tax Consequences"; and (vi) the receipt by HUBCO of a letter from HUBCO's independent accountants that the Merger will qualify to be treated by HUBCO as a pooling of interests for accounting purposes.

         The obligation of HUBCO to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of IBSF contained in the Merger Agreement;
(ii) the performance by IBSF, in all material respects, of all its obligations under the Merger Agreement; and (iii) receipt of an opinion from Elias, Matz, Tiernan & Herrick L.L.P., counsel to IBSF, as to certain matters.

         The obligation of IBSF to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of HUBCO contained in the Merger Agreement; (ii) the performance by HUBCO, in all material respects, of all its obligations under the Merger Agreement; (iii) receipt of Ryan, Beck's fairness opinion; (iv) receipt of an opinion from Pitney, Hardin, Kipp & Szuch as to certain matters; and (v) the appointment of Joseph M. Ochman, Sr. as a director of the Surviving Bank and Chairman of the Southern New Jersey Advisory Council of the Surviving Bank.

Conduct of Business Pending the Merger

         The Merger Agreement requires IBSF to conduct its business prior to the Effective Time only in the ordinary course of business and consistent with prudent business practices, except as permitted under the Merger Agreement or with the written consent of HUBCO (which will not be unreasonably withheld). Under the Merger Agreement, IBSF has agreed not to take certain actions without the prior written consent of HUBCO or unless permitted by the Merger Agreement, including, among other things, the following: (a) change any provision of its Certificate of Incorporation or Bylaws; (b) change the number of shares of its authorized or issued capital stock (other than upon exercise of outstanding stock options), grant any option or similar right relating to its capital stock, or declare, set aside or pay any dividend or other distribution in respect of its capital stock, except that IBSF may pay dividends on the IBSF Common Stock in a quarterly amount equal to $0.10 per share; (c) grant any severance or termination pay (other than pursuant to written policies or contracts of IBSF in effect on the date of the Merger Agreement and disclosed to HUBCO) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees, or adopt any new employee benefit plan or arrangement or award an increase in compensation or benefits, except in each case as required by law or as disclosed to HUBCO prior to execution of the Merger Agreement; (d) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon its business; (e) make any capital expenditures in excess of $50,000 in the aggregate, other than pursuant to binding commitments existing on the date of the Merger Agreement, expenditures necessary to maintain existing assets in good repair, expenditures described in business plans or budgets previously furnished to HUBCO and except as disclosed to HUBCO prior to execution of the Merger Agreement; (f) file any applications or make any contracts with respect to branching or site location or relocation; (g) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or make any investments in securities other than investments in government, municipal or agency bonds having a maturity of less than five years; (h) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities; (i) take any action that would result in any of IBSF's representations or warranties being untrue or incorrect at the Effective Time in any material respect or that would cause any of its conditions to closing not to be satisfied; (j) without first conferring with HUBCO, make or commit to make any new loan or other extension or credit in excess of $500,000 or renew for a period greater than one year any existing loan in an amount of $500,000 or more, or increase by $500,000 or more the aggregate credit outstanding to any existing borrower or affiliated group; or (k) agree to do any of the foregoing.

         Under the Merger Agreement, IBSF cannot, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger, sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business or similar transactions (an "Acquisition Transaction"). Notwithstanding the foregoing, IBSF may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of IBSF, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. IBSF has agreed to promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive with respect to any such Acquisition Transaction, and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

Representations, Warranties and Covenants

         The Merger Agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things, (a) corporate organization and similar corporate matters; (b) the capital structures of each of HUBCO and IBSF; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement, no conflict, between the Merger Agreement and each party's governing documents, and material contracts, required governmental consents and approvals and related matters; (d) financial statements and other documents filed by each of HUBCO and IBSF with the SEC, and the accuracy of information contained therein; (e) the accuracy of information supplied by each of HUBCO and IBSF in connection with the Registration Statement and this Proxy Statement; (f) compliance with applicable laws; (g) the absence of material litigation; (h) filing of tax returns and payment of taxes; (i) matters relating to certain material contracts; (j) director and officer contracts and payments thereunder, and retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (k) insurance matters; (l) certain bank regulatory matters; (m) absence of certain material changes or events from December 31, 1997; (n) the absence of actions that would prevent there being a tax-free reorganization or the use of the "pooling-of-interests" method to account for the Merger; (o) title to properties; (p) the adequacy of loan loss reserves; (q) environmental compliance; (r) brokers' and finders' fees; (s) cooperation on applications and filings; (t) the accuracy of all minute books; (u) the absence of an agreement with bank regulators which restricts materially the conduct of HUBCO's or IBSF's business or that of their respective subsidiaries; and (v) matters relating to the HUBCO Common Stock to be issued in the Merger.

Regulatory Approvals

         Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. In order to consummate the Merger and the Bank Merger, HUBCO must obtain regulatory approvals from the FDIC and the NJDOB and an approval or waiver from the Federal Reserve Board ("FRB"). HUBCO has applied to the FDIC for approval to merge the Association into HUB, has applied to the FRB for approval or a waiver to acquire IBSF, and has applied to the NJDOB for approval of the acquisition of the Association. Approval by the FRB, FDIC or the NJDOB does not constitute an endorsement of the Merger or the Bank Merger or a determination that the terms of the Merger or Bank Merger are fair to the shareholders of IBSF or HUBCO.

Interests of Certain Persons in the Merger

         The Merger Agreement provides that HUBCO will cause Joseph M. Ochman, Sr., the Chairman, President and Chief Executive Officer of IBSF, to be appointed as a director of the Surviving Bank and Chairman of the Southern New Jersey Advisory Council of the Surviving Bank at the Closing. The Merger Agreement also provides that Mr. Ochman will receive a consulting contract for services to be rendered through April 30, 2001 (the "Consulting Term"), in exchange for a fee payable monthly at the rate of $150,000 per annum. During the Consulting Term, (1) Mr. Ochman will be provided with a secretary and the use of an office, (2) HUBCO or a HUBCO subsidiary will pay the insurance premiums on the life insurance policies on Mr. Ochman's life, which premiums aggregate $9,510 per year, and (3) HUBCO or a HUBCO subsidiary will pay or reimburse Mr. Ochman for various legal, tax and estate planning services, as well as an annual medical exam, in an aggregate amount of up to $7,500 per year. The Merger Agreement also provides that HUBCO will cause Mr. Ochman to be re-elected as a director of the Surviving Bank and as Chairman of the Southern New Jersey Advisory Council so that his terms continue until the year 2001 annual stockholder meeting of the Surviving Bank.

         HUBCO also agreed to honor the existing written employment and severance agreements with officers and employees of IBSF and the Association and Mr. Ochman's Excess Benefit Plan. Under his employment agreements with IBSF and the Association, Mr. Ochman will receive monthly cash severance payments aggregating approximately [$1.7 million] over 36 months, together with the continuation of a car allowance, life insurance, long-term disability insurance and club dues through the remaining term of his contracts and health insurance until age 70.

         All unvested stock options and restricted stock awards held by the directors, officers and employees of IBSF and the Association (including Mr. Ochman) will accelerate and become fully vested as the Effective Time. For information regarding the amount of unvested stock options and restricted stock awards, see "Security Ownership of Certain Beneficial Officers of IBSF Common Stock." The stock options will be converted into stock options to purchase HUBCO Common Stock as set forth under " - Conversion of Stock Options," and the holders of the restricted stock awards that accelerate will receive HUBCO Common Stock based upon the Exchange Ratio. In addition, certain employees (including two executive officers other than Mr. Ochman) will receive "retention" bonuses from IBSF or the Association in the event the employee remains an employee of IBSF or the Association through the Effective Time (or the subsequent systems conversion in certain cases). The retention bonuses will not exceed an aggregate of $150,000.

         In the Merger Agreement, HUBCO has agreed to indemnify, defend and hold harmless for a period of six years after the Effective Time, each person who is, has been, or becomes prior to the Effective Time, a director, officer, employee or agent of IBSF, or who serves or has served at the request of IBSF in any capacity with any other entity (collectively, the "Indemnitees"), to the fullest extent which IBSF would have been permitted under applicable law and IBSF's Certificate of Incorporation and Bylaws had the Merger not occurred, with respect to any claims made against such person because he or she is or was a director, officer, employee or agent of IBSF or serves or has served at the request of IBSF in any capacity with any other entity. In the Merger Agreement, HUBCO has also agreed to cover IBSF's officers and directors under either an extension of IBSF's existing directors' and officers' liability insurance policy or a rider to HUBCO's then current policy for a period of six years after the Effective Time.

         The Merger Agreement provides that IBSF's (and the Association's) directors and officers have "third party beneficiary rights" to enforce the provisions of the Merger Agreement relating to indemnification of such persons following the Merger. No "third party beneficiary rights" are granted in the Merger Agreement to enforce any other agreements made by HUBCO in the Merger Agreement with respect to employee benefits or other post-closing matters.

Management and Operations After the Merger

         At the Effective Time, as a result of the Merger, IBSF will be merged with and into HUBCO, with HUBCO as the Surviving Entity. Immediately following the Effective Time, the Association will be merged with and into HUB, with HUB as the Surviving Bank.

         The Merger Agreement provides that HUBCO will cause Joseph M. Ochman, Sr. to be appointed as a director of the Surviving Bank and Chairman of the Southern New Jersey Advisory Council of the Surviving Bank.

Exchange of Certificates, Issuance of New Options

         At the Effective Time, holders of certificates formerly representing shares of IBSF Common Stock will cease to have any rights as IBSF shareholders and their certificates automatically will represent the shares of HUBCO Common Stock into which their shares of IBSF Common Stock will have been converted by the Merger. Promptly after the Effective Time, but in no event later than five business days after the Effective Time, HUBCO will send written instructions and a letter of transmittal to each holder of IBSF Common Stock, indicating the method for exchanging their stock certificates for certificates representing shares of HUBCO Common Stock. Holders of IBSF Common Stock should not send in their stock certificates until they receive instructions from HUBCO.

         Each share of HUBCO Common Stock for which shares of IBSF Common Stock are exchanged will be deemed to have been issued at the Effective Time. Accordingly, holders of IBSF Common Stock who receive HUBCO Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of such HUBCO Common Stock as of dates on or after the Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of HUBCO Common Stock until the certificate or certificates formerly representing shares of IBSF Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of HUBCO Common Stock will be paid without interest. See "-- Consideration".

         Holders of outstanding certificates for IBSF Common Stock, upon proper surrender of such certificates to HUBCO, will receive, promptly after the Effective Time, a certificate representing the full number of shares of HUBCO Common Stock into which the shares of IBSF Common Stock previously represented by the surrendered certificates have been converted. At the time of issuance of the new stock certificate, each shareholder so entitled will receive a check for the amount of the fractional share interest, if any, to which the shareholder may be entitled.

         Following the Effective Time, HUBCO will make arrangements with each holder of a Continuing Stock Option to exchange the Optionee's Option Grant Agreement for an agreement reflecting the conversion of the Continuing Stock Option into an option to acquire HUBCO Common Stock.

Resale Considerations With Respect to the HUBCO Common Stock

         The shares of HUBCO Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act and will be freely transferable, except for shares received by persons, including directors and executive officers of IBSF, who may be deemed to be "affiliates" of IBSF under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% shareholders may be deemed to control the issuer. Affiliates may not sell their shares of HUBCO Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering the HUBCO Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed to be "affiliates" of IBSF have delivered letters to HUBCO in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("transfer") any IBSF Common Stock owned by them and any HUBCO Common Stock acquired by them in the Merger. Pursuant to the accounting rules governing a pooling-of-interests, such persons have agreed not to transfer the shares during the period beginning 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days of post-merger combined operations of HUBCO and IBSF have been published or filed by HUBCO. Also, in connection with the pooling-of-interests rules, such persons have agreed not to transfer their IBSF Common Stock in the period prior to 30 days before the Effective Time without giving HUBCO advance notice and an opportunity to object if the transfer would interfere with pooling-of-interests accounting for the Merger. Pursuant to Rule 145, such persons have also agreed to refrain from transferring HUBCO Common Stock acquired by them in the Merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of HUBCO Common Stock acquired by each such person pursuant to the Merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by such person and may not be transferred except in compliance with such restrictions.

         Persons who may be deemed "affiliates" of HUBCO have also delivered letters to HUBCO in which they have agreed not to transfer HUBCO Common Stock beneficially owned by them in violation of the pooling-of-interests restrictions set forth above with respect to IBSF.

Amendments; Termination

         The Merger Agreement may be amended, modified or supplemented with respect to any of its terms by the mutual consent of HUBCO and IBSF at any time prior to the Effective Time. However, after approval of the Merger Agreement by the shareholders of IBSF, no amendment can be made which reduces the amount or changes the form of consideration to be delivered to the shareholders of IBSF without the approval of such shareholders.

         The Merger Agreement may be terminated by the mutual consent of IBSF and HUBCO. The Merger Agreement may also be terminated by IBSF or HUBCO if, among other things, (i) the Effective Time has not occurred on or before December 31, 1998 (the "Cutoff Date") unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform or observe its covenants in the Merger Agreement; (ii) a vote of the shareholders of IBSF to approve the Merger Agreement is taken and such shareholders fail to approve the Merger Agreement at their meeting; or (iii) any regulatory approvals necessary to consummate the transaction have been denied or withdrawn at the request of the regulatory agency or such approval is given with conditions which would have a material adverse effect on HUBCO (but then only by HUBCO).

         HUBCO may terminate the Merger Agreement if there has been a material adverse change in the business, operations, assets or financial condition of IBSF and IBSF Bank, taken as a whole, from that disclosed by IBSF to HUBCO in its Annual Report on Form 10-K for the year ended December 31, 1997, or IBSF breaches in a material respect any representation, warranty or covenant, agreement or obligation under the Merger Agreement and does not cure such breach within 30 days after receipt by IBSF of a notice of breach. HUBCO may also terminate the Merger Agreement if the conditions to HUBCO's obligations to close are not satisfied and are not capable of being satisfied by the Cutoff Date.

         IBSF may terminate the Merger Agreement if there has been a material adverse change in the business, operations, assets or financial condition of HUBCO and its subsidiaries taken as a whole from that disclosed by HUBCO in its Annual Report on Form 10-K for the year ended December 31, 1997, or if HUBCO breaches in a material respect any representation, warranty or covenant, agreement or obligation under the Merger Agreement and does not cure such breach within 30 days after receipt by HUBCO of a notice of breach, or if IBSF's Board of Directors approves another acquisition transaction after determining, upon advice of counsel, that approval was necessary in the exercise of its fiduciary obligations under applicable laws. IBSF may also terminate the Merger Agreement if the conditions for IBSF to close are not satisfied and are not capable of being satisfied by the Cutoff Date.

         In addition, the Merger Agreement may be terminated by IBSF upon occurrence of a Termination Event, as described below under the caption "-- Termination Events".

         If the Merger Agreement is terminated, the transactions contemplated thereby will be abandoned without further action by any party, each party will bear its own expenses and each party will retain all rights and remedies it may have at law or equity under the Merger Agreement.

Termination Events

         The Merger Agreement may be terminated by IBSF, if both of the following conditions are satisfied:

         (x) the Median Pre-Closing Price of HUBCO Common Stock on the Determination Date is less than $32.57 (the "HUBCO Floor Price"), which is 85% of the Closing Price of HUBCO Common Stock on April 1, 1998, the first trading day after public announcement of the Merger Agreement (the "Starting Date"); and

         (y) (i) the number (the "HUBCO Ratio") obtained by dividing the Median Pre-Closing Price of HUBCO Common Stock on the Determination Date by the HUBCO Common Stock Closing Price on the Starting Date, is less than
         (ii) the number (the "Index Ratio") obtained by dividing the KBW 50 Index for the Determination Date by the KBW 50 Index for the Starting Date, and then subtracting 0.10.

         However, if both conditions (x) and (y) exist, and the IBSF Board of Directors notifies HUBCO that IBSF elects to terminate the Merger Agreement, HUBCO will have the option to override IBSF's termination by increasing the Exchange Ratio to a number which equals the lesser of the following:

         (i) a number (rounded to four decimals) equal to a fraction, the numerator of which is the HUBCO Floor Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Median Pre-Closing Price of HUBCO Common Stock on the Determination Date; or

         (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the HUBCO Ratio.

         If HUBCO so elects and increases the Exchange Ratio, the Merger Agreement will not be terminated. There can be no assurance that IBSF will exercise its right to terminate the Merger Agreement if the conditions described above exist (a "Termination Event"), and if IBSF does exercise its right to terminate the Merger Agreement, there can be no assurance that HUBCO will elect to increase the Exchange Ratio as provided in the Merger Agreement and as described above.

         Certain possible effects of the above provisions on the Exchange Ratio may be illustrated by the following three scenarios (all scenarios assume that the 0.534 Exchange Ratio has not previously been adjusted pursuant to the anti-dilution provisions of the Merger Agreement):

                  (1) If the Median Pre-Closing Price of HUBCO Common Stock is equal to or greater than $32.57 (the HUBCO Floor Price), there would be no Termination Event and no adjustment to the Exchange Ratio.

                  (2) If the Median Pre-Closing Price of HUBCO Common Stock is less than $32.57 (the HUBCO Floor Price), but the HUBCO Ratio is equal to or greater than the Index Ratio, there would be no Termination Event and no adjustment to the Exchange Ratio.

                  (3) If the Median Pre-Closing Price of HUBCO Common Stock is less than $32.57 (the HUBCO Floor Price), and the HUBCO Ratio is less than the Index Ratio, there would be a Termination Event and IBSF could elect to terminate the Merger Agreement. However, HUBCO could, at its sole option, override the termination by increasing the Exchange Ratio to the lesser of the following two numbers (in each case rounded to four decimals):

                  (A) a fraction in which the numerator is $17.39 (the HUBCO Floor Price multiplied by the 0.534 Exchange Ratio) and the denominator is the Median Pre-Closing Price of HUBCO Common Stock, or

                  (B) a fraction in which the numerator is the Index Ratio multiplied by the 0.534 Exchange Ratio and the denominator of which is the HUBCO Ratio.

         It is not possible to know whether a Termination Event will occur until after the Determination Date. IBSF has made no decision as to whether it would exercise its right to terminate the Merger Agreement if there is a Termination Event. In considering whether to exercise its termination right in such situation, the IBSF Board of Directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the shareholders of IBSF at the Meeting will confer on the IBSF Board of Directors the power, consistent with its fiduciary duties, to elect to consummate the Merger following a Termination Event whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the shareholders of IBSF. If IBSF elects to exercise its termination right, IBSF must give HUBCO prompt notice of that decision during the five business day period commencing with (and including) the first business day following the Determination Date. During a three business-day period commencing with its receipt of such notice from the IBSF Board of Directors, HUBCO has the option, in its sole discretion, to increase the Exchange Ratio in the manner set forth in the Merger Agreement and as illustrated above and thereby avoid termination of the Merger Agreement. HUBCO is under no obligation to increase the Exchange Ratio, and there can be no assurance that HUBCO would elect to increase the Exchange Ratio if IBSF were to exercise its right to terminate the Merger Agreement as set forth above. Any decision would be made by HUBCO in light of the circumstances existing at the time HUBCO has the opportunity to make the election. If HUBCO elects to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give IBSF notice of that election within three business days following receipt of the notice of termination from IBSF, in which case no termination of the Merger Agreement would occur as a result of a Termination Event.

         The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Appendix A to this Proxy Statement) relating to a possible increase of the Exchange Ratio as the result of a Termination Event.

Accounting Treatment of the Merger

         The Merger is expected to be accounted for by HUBCO under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. Each of HUBCO's and IBSF's obligation to consummate the Merger is conditioned upon HUBCO's receipt of assurances from its independent public accountants, Arthur Andersen LLP, that the Merger will be so treated. As required by generally accepted accounting principles, under pooling-of-interests accounting, as of the Effective Time the assets and liabilities of IBSF would be added to those of HUBCO at their recorded book values and the stockholders' equity accounts of HUBCO and IBSF would be combined on HUBCO's consolidated balance sheet. On a pooling-of-interests accounting basis, income and other financial statements of HUBCO issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of HUBCO and IBSF as if the Merger had taken place prior to the periods covered by such financial statements. The pro forma financial information contained in this Proxy Statement has been prepared using the pooling-of-interests accounting basis to account for the Merger. See "PRO FORMA FINANCIAL INFORMATION".


Federal Income Tax Consequences

         The following is a discussion of certain federal income tax consequences of the Merger but is not intended to be a complete description of such consequences. The discussion is included for general information purposes only and may not apply to special situations, such as IBSF shareholders, if any, who received HUBCO Common Stock upon the exercise of employee stock options or otherwise as compensation, that hold IBSF Common Stock as part of a "straddle" or "conversion transaction", or that are insurance companies, securities dealers, financial institutions or foreign persons, and does not discuss any aspects of state, local or foreign taxation. This discussion is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has been or will be requested from the Internal Revenue Service on any tax matter relating to the tax consequences of the Merger.

         As an exhibit to the Registration Statement of which this Proxy Statement is a part, Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, have advised HUBCO and IBSF in an opinion that:

         (i) No gain or loss will be recognized for federal income tax purposes by IBSF shareholders upon the exchange in the Merger of shares of IBSF Common Stock solely for HUBCO Common Stock (except with respect to cash received in lieu of a fractional share interest in HUBCO Common Stock).

         (ii) The basis of HUBCO Common Stock received in the Merger by IBSF shareholders (including the basis of any fractional share interest in HUBCO Common Stock) will be the same as the basis of the shares of IBSF Common Stock surrendered in exchange therefore.

         (iii) The holding period of HUBCO Common Stock (including the holding period of any fractional share interest in HUBCO Common Stock) will include the holding period during which the shares of IBSF Common Stock surrendered in exchange therefore were held by the IBSF stockholder, provided such shares of IBSF Common Stock were held as capital assets.

         (iv) Cash received by a holder of IBSF Common Stock in lieu of a fractional share interest in HUBCO Common Stock will be treated as received for such fractional share interest, and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in IBSF Common Stock allocable to the fractional share interest.

         Consummation of the Merger is conditioned, among other things, on receipt by each of HUBCO and IBSF of an opinion of their respective counsel, dated the Effective Time, to the effect that, as of such date, the (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended; (ii) no gain or loss will be recognized by IBSF; (iii) no gain or loss will be recognized by the holders of IBSF Common Stock upon the exchange of IBSF Common Stock solely for HUBCO Common Stock; (iv) the tax basis of any HUBCO Common Stock received in exchange for IBSF Common Stock shall equal the basis of the recipient's IBSF Common Stock surrendered on the exchange; and (v) the holding period for any HUBCO Common Stock received in exchange for IBSF Common Stock will include the period during which IBSF Common Stock surrendered on the exchange was held, provided such stock was held as a capital assets on the date of the exchange. Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue, Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected herein or that the positions herein will be upheld by the courts if challenged by the Internal Revenue Service. While HUBCO and IBSF have the contractual right to waive this condition to closing, neither will do so, and the Merger will not take place if the opinions are not obtained.

         The opinions of Pitney, Hardin, Kipp & Szuch summarized above are or will be based, among other things, on representations contained in certificates of officers of IBSF and HUBCO.

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF IBSF COMMON STOCK, AND OTHER FACTORS, EACH SUCH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS

         Consequences of Receipt of Cash in Lieu of Fractional Shares. Cash received by an IBSF shareholder in lieu of any fractional share interest will be treated as having been received as a payment in redemption of such fractional share interest as if a fractional share of HUBCO Common Stock had been issued in the Merger and then redeemed by HUBCO, and, provided the fractional share would have constituted a capital asset in the hands of such shareholder, the shareholder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted basis in IBSF Common Stock allocable to the fractional share interest.

         Basis of HUBCO Common Stock. The basis of HUBCO Common Stock received by an IBSF shareholder who receives solely HUBCO Common Stock will be the same as the basis of such shareholder's IBSF Common Stock surrendered in exchange therefor.

         Holding Period. The holding period of shares of HUBCO Common Stock received in the Merger by holders of IBSF Common Stock will include the period during which such shares of IBSF Common Stock surrendered in exchange therefor were held by the holder thereof, provided such shares of IBSF Common Stock were held as capital assets.


No Dissenters' Rights

         Under the NJBCA, holders of IBSF Common Stock do not have dissenters' rights of appraisal in connection with the Merger.

                         PRO FORMA FINANCIAL INFORMATION

              Pro Forma Unaudited Combined Condensed Balance Sheet
                                of HUBCO and IBSF

         The following pro forma unaudited combined condensed balance sheet combines the historical consolidated balance sheets of HUBCO and IBSF giving effect to the Merger which will be accounted for as a pooling-of-interests, as if the Merger had been effective on March 31, 1998 and the pro forma adjustments described in the notes to pro forma financial information. The information set forth below should be read in conjunction with the historical consolidated financial  statements  of HUBCO  and  IBSF,  including  their  respective  notes thereto, certain of which are incorporated by reference in this Proxy Statement-Prospectus. HUBCO's fiscal year ends December 31 and IBSF's fiscal year ends September 30. In the following table, financial data for the fiscal years ended December 31, 1997, 1996 and 1995 include IBSF financial data for the 12 months ended September 30, 1997, 1996 and 1995, respectively, and information regarding HUBCO is presented consistent with the fiscal year of HUBCO ended December 31. The information for the three months ended March 31, 1998 is based on the respective historical unaudited financial statements of HUBCO and IBSF. The financial information for HUBCO has been restated to include the effects of the merger with TBOS which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. Anticipated cost savings net of expected Merger-related expenses and restructuring charges are not expected to be material and, therefore, the pro forma financial data does not give effect to these items, nor does it take into account HUBCO's pending acquisitions of CFHC, DFC, or the Branch Purchase or HUBCO's recently completed acquisitions of MSB and PFC. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments." None of these acquisitions had closed as of March 31, 1998 and none are sufficiently material to HUBCO under SEC rules to require inclusion in this Proxy Statement-Prospectus of financial statements or pro forma presentation regarding such acquisitions. The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.


Pro forma Unaudited Combined Condensed Balance Sheet
As of March 31, 1998
(Dollars in thousands, except per share data)

                                                                                     Pro forma             Pro forma
                                                     HUBCO            IBSF          Adjustments            Combined
                                                  --------------------------------------------------------------------
Assets:
Cash and due from banks                          $    147,640      $   23,694      $       --           $    171,334
Federal funds sold                                     76,958              --                                 76,958
Securities                                            864,529         489,318              --              1,353,847
Loans                                               1,836,360         229,179                              2,065,539
Less:  Allowance for loan losses                      (40,337))       (1,084)                                (41,421)
                                                 -------------      ----------     -----------            -----------
   Total loans                                      1,796,023         228,095              --              2,024,118
                                                 -------------     -----------     -----------          -------------
Other assets                                          137,540          11,008                                148,548
Intangibles, net of amortization                       28,276              --                                 28,276
                                                 =============     ===========     ===========          =============
     Total Assets                                $  3,050,966      $  752,115      $       --           $  3,803,081
                                                 =============     ===========     ===========          =============

Liabilities and Stockholders' Equity
Deposits:
     Noninterest bearing                         $    623,023      $       --      $       --           $    623,023
     Interest bearing                               1,824,993         575,181                              2,400,174
                                                 -------------     -----------     -----------          -------------
         Total Deposits                             2,448,016         575,181                              3,023,197
Borrowings                                            216,915          44,314                                261,229
Other liabilities                                      35,766           2,103              --                 37,869
                                                 -------------     -----------     -----------          -------------
     Total Liabilities                              2,700,697         621,598              --              3,322,295
Subordinated debt                                     100,000              --                                100,000
Capital Trust Securities                               50,000              --                                 50,000
Stockholders' Equity:
     Preferred stock                                       50              --              --                     50
     Common stock                                      40,305             116          10,290                 50,711
     Additional paid in capital                        75,974         113,689         (28,258)               161,405
     Retained earnings                                 75,200          33,413              --                108,613
     Treasury Stock                                        --         (10,106)         10,106
     Restricted Stock/ESOP and RRP shares                (708)         (7,862)          7,862                   (708)
     Unrealized gain on securities
       available for sale                               9,448           1,267              --                 10,715
                                                 -------------     -----------     -----------          -------------
         Total Stockholders' Equity                   200,269         130,517              --                330,786
                                                 =============     ===========     ===========          =============
Total Liabilities and Stockholders' Equity       $  3,050,966      $  752,115      $       --           $  3,803,081
                                                 =============     ===========     ===========          =============

Common shares outstanding (in thousands)               22,669          10,960                                 28,521
Book value per common share                      $       8.83      $    11.91      $                    $      11.60



See notes to pro forma financial information.

         Pro Forma Unaudited Combined Condensed Statements of Income of
                                 HUBCO and IBSF

         The following pro forma unaudited combined condensed statements of income combine the historical consolidated statements of income of HUBCO and IBSF giving effect to the Merger which will be accounted for as a pooling-of-interests, as if the Merger had occurred on the first day of the applicable periods indicated herein, and the pro forma adjustments described in the notes to the pro forma combined financial statements. The information set forth below should be read in conjunction with the condensed consolidated historical and other pro forma financial information, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement-Prospectus. The financial information for HUBCO has been restated to include the effects of the merger with TBOS which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. Anticipated cost savings net of expected Merger-related expenses and restructuring charges are not expected to be material and therefore the pro forma financial data does not give effect to these items. The pro forma financial data does not take into account HUBCO's pending acquisitions of CFHC, DFC, or the Branch Purchase or HUBCO's recently completed acquisitions of MSB and PFC. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments." None of these acquisitions had closed as of March 31, 1998 and none are sufficiently material to HUBCO under SEC rules to require inclusion in this Proxy Statement-Prospectus of financial statement or pro forma presentation regarding the entity to be acquired. The pro forma financial data is not necessarily indicative of the actual financial results that would have occurred had the Merger been consummated on March 31, 1998 or that may be obtained in the future.


Pro forma Unaudited Combined Condensed Statement of Income
For the Three Months Ended March 31, 1998
(Dollars  in thousands, except per share data)
                                                                                                              Pro forma
                                                       HUBCO                       IBSF                        Combined
                                                  -----------------         --------------------           -----------------
Interest on loans                                    $  40,582                     $   4,235                 $  44,817
Interest on securities                                  12,586                         8,531                    21,117
Other interest income                                      561                            --                       561
                                                     ----------                    ----------                ----------
     Total Interest Income                              53,729                        12,766                    66,495
                                                     ----------                    ----------                ----------
Interest on deposits                                    13,421                         6,665                    20,086
Interest on borrowings                                   5,291                           528                     5,819
                                                     ----------                    ----------                ----------
     Total Interest Expense                             18,712                         7,193                    25,905
                                                     ----------                    ----------                ----------
         Net Interest Income before
              provision for loan losses                 35,017                         5,573                    40,590
Provision for loan losses                                1,939                            10                     1,949
                                                     ----------                    ----------                ----------
     Net Interest Income after
         provision for loan losses                      33,078                         5,563                    38,641
Noninterest income                                      10,948                           256                    11,204
Noninterest expense                                     27,404                         3,489                    30,893
                                                     ----------                    ----------                ----------
     Income before income taxes                         16,622                         2,330                    18,952
Income tax provision                                     5,652                           757                     6,409
                                                     ----------                    ----------                ----------
     Net Income                                      $  10,970                     $   1,573                 $  12,543
                                                     ==========                    ==========                ==========

Earnings per share:
     Basic                                           $    0.48                     $    0.15                 $    0.44
     Diluted                                              0.48                          0.15                      0.43

Weighted Average Shares Outstanding:
     (in thousands)
     Basic                                              22,644                        10,044                    28,496
     Diluted                                            22,952                        10,883                    29,192


See notes to pro forma financial information.



Pro forma Unaudited  Combined  Condensed  Statement of Income For the Year Ended
December 31, 1997 (Dollars in thousands, except per share data)
                                                                                                              Pro forma
                                                       HUBCO                      IBSF(1)                      Combined
                                                  -----------------         --------------------           -----------------
Interest on loans                                    $ 168,052                     $ 15,399                  $  183,451
Interest on securities                                  59,031                       36,304                      95,335
Other interest income                                    1,355                           --                       1,355
                                                     ----------                    ---------                 -----------
     Total Interest Income                             228,438                       51,703                     280,141
                                                     ----------                    ---------                 -----------
Interest on deposits                                    57,468                       26,864                      84,332
Interest on borrowings                                  23,993                        2,216                      26,209
                                                     ----------                    ---------                 -----------
     Total Interest Expense                             81,461                       29,080                     110,541
                                                     ----------                    ---------                 -----------
         Net Interest Income before
              provision for loan losses                146,977                       22,623                     169,600
Provision for loan losses                                8,530                           40                       8,570
                                                     ----------                    ---------                 -----------
     Net Interest Income after
         provision for loan losses                     138,447                       22,583                     161,030
Noninterest income                                      41,686                          685                      42,371
Noninterest expense                                     98,944                       14,321                     113,265
                                                     ----------                    ---------                 -----------
     Income before income taxes                         81,189                        8,947                      90,136
Income tax provision                                    31,512                        3,141                      34,653
                                                     ----------                    ---------                 -----------
     Net Income                                      $  49,677                     $  5,806                  $   55,483
                                                     ==========                    =========                 ===========

Earnings per share:
     Basic                                           $    2.14                     $   0.57                  $     1.91
     Diluted                                              2.05                         0.53                        1.82

Weighted Average Shares Outstanding:
     (in thousands)
     Basic                                              22,919                       10,114                      28,771
     Diluted                                            24,206                       10,999                      30,446


(1) IBSF information is for the fiscal year ended September 30, 1997.

See notes to pro forma financial information.


Pro forma Unaudited  Combined  Condensed  Statement of Income For the Year Ended
December 31, 1996 (Dollars in thousands, except per share data)
                                                                                                              Pro forma
                                                       HUBCO                      IBSF(1)                      Combined
                                                  -----------------         --------------------           -----------------
Interest on loans                                    $ 156,772                     $ 12,758                  $  169,530
Interest on securities                                  55,495                       39,394                      94,889
Other interest income                                    1,242                           --                       1,242
                                                     ----------                    ---------                 -----------
     Total Interest Income                             213,509                       52,152                     265,661
                                                     ----------                    ---------                 -----------
Interest on deposits                                    66,046                       26,753                      92,799
Interest on borrowings                                  10,125                          666                      10,791
                                                     ----------                    ---------                 -----------
     Total Interest Expense                             76,171                       27,419                     103,590
                                                     ----------                    ---------                 -----------
         Net Interest Income before
              provision for loan losses                137,338                       24,733                     162,071
Provision for possible loan losses                      12,520                           30                      12,550
                                                     ----------                    ---------                 -----------
     Net Interest Income after
         provision for loan losses                     124,818                       24,703                     149,521
Noninterest income                                      30,811                          687                      31,498
Noninterest expense                                    120,746                       17,931                     138,677
                                                     ----------                    ---------                 -----------
     Income before income taxes                         34,883                        7,459                      42,342
Income tax provision                                    12,248                        2,922                      15,170
                                                     ----------                    ---------                 -----------
     Net Income                                      $  22,635                     $  4,537                  $   27,172
                                                     ==========                    =========                 ===========

Earnings per share:
     Basic                                           $    0.94                     $   0.39                  $     0.91
     Diluted                                              0.90                         0.36                        0.87

Weighted Average Shares Outstanding:
     (in thousands)
     Basic                                              23,247                       11,621                      29,099
     Diluted                                            25,048                       12,497                      31,288



(1) IBSF information is for the fiscal year ended September 30, 1996.

See notes to pro forma financial information


Pro forma Unaudited  Combined  Condensed  Statement of Income For the Year Ended
December 31, 1995 (Dollars in thousands, except per share data)
                                                                                                              Pro forma
                                                       HUBCO                      IBSF(1)                      Combined
                                                  -----------------         --------------------           -----------------
Interest on loans                                    $ 154,151                     $ 11,337                  $  165,488
Interest on securities                                  56,172                       40,355                      96,527
Other interest income                                    1,935                           --                       1,935
                                                     ----------                    ---------                 -----------
     Total Interest Income                             212,258                       51,692                     263,950
                                                     ----------                    ---------                 -----------
Interest on deposits                                    64,598                       25,024                      89,622
Interest on borrowings                                   8,787                           --                       8,787
                                                     ----------                    ---------                 -----------
     Total Interest Expense                             73,385                       25,024                      98,409
                                                     ----------                    ---------                 -----------
         Net Interest Income before
              provision for loan losses                138,873                       26,668                     165,541
Provision for loan losses                               10,274                           30                      10,304
                                                     ----------                    ---------                 -----------
     Net Interest Income after
         provision for loan losses                     128,599                       26,638                     155,237
Noninterest income                                      28,677                          663                      29,340
Noninterest expenses                                   106,584                       12,215                     118,799
                                                     ----------                    ---------                 -----------
     Income before income taxes                         50,692                       15,086                      65,778
Income tax provision                                    15,084                        5,166                      20,250
                                                     ----------                    ---------                 -----------
     Net Income                                      $  35,608                     $  9,920                  $   45,528
                                                     ==========                    =========                 ===========

Earnings per share:
     Basic                                           $    1.52                     $   0.74                  $     1.55
     Diluted                                              1.43                         0.72                        1.46

Weighted Average Shares Outstanding:
     (in thousands)
     Basic                                              22,857                       13,074                      28,709
     Diluted                                            24,935                       13,636                      31,175



(1) IBSF information is for the fiscal year ended September 30, 1995.

See notes to pro forma financial information.


Notes to Pro Forma Financial Information

(1) Pro forma financial information assumes the Merger was consummated as of March 31, 1998 for the pro forma unaudited combined condensed balance sheet and as of the beginning of each of the periods indicated for the pro forma unaudited combined condensed statements of income. The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed that the Merger will be accounted for on a pooling-of-interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an Exchange Ratio of 0.534 shares of HUBCO Common Stock for each of the 10,959,674 (net of 650,049 treasury shares held) shares of IBSF Common Stock which were outstanding at March 31, 1998.

(3) The pro forma financial information presented herein gives effect to the cancellation of 650,049 shares of IBSF Common Stock held in IBSF's treasury at a cost of $10,106,000.

In summary, the pro forma information reflects adjustments for the Merger accounted for using the pooling-of-interests accounting method assuming the
0.534 Exchange Ratio, as follows:

                                                          (Dollars in thousands)
                           (i)  Issuance of 5,852,466 shares of    $   10,406
                                HUBCO Common Stock (stated value
                                of $1.778 per share)

                           (ii) Elimination of 11,609,723 shares         (116 )
                                of IBSF Common Stock ($.01 par
                                value)
                                                                     ---------
                                Adjustment to Common stock             10,290

                           (iii)Eliminate IBSF's treasury stock        10,106

                           (iv) Eliminate ESOP and RRP shares           7,862
                                                                     ---------
                                Adjustment offset to additional        28,258
                                paid-in capital

(4) Earnings per share data has been computed based on the combined historical net income applicable to common shareholders of HUBCO using the historical weighted average shares outstanding of HUBCO Common Stock for the given period and the HUBCO Common Stock to be issued in connection with the Merger.

(5) The pro forma information presented above does not reflect HUBCO's pending acquisitions of DFC or CFHC, the pending Branch Purchase or the recently completed acquisitions of MSB or PFC. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments."

                            THE ADJOURNMENT PROPOSAL

        Each proxy solicited hereby requests authority to vote for an adjournment of the Meeting, if an adjournment is deemed to be necessary. IBSF may seek an adjournment of the Meeting for not more than 29 days in order to enable IBSF to solicit additional votes in favor of the proposal to adopt the Merger Agreement in the event that such proposal has not received the requisite vote of stockholders at the Meeting and such proposal has not received the negative votes of the holders of a majority of IBSF Common Stock. If IBSF desires to adjourn the meeting with respect to such proposal, it will request a motion that the meeting be adjourned for up to 29 days with respect to such proposal, and no vote will be taken on such proposal at the originally scheduled Meeting. Each proxy solicited hereby, if properly signed and returned to IBSF and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the meeting. Unless revoked prior to its use, any proxy solicited for the Meeting will continue to be valid for any adjournment of the Meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the proposal in question.

        Any adjournment will permit IBSF to solicit additional proxies and will permit a greater expression of the stockholders' views with respect to the Merger proposal. Such an adjournment would be disadvantageous to stockholders who are against the Merger proposal, because an adjournment will give IBSF additional time to solicit favorable votes and thus increase the chances of passing the Merger proposal.

        If a quorum is not present at the Meeting, no proposal will be acted upon and the Board of Directors of IBSF will adjourn the Meeting to a later date in order to solicit additional proxies on each of the proposals being submitted to stockholders.

        An adjournment for up to 29 days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. IBSF has no reason to believe that an adjournment of the Meeting will be necessary at this time.

        Because the Board of Directors recommends that stockholders vote FOR the proposal to adopt the Merger Agreement, as discussed above, the Board of Directors recommends that stockholders vote FOR the possible adjournment of the Meeting. The holders of a majority of the IBSF Common Stock present, in person or by proxy, at the Meeting will be required to approve a motion to adjourn the Meeting.

Security Ownership of Certain Beneficial Owners

        The following table sets forth, as of the date indicated, certain information as to the IBSF Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to IBSF to be the beneficial owner of more than 5% of the issued and outstanding IBSF Common Stock, (ii) the directors of IBSF, (iii) certain executive officers of IBSF, and (iv) all directors and executive officers of IBSF and the Association as a group.


                                                      IBSF Common Stock
                                                   Beneficially Owned as of
                                                     June 12, 1998(1)(2)
                                            --------------------------------------
Name of Beneficial Owner                         No.                Percent
                                              -----------          -----------
IBS Financial Corp. Employee                   1,198,305 (3)             10.9 %
     Stock Ownership Plan Trust
1909 E. Route 70
Cherry Hill, New Jersey 08003

Directors:
     Arthur J. Abramowitz                            575                    *
     Thomas J. Auchter                           149,862 (4)(5)           1.4 %
     John A. Borden                              121,655 (3)(4)(6)        1.1 %
     Paul W. Gleason                             116,028 (3)(4)           1.1 %
     Francis X. Lorbecki, Jr.                    109,766 (4)(7)           1.0 %
     Joseph M. Ochman, Sr.                       527,133 (8)              4.7 %
     Albert D. Stiles, Jr.                       199,052 (3)(4)(9)        1.8 %

Certain other executive officers:
     Richard G. Sharp                            183,988 (10)             1.7 %

All directors and executive officers of        1,866,982 (3)(11)         15.8 %
     IBSF and the Association as a group
     (13 persons)

*       Less than 1%.

(1) For purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to beneficially own shares of IBSF Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(2) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of IBSF Common Stock which may be acquired within 60 days of June 12, 1998 pursuant to the exercise of outstanding stock options. Shares of IBSF Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding IBSF Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of IBSF Common Stock owned by any other person or group.

(3) The IBS Financial Corp. Employee Stock Ownership Plan Trust ("Trust") was established pursuant to the IBS Financial Corp. Employee Stock Ownership Plan ("ESOP") by an agreement between IBSF and the trustees of the ESOP ("Trustees"). The current Trustees are Messrs. Borden, Gleason and Stiles. As of June 12, 1998, 609,845 shares of IBSF Common Stock held in the Trust were unallocated and 588,460 shares had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees will generally vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees and will generally vote unallocated shares held in the ESOP in the same proportion for and against proposals to stockholders as the ESOP participants and beneficiaries actually vote shares of IBSF Common Stock allocated to their individual accounts, subject in each case to the fiduciary duties of the ESOP trustees and applicable law. Any allocated shares which either abstain on the proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. The amount of IBSF Common Stock beneficially owned by directors who serve as trustees of the ESOP and by all directors and executive officers as a group does not include the unallocated shares held by the Trust.

(4) Includes 13,074 unvested shares granted to each non-employee director (other than Mr. Abramowitz) pursuant to IBSF's Recognition and Retention Plan and Trust ("Recognition Plan"), which shares maybe voted by each director, and 73,431 shares (67,681 shares for Mr. Gleason and none for Mr. Abramowitz) which may be acquired upon the exercise of stock options exercisable within 60 days of June 12, 1998 based on their original vesting schedule.

(5)      Includes 31,625 shares held by Mr. Auchter's wife.

(6)      Includes 1,897 shares held by Mr. Borden's wife.

(7)      Includes 63 shares held by Mr. Lorbeckie's wife.

(8) Includes 111,495 shares held jointly with Mr. Ochman's wife, 58,744 unvested shares granted to Mr. Ochman pursuant to IBSF's Recognition Plan which may be voted by Mr. Ochman, 28,299 shares allocated to Mr. Ochman pursuant to IBSF's ESOP, 6,325 shares held by Mr. Ochman's wife, 3,232 shares held in trust for the benefit of Mr. Ochman's grandchildren and 149,218 shares which may be acquired upon the exercise of stock options exercisable within 60 days of June 12, 1998 based on the original vesting schedule of the options. In addition, Mr. Ochman holds stock options to purchase 146,863 shares of IBSF Common Stock which will become fully exercisable as of the Effective Time.

(9)      Includes 10,120 shares held by Mr. Stile's wife.

(10) Includes 12,650 shares held jointly with Mr. Sharp's wife, 8,133 shares held by Mr. Sharp's wife, 23,496 unvested shares granted to Mr. Sharp pursuant to IBSF's Recognition Plan which may be voted by Mr. Sharp, 28,989 shares allocated to Mr. Sharp pursuant to the Company's ESOP and 88,782 shares which may be acquired upon the exercise of stock options exercisable within 60 days of June 12, 1998 based on the original vesting schedule of the options. In addition, Mr. Sharp holds stock options to purchase 59,187 shares of IBSF Common Stock which will become fully exercisable as of the Effective Time.

(11) Includes 126,566 shares allocated to all executive offices as a group pursuant to IBSF's ESOP, 198,458 unvested shares granted to all executive officers and directors as a group pursuant to IBSF's Recognition Plan which may be voted by such persons, and 818,020 shares which may be acquired by all executive officers and directors as a group upon the exercise of stock options exercisable within 60 days of June 12, 1998 based on the original vesting schedule of the options. In addition, all executive officers and directors as a group hold stock options to purchase 331,309 shares of IBSF Common Stock which will become fully exercisable as of the Effective Time.


                       DESCRIPTION OF HUBCO CAPITAL STOCK

General

         The authorized capital stock of HUBCO presently consists of 53,045,000 shares of HUBCO Common Stock and 10,300,000 shares of preferred stock. As of May 31, 1998, 28,491,159 shares of HUBCO Common Stock were issued and outstanding, and 500 shares of HUBCO Series B Preferred Stock were outstanding.

         Under the terms of HUBCO's Certificate of Incorporation, the Board of Directors has authority at any time (i) to divide any or all of the authorized but unissued shares of preferred stock into series and determine the designations, number of shares, relative rights, preferences and limitations of any such series and (ii) to increase the number of shares of any such series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such series then outstanding. HUBCO Series A Convertible Preferred Stock was issued pursuant to such authority in connection with HUBCO's acquisition of Washington Bancorp, Inc. on July 1, 1994; no HUBCO Series A Preferred Stock remains outstanding. In December, 1996, as part of the acquisition of Westport Bancorp, Inc., HUBCO issued HUBCO Series B Convertible Preferred Stock; 500 shares of HUBCO Series B Convertible Preferred Stock remain outstanding as of March 31, 1998. See " -- Description of HUBCO Preferred Stock".

         HUBCO's Certificate of Incorporation authorizes the Board of Directors of HUBCO (except in connection with certain business combinations), from time to time and without further shareholder action, to issue new shares of authorized but unissued HUBCO Common Stock or preferred stock. Because of its broad discretion with respect to the creation and issuance of HUBCO Common Stock or preferred stock without shareholder approval, the Board of Directors could adversely affect the voting power of holders of HUBCO Common Stock or preferred stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to gain control of HUBCO.

Description of HUBCO Common Stock

         The following description of the HUBCO Common Stock sets forth certain general terms of the HUBCO Common Stock. For an additional description relating to the HUBCO Common Stock, see "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF IBSF AND HUBCO".

         Dividend Rights

         The holders of HUBCO Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of HUBCO out of funds legally available therefore subject to the preferential dividend rights of any preferred stock that may be outstanding. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent. Because funds for the payment of dividends by HUBCO come primarily from the earnings of HUBCO's bank subsidiaries, as a practical matter, restrictions on the ability of those bank subsidiaries to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO.

         As a New Jersey chartered commercial bank, HUB is subject to the restrictions on the payment of dividends contained in the NJBA. Under the NJBA, HUB may pay dividends only out of retained earnings, and out of surplus to the extent that surplus exceeds 50% of stated capital. Under the CBL, Lafayette may pay dividends only from its net profits, and the total of all dividends in any calendar year may not (unless specifically approved by the Commissioner) exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. Under the Financial Institutions Supervisory Act, the FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by HUB or Lafayette to HUBCO constitutes an unsafe or unsound practice. In addition, BTH, HUBCO's recently acquired New York-based bank will serve as an additional source of dividends to HUBCO. Payment of any such dividends by BTH will be subject to the regulations of the OTS, if BTH continues to be federally-chartered, or the New York Banking Law, if the BTH converts to a New York State-chartered bank. Under the Office of the Thrift Supervision Regulations (the "OTSR") , BTH may pay dividends up to an amount equal to one hundred percent of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or up to an amount equal to seventy-five percent of its net income over the most recent four-quarter period, provided in each case that if immediately after giving effect to such proposed dividend (on a pro forma basis), BTH's capital is equal to or greater than the amount of its regulatory capital requirement.

         HUBCO is also subject to certain FRB policies which may, in certain circumstances, limit its ability to pay dividends. The FRB policies require, among other things, that a bank holding company maintain a minimum capital base. The FRB would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

         At March 31, 1998, HUB had $130.1 million available for the payment of dividends to HUBCO, and as of March 31, 1998, Lafayette had $1.7 million available for the payment of dividends to HUBCO, and as of March 31, 1998, BTH had $9.7 million available for the payment of dividends. At March 31, 1998, HUBCO had $104.0 million available for shareholder dividends, the payment of which would not reduce any of its capital ratios below the minimum regulatory requirements.

         Voting Rights

         At meetings of shareholders, holders of HUBCO Common Stock are entitled to one vote per share. The quorum for shareholders' meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of HUBCO Common Stock at a meeting at which a quorum is present.

         The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

         The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. Shareholders may remove any director from office for cause. The affirmative vote of at least three-quarters of the shares of HUBCO entitled to vote thereon is required to amend or repeal the provisions of HUBCO's Certificate of Incorporation relating to the classification of the Board of Directors and the removal of directors.

         HUBCO's Certificate of Incorporation contains a "minimum price" provision. If a "related person" (defined in the Certificate of Incorporation to include persons who, together with their affiliates, own 10% or more of HUBCO's Common Stock) proposes to enter into a Business Combination (as defined in the Certificate of Incorporation) with HUBCO, the proposed transaction will require the affirmative vote of at least three-quarters of the outstanding shares entitled to vote on the transaction, unless either (i) the proposed transaction is first approved by a majority of HUBCO's Board of Directors, or (ii) the shareholders of HUBCO are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the Certificate of Incorporation. If either of these tests are met, the proposed transaction need only be approved by the vote otherwise required by law, the Certificate of Incorporation and any agreement with a national securities exchange.

         Liquidation Rights

         In a liquidation, holders of HUBCO Common Stock are entitled to receive ratably any assets distributed to shareholders, except that if shares of preferred stock of HUBCO are outstanding at the time of liquidation, such shares of preferred stock may have prior rights upon liquidation.

         Assessment and Redemption

         All outstanding shares of HUBCO Common Stock are fully paid and nonassessable. HUBCO Common Stock is not redeemable at the option of the issuer or the holders thereof.

         Preemptive and Conversion Rights

         Holders of HUBCO Common Stock do not have conversion rights or preemptive rights with respect to any securities of HUBCO.

Description of HUBCO Preferred Stock

         General

         Five hundred shares of HUBCO Series B Convertible Preferred Stock ("HUBCO Series B Preferred Stock") remain outstanding as of March 31, 1998. The following is a description of the existing HUBCO Series B Preferred Stock.

         HUBCO Series B Preferred Stock

         Dividend Rights. The holders of HUBCO Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of HUBCO out of funds legally available therefore, dividends at a rate to be determined by the Corporation's Board of Directors. All dividends declared on the HUBCO Series B Preferred Stock are pro rata per share and noncumulative. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent.

         Liquidation Rights. The holders of HUBCO Series B Preferred Stock are entitled to receive $100.00 per share in any liquidation, dissolution or winding up of HUBCO, subject to the rights of creditors. In a liquidation, dissolution or winding up, the preferential amounts with respect to the HUBCO Series B Preferred Stock and any stock on parity with HUBCO Series B Preferred Stock, shall be distributed pro rata in accordance with the aggregate preferential amounts of the HUBCO Series B Preferred Stock and such stock on parity, if any, out of or to the extent of the net assets of HUBCO legally available for such distribution before any distributions are made with respect to any stock junior to the rights of HUBCO Series B Preferred Stock.

         Redemption. The HUBCO Series B Preferred Stock is not redeemable at the option of the issuer or the holders thereof.

         Preemptive and Conversion Rights. Holders of HUBCO Series B Preferred Stock have an option to convert such stock into fully paid and nonassessable shares of HUBCO Common Stock. As of March 31, 1998, the conversion rate was
33.2175 shares of Common Stock for each share of HUBCO Series B Preferred Stock (the "Conversion Ratio"). The Conversion Ratio is subject to adjustment upon certain events, including the issuance of HUBCO Common Stock as a dividend with respect to the outstanding HUBCO Common Stock, subdivision or combinations of HUBCO Common Stock, the issuance to holders of HUBCO Common Stock generally of rights or warrants to subscribe for HUBCO Common Stock, or the distribution to holders of HUBCO Common Stock generally of evidences of indebtedness, assets (excluding dividends in cash out of retained earnings) or rights or warrants to subscribe for securities of HUBCO other than those mentioned herein. Notwithstanding the foregoing, the Conversion Ratio is not subject to adjustment to the extent HUBCO issues any HUBCO Common Stock in connection with any employee compensation and benefits plans, employee agreements and contracts.

         Voting Rights. Holders of shares of HUBCO Series B Preferred Stock vote together as a class with holders of HUBCO Common Stock for the election of directors and all other matters to which holders of HUBCO Common Stock are entitled to vote. Each share of HUBCO Series B Preferred Stock is entitled to a number of votes equal to the Conversion Ratio as the same may be adjusted from time to time.


                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                                OF IBSF AND HUBCO

General

         Each of IBSF and HUBCO is a business corporation incorporated under the NJBCA. The rights of IBSF shareholders are currently governed by the NJBCA and IBSF's certificate of incorporation and by-laws. At the Effective Time, each IBSF shareholder will become a shareholder of HUBCO. The rights of HUBCO shareholders are governed by the NJBCA and HUBCO's certificate of incorporation and by-laws. The following is a comparison of certain provisions of the NJBCA and the respective certificates of incorporation and by-laws of IBSF and HUBCO. This summary does not purport to be complete and is qualified in its entirety by reference to the NJBCA, which may change from time to time, and the certificates of incorporation and by-laws of HUBCO and IBSF, which also may be changed.

Voting Requirements

         Under the NJBCA, unless a greater vote is specified in the certificate of incorporation, the amendment to the certificate of incorporation of a New Jersey corporation, the voluntary dissolution of the corporation, the sale or other disposition of all, or substantially all of the assets of the corporation other than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case, a majority of the votes cast by shareholders of the corporation entitled to vote thereon. The HUBCO Certificate requires the affirmative vote of 75% of the outstanding shares entitled to vote on certain transactions involving "related persons" unless the proposed transaction is either first approved by a majority of the HUBCO Board or the shareholders of HUBCO are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the HUBCO Certificate. See "DESCRIPTION OF HUBCO CAPITAL STOCK -- Description of HUBCO Common Stock -- Voting Rights."

         The IBSF Certificate of Incorporation requires the affirmative vote of the holders of (1) at least 80% of the outstanding IBSF stock that is entitled to vote generally in an election of directors ("Voting Shares") and (2) a majority of the outstanding Voting Shares that are not beneficially owned, directly or indirectly, by any person or group ("Related Person") which beneficially owns 10% or more of the Voting Shares ("Independent Majority of Stockholders") to approve certain transactions involving a Related Person unless either (a) the IBSF shareholders are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the IBSF Certificate and certain other conditions are satisfied, or (b) the transaction is recommended to shareholders by at least two-thirds of the IBSF Board of Directors and by a majority of the directors unaffiliated with any Related Person. Because the IBSF Board of Directors has unanimously recommended that shareholders vote in favor of the Merger Agreement, this supermajority voting provision is not applicable to the Merger.

         The IBSF Certificate of Incorporation also provides that the affirmative vote of (1) the holders of at least 80% of the outstanding Voting Shares, (2) an Independent Majority of Stockholders, and (3) any class of IBSF preferred stock that may be outstanding and entitled to vote (no such preferred stock is currently outstanding) is required to amend, adopt, alter, change or repeal any provision inconsistent with Articles 6 (no preemptive rights), 7 (directors), 9 (meetings of shareholders, director nominations and shareholder proposals), 10 (bylaws), 11 (indemnification of officers, directors, employees and agents) and 12 (amendment). In addition, any amendment, addition, alteration, change or repeal of all or any portion of Article 8 (certain business combinations and acquisitions of stock) requires the affirmative vote of (i) the holders of at least 80% of the outstanding Voting Shares and (ii) an Independent Majority of Stockholders, unless such proposal is recommended to shareholders by at least two-thirds of the whole Board of Directors of IBSF and a majority of the directors unaffiliated with any Related Person.

Removal of Directors; Number of Directors

         The NJBCA allows for the removal of directors for cause by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. HUBCO's Certificate of Incorporation states that shareholders may remove a director from office only for cause. HUBCO's Certificate of Incorporation also allows shareholders to increase or decrease the number of directors constituting the Board by the affirmative vote of at least three-quarters of all of the outstanding shares of common stock entitled to vote.

         The IBSF Certificate of Incorporation provides that directors may be removed from office only with cause by an affirmative vote of the holders of not less than 80% of the outstanding Voting Shares at a meeting of shareholders called expressly for such purpose. In addition, at least 30 days prior to such meeting of shareholders, written notice must be given to the director whose removal will be considered at the meeting.

         The IBSF Certificate of Incorporation provides that the number of directors that shall constitute the initial Board of Directors shall be seven. IBSF's Bylaws provide that the number of directors may be increased or decreased by the affirmative vote of two-thirds of the whole Board of Directors and a majority of the directors unaffiliated with any Related Person, provided that the number of directors may not be less than five nor more than fifteen.

Preferred Stock

         The authorized capital stock of HUBCO consists of 53,045,000 shares of HUBCO Common Stock and 10,300,000 shares of preferred stock. As of May 31, 1998, 28,491,159 shares of HUBCO Common Stock were issued and outstanding, and 500 shares of HUBCO Series B Preferred Stock were outstanding. Under the terms of the HUBCO Certificate of Incorporation, the HUBCO Board has authority at any time to divide any or all of the authorized but unissued shares of preferred stock into series, determine the designations, number of shares, relative rights, preferences, and limitations of any such series and authorize the issuance of such series. See "DESCRIPTION OF HUBCO CAPITAL STOCK -- General."

         The authorized capital stock of IBSF consists of 20,000,000 shares of IBSF Common Stock and 5,000,000 shares of serial preferred stock, $.01 par value per share ("IBSF Preferred Stock"). As of April 30, 1998, 10,960,978 shares of IBSF Common Stock were issued and outstanding and no shares of IBSF Preferred Stock were issued and outstanding. Under the terms of the IBSF Certificate of Incorporation, the IBSF Board has authority at any time to divide any or all of the authorized but unissued shares of IBSF Preferred Stock into series, determine the designations, number of shares, relative rights, preferences, and limitations of any such series and authorize the issuance of such series.

Classified Board of Directors

         The NJBCA permits a New Jersey corporation to provide for a classified board. HUBCO currently has a classified Board of Directors. The Board is divided into three classes, with one class of directors generally elected for a three-year term at each annual meeting.

         The IBSF Certificate of Incorporation provides that the IBSF Board of Directors shall be divided into four classes as nearly equal in number as possible, with one class to be elected annually for a four-year term.

Shareholder Consent to Corporate Action

         Except as otherwise provided by the certificate of incorporation (and the HUBCO Certificate presently is silent on this issue), the NJBCA permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under the NJBCA, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or (ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders. HUBCO's By-laws provide that a special meeting of shareholders may be called for any purpose by the Chairman of the Board, the President or the Board of Directors.

         The IBSF Certificate of Incorporation provides that any action required to be taken at a meeting of shareholders or any action permitted to be taken at a meeting of shareholders may be taken without a meeting if consent in writing, setting forth the action so taken, shall be signed by all of the shareholders who would be entitled to vote at a meeting. Except as otherwise required by the NJBCA, the IBSF Certificate provides that special meetings of shareholders may be called only by (1) the Board of Directors by the affirmative vote of two-thirds of the whole Board of Directors and a majority of the directors unaffiliated with any Related Person, (2) the Chairman of the Board or (3) the President of IBSF.

Dividends

         Unless there are other restrictions contained in its certificate of incorporation (and the HUBCO Certificate presently contains none), the NJBCA generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by HUBCO come primarily from the earnings of HUBCO's bank subsidiaries, as a practical matter, restrictions on the ability of HUB or Lafayette to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO. At March 31, 1998, HUBCO had approximately $104.0 million available for shareholder dividends. For a description of the regulatory restrictions on dividend payments by HUB and Lafayette, see "DESCRIPTION OF HUBCO CAPITAL STOCK -- Description of HUBCO Common Stock -- Dividend Rights."

         IBSF's Bylaws provide that dividends may be declared by the Board of Directors and paid by IBSF out of the unreserved and unrestricted earned surplus of IBSF, subject to the conditions and limitations imposed by the NJBCA. Based on IBSF's earned surplus at March 31, 1998, IBSF had approximately $33.4 million available for dividends to shareholders at such date. However, funds for the payment of dividends by IBSF are primarily derived from dividends from the Association to IBSF. As a result, restrictions on the ability of the Association to pay dividends act as restrictions on the amount of funds available for the payment of dividends by IBSF.

By-laws

         Under the NJBCA, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders. The HUBCO Certificate does not reserve such power.

         The IBSF Certificate of Incorporation provides that IBSF's Bylaws may be altered, amended or repealed by the affirmative vote of (1) two-thirds of the whole Board of Directors of IBSF and a majority of the directors unaffiliated with any Related Person, or (2) the holders of not less than 80% of the outstanding Voting Shares and an Independent Majority of Stockholders.

Limitations of Liability of Directors and Officers

         Under New Jersey law, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit a directors' or an officers' personal liability to the corporation or its shareholders for monetary damage for breaches of their fiduciary duty as a director or officer. Under New Jersey law, a director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. HUBCO's Certificate of Incorporation contains a provision which limits a director's or officer's liability to the full extent permitted by New Jersey law.

         IBSF's Certificate of Incorporation contains a provision which limits the liability of directors and officers of IBSF to the full extent permitted by New Jersey law.

Indemnification of Directors and Officers

         The NJBCA provides that a corporation has the power to indemnify a director, officer, employee or agent ("Corporate Agent") against his or her expenses and liabilities in connection with any proceeding involving the Corporate Agent by reason of his or her being or having been a Corporate Agent, other than a proceeding by or in the right of the corporation, if: (i) the Corporate Agent was acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
(ii) with respect to any criminal proceeding, the Corporate Agent had no reasonable cause to believe that his or her conduct was unlawful. A corporation has the power to indemnify a Corporate Agent against his or her expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the Corporate Agent because he or she was or is a Corporate Agent, if he or she acted in good faith and in a manner the Corporate Agent reasonably believed to be in or not opposed to the best interests of the corporation.

         HUBCO's Certificate of Incorporation provides that HUBCO shall indemnify its current and former officers, directors, employees and agents against expenses incurred in connection with any pending or threatened action, suit, or proceeding, with respect to which the officer, director, employee or agent is a party, or is threatened to be made a party, to the full extent permitted by the NJBCA. HUBCO maintains directors' and officers' liability insurance on behalf of such persons.

         The IBSF Certificate of Incorporation provides that IBSF shall indemnify its current and former officers, directors, employees and agents against expenses, judgments, fines, taxes and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit, or proceeding, with respect to which the officer, director, employee or agent is a party, or is threatened to be made party, to the full extent permitted by the NJBCA. The IBSF Certificate also provides for the advancement of expenses. IBSF maintains directors' and officers' liability insurance on behalf of such persons.


                              SHAREHOLDER PROPOSALS

         The Merger may be consummated prior to the 1998 Annual Meeting of Shareholders of IBSF, in which event there would be no IBSF Annual Meeting. If IBSF holds a 1998 Annual Meeting of Shareholders, unless such 1998 meeting is delayed, any proposal which a IBSF shareholder wishes to have included in the proxy materials of IBSF must have been presented to IBSF not later than March 5, 1998. No such proposal was received prior to such date.


                                  OTHER MATTERS

         Each proxy solicited hereby also confers discretionary authority on the Board of Directors of IBSF to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Meeting. Management is not aware of any business that may properly come before the Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.


                                  LEGAL OPINION

         Certain legal matters relating to the issuance of the shares of HUBCO Common Stock offered hereby will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to HUBCO. Attorneys in the law firm of Pitney, Hardin, Kipp & Szuch, beneficially owned 792 shares of HUBCO Common Stock as of June 2, 1998. Certain legal matters in connection with the Merger will be passed upon for IBSF by Elias, Matz, Tiernan & Herrick L.L.P., counsel to IBSF.


                                     EXPERTS

         The consolidated financial statements incorporated by reference in this Registration Statement from IBSF's Annual Report on Form 10-K for the year ended September 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of HUBCO as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         Deloitte & Touche LLP will have a representative at the Meeting who will have an opportunity to make a statement if such representative desires, and who will be available to respond to appropriate questions.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER, dated as of March 31, 1998 ("Agreement"), is among HUBCO, Inc. ("HUBCO"), a New Jersey corporation and registered bank holding company, Hudson United Bank (the "Bank"), a New Jersey state-chartered commercial banking corporation and wholly-owned subsidiary of HUBCO, IBS Financial Corp., a New Jersey corporation and registered savings and loan holding company ("IBSF"), and Inter-Boro Savings and Loan Association, a New Jersey state-chartered savings and loan association and wholly-owned subsidiary of IBSF (the "Association").

                                    RECITALS

                  The respective Boards of Directors of HUBCO and IBSF have each determined that it is in the best interests of HUBCO and IBSF and their respective shareholders for HUBCO to acquire IBSF by merging IBSF with and into HUBCO with HUBCO surviving and IBSF shareholders receiving the consideration hereinafter set forth. Immediately after the merger of IBSF into HUBCO, the Association shall be merged with and into the Bank with the Bank surviving.

                  The respective Boards of Directors of IBSF, HUBCO, the Bank and the Association have each duly adopted and approved this Agreement and the Board of Directors of IBSF has directed that it be submitted to IBSF's shareholders for approval.

                  As a condition for HUBCO to enter into this Agreement, HUBCO has required that it receive an option on certain authorized but unissued shares of IBSF Common Stock (as hereinafter defined) and, simultaneously with the execution of this Agreement, IBSF is issuing an option to HUBCO (the "HUBCO Stock Option") to purchase certain shares of the authorized and unissued IBSF Common Stock subject to the terms and conditions set forth in the Agreement governing the HUBCO Stock Option.

                  NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                             ARTICLE I - THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), IBSF shall be merged with and into HUBCO (the "Merger") in accordance with the New Jersey Business Corporation Act (the "NJBCA") and HUBCO shall be the surviving corporation (the "Surviving Corporation").

                  1.2. Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of HUBCO and IBSF and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of HUBCO and IBSF shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of HUBCO and IBSF and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of HUBCO and IBSF in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of HUBCO or IBSF is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of HUBCO or IBSF if the Merger had not occurred.

                  1.3.  Certificate of Incorporation.  As of the Effective Time,
the certificate of incorporation of HUBCO shall be the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

                  1.4. Bylaws. As of the Effective Time, the Bylaws of HUBCO shall be the Bylaws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5. Directors and Officers. As of the Effective Time, the directors and officers of HUBCO shall be the directors and officers of the Surviving Corporation.

                  1.6 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the offices of Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey, on a date determined by HUBCO on at least five business days notice (the "Closing Notice") given to IBSF, which date (the "Closing Date") shall be not less than seven nor more than 10 business days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). In the Closing Notice, HUBCO shall specify the "Determination Date" for purposes of determining the Median Pre-Closing Price (as hereinafter defined), which date shall be the later of (i) the first date on which all federal bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received and either party has notified the other in writing that all such approvals (and waivers, if applicable) have been received, or (ii) the date of the Shareholders Meeting (as such term is defined in Section 5.7 hereof). Simultaneous with or immediately following the Closing, HUBCO and IBSF shall cause to be filed a certificate of merger, in form and substance satisfactory to HUBCO and IBSF, with the Secretary of State of the State of New Jersey (the "Certificate of Merger"). The Certificate of Merger shall specify the "Effective Time" of the Merger, which Effective Time shall be a date and time following the Closing agreed to by HUBCO and IBSF (which date and time the parties currently anticipate will be the close of business on the Closing Date). In the event the parties fail to specify the date and time in the Certificate of Merger, the Merger shall become effective upon (and the "Effective Time" shall be) the time of the filing of the Certificate of Merger.

                  1.7 The Bank Merger. Immediately following the Effective Time, the Association shall be then merged with and into the Bank (the "Bank Merger") in accordance with the provisions of the New Jersey Banking Act of 1948, as amended (the "Banking Act"). In the Bank Merger, the Bank shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of the Association shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Association and the Bank and all of the property, rights, privileges, powers and franchises of each of the Association and the Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Association and the Bank and shall have succeeded to all or each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and Bylaws of the Bank shall be the certificate of incorporation and Bylaws of the Surviving Bank and the officers and directors of the Bank shall be the officers and directors of the Surviving Bank, except as provided in Section 5.20 hereof. Following the execution of this Agreement, the Association and the Bank shall execute and deliver a merger agreement (the "Bank Merger Agreement"), both in form and substance reasonably satisfactory to the parties hereto, substantially as set forth in Exhibit 1.7 hereto, for delivery to the Commissioner of the New Jersey Department of Banking and Insurance (the "Department") and the Federal Deposit Insurance Corporation (the "FDIC") for approval of the Bank Merger.

                     ARTICLE II - CONVERSION OF IBSF SHARES

                  2.1. Conversion of IBSF Common Stock. Each share of common stock, par value $.01 per share, of IBSF ("IBSF Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

                           (a) Exchange of Common Stock; Exchange Ratio. Subject
to the provisions of this Section 2.1, each share of IBSF Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted at the Effective Time into the right to receive 0.534 shares (the "Exchange Ratio") of Common Stock, no par value, of HUBCO ("HUBCO Common Stock") subject to adjustment as provided in Section 2.1(c) or in Section 7.1(i) and subject to the payment of cash in lieu of fractional shares in accordance with Section 2.2(e).

                           (b)  Cancellation  of IBSF  Certificates.  After  the
Effective Time, all such shares of IBSF Common Stock (other than those canceled pursuant to Section 2.1(d)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares (other than those canceled pursuant to Section 2.1(d)) shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of IBSF Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of IBSF Common Stock except as otherwise provided herein or by law. Such certificates previously evidencing such shares of IBSF Common Stock (other than those canceled pursuant to Section 2.1(d)) shall be exchanged for certificates evidencing shares of HUBCO Common Stock issued pursuant to this
Article II, upon the  surrender of such  certificates  in  accordance  with this
Article II. No fractional shares of HUBCO Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

                           (c) Capital  Changes.  If between the date hereof and
the Effective Time the outstanding shares of HUBCO Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares, the Exchange Ratio and the definition of Median Pre-Closing Price shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares.

                           (d) Excluded Shares.  All shares of IBSF Common Stock
held by IBSF in its treasury or owned by HUBCO or by any of HUBCO's wholly-owned subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) immediately prior to the Effective Time ("Excluded Shares") shall be canceled.


                  2.2.  Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, HUBCO shall deposit, or shall cause to be deposited, with Hudson United Bank, Trust Department or another bank or trust company designated by HUBCO and reasonably acceptable to IBSF (the "Exchange Agent"), for the benefit of the holders of shares of IBSF Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of HUBCO Common Stock and cash in such amount such that the Exchange Agent possesses such number of shares of HUBCO Common Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by HUBCO pursuant to the provisions of this Article II (such certificates for shares of HUBCO Common Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the HUBCO Common Stock and cash out of the Exchange Fund in accordance with Sections 2.1 and 2.2(b). Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As soon as reasonably practicable either before or after the Effective Time, but in any event no later than five business days after the Effective Time, HUBCO will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of IBSF Common Stock (the "Certificates"), (i) a letter of transmittal (the form and substance of which is reasonably agreed to by HUBCO and IBSF prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall have such other provisions as HUBCO may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates evidencing shares of HUBCO Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (x) certificates evidencing that number of whole shares of HUBCO Common Stock which such holder has the right to receive in respect of the shares of IBSF Common Stock formerly evidenced by such Certificate in accordance with Section 2.1 (as adjusted pursuant to Section 7.1(i) if applicable) and (y) cash in lieu of fractional shares of HUBCO Common Stock to which such holder may be entitled pursuant to Section 2.2(e) (the shares of HUBCO Common Stock and cash described in clauses (x) and (y) being collectively referred to as the "Merger Consideration") and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of IBSF Common Stock which is not registered in the transfer records of IBSF, a certificate evidencing the proper number of shares of HUBCO Common Stock and/or cash may be issued and/or paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of IBSF Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

                  (c) Distributions with Respect to Unexchanged Shares of HUBCO Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to HUBCO Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HUBCO Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate (or a suitable affidavit of loss and customary bond). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of HUBCO Common Stock issued in exchange therefor, without interest, (i) promptly, the Merger Consideration to which such holder is entitled pursuant to Section 2.2(b) and the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to the shares of HUBCO Common Stock to which such holder is entitled, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of HUBCO Common Stock.

                  (d) No Further Rights in IBSF Common Stock. All shares of HUBCO Common Stock issued and cash paid upon conversion of the shares of IBSF Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of IBSF Common Stock.

                  (e) No Fractional Shares; Median Pre-Closing Price. No certificates or scrip evidencing fractional shares of HUBCO Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of HUBCO. Cash shall be paid in lieu of fractional shares of HUBCO Common Stock, based upon the Median Pre-Closing Price per whole share of HUBCO Common Stock. The "Median Pre-Closing Price" shall be determined by taking the price half-way between the Closing Prices left after discarding the 4 lowest and 4 highest Closing Prices in the 10 consecutive trading day period which ends on (and includes) the Determination Date. The "Closing Price" shall mean the closing price of HUBCO Common Stock as supplied by the Nasdaq Stock Market and published in The Wall Street Journal. A "trading day" shall mean a day for which a Closing Price is so supplied and published. (The Nasdaq Stock Market, or such other national securities exchange on which HUBCO Common Stock may be traded after the date hereof, is referred to herein as "Nasdaq")

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of IBSF Common Stock for two years after the Effective Time shall be delivered to HUBCO, upon demand, and any holders of IBSF Common Stock who have not theretofore complied with this Article II shall thereafter look only to HUBCO for the Merger Consideration, dividends and distributions to which they are entitled.

                  (g) No Liability. Neither HUBCO, the Bank nor the Exchange Agent shall be liable to any holder of shares of IBSF Common Stock for any such shares of HUBCO Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Withholding Rights. HUBCO shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of IBSF Common Stock, the minimum amounts (if any) that HUBCO is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.8), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by HUBCO, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of IBSF Common Stock in respect of which such deduction and withholding was made by HUBCO.

                  2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of IBSF shall be closed and there shall be no further registration of transfers of shares of IBSF Common Stock thereafter on the records of IBSF. On or after the Effective Time, any Certificates presented to the Exchange Agent or HUBCO for transfer shall be converted into the Merger Consideration.

                  2.4. IBSF Stock Options. Other than the HUBCO Stock Option, all options which may be exercised for issuance of IBSF Common Stock (each, a "Stock Option" and collectively the "Stock Options") are described in the IBSF Disclosure Schedule and are issued and outstanding pursuant to the IBSF 1995 Stock Option Plan (the "IBSF Stock Option Plan") and the agreements pursuant to which such Stock Options were granted (each, an "Option Grant Agreement"). HUBCO acknowledges and agrees to honor the provisions of the IBSF Stock Option Plan and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of IBSF. Each Stock Option outstanding at the Effective Time (each, a "Continuing Stock Option") shall be converted into an option to purchase HUBCO Common Stock, wherein (i) the right to purchase shares of IBSF Common Stock pursuant to the Continuing Stock Option shall be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock shall be the previous option exercise price per share of the IBSF Common Stock divided by the Exchange Ratio, and
(iii) in all other material respects the option shall be subject to the same terms and conditions as governed the Continuing Stock Option on which it was based, including the length of time within which the option may be exercised (which shall not be extended except that the holder of a Stock Option who continues in the service of HUBCO or a subsidiary of HUBCO shall not be deemed to have terminated service for purposes of determining the Continuing Stock Option exercise period) and for all Continuing Stock Options, such adjustments shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the Code (as defined in Section 3.8 hereof). Shares of HUBCO Common Stock issuable upon exercise of Continuing Stock Options shall be covered by an effective registration statement on Form S-8, and HUBCO shall use its reasonable best efforts to file a registration statement on Form S-8 covering such shares as soon as possible after the Effective Time.


              ARTICLE III - REPRESENTATIONS AND WARRANTIES OF IBSF

                  References herein to "IBSF Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by IBSF to HUBCO. IBSF hereby represents and warrants to HUBCO as follows:

                  3.1.  Corporate Organization

                  (a) IBSF is a corporation duly organized and validly existing under the laws of the State of New Jersey. IBSF has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of IBSF and the IBSF
Subsidiaries (as defined below), taken as a whole. IBSF is registered as a savings and loan holding company under the Home Owners' Loan Act, as amended (the "HOLA").

                  (b) Each IBSF Subsidiary and its jurisdiction of incorporation is listed in the IBSF Disclosure Schedule. For purposes of this Agreement, the term "IBSF Subsidiary" means any corporation, partnership, joint venture or other legal entity in which IBSF, directly or indirectly, owns at least a 50% stock or other equity interest or for which IBSF, directly or indirectly, acts as a general partner, provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "IBSF Subsidiary" shall include any entity which was a IBSF Subsidiary at any time during such period. The Association is a New Jersey state-chartered savings and loan association duly organized and validly existing in stock form under the laws of the State of New Jersey. All eligible accounts of depositors issued by the Association are insured by the Savings Association Insurance Fund of the FDIC (the "SAIF") to the fullest extent permitted by law. Each IBSF Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of IBSF and the IBSF Subsidiaries, taken as a whole.

                  (c) The IBSF Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws, as in effect on the date hereof, of IBSF and each IBSF Subsidiary. Except as set forth in Disclosure
Schedule 3.1(b), the Association and IBSF do not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity.

                  3.2. Capitalization. The authorized capital stock of IBSF consists of 25,000,000 shares of IBSF Common Stock. As of March 27, 1998, there were 10,959,674 shares of IBSF Common Stock issued and outstanding and 650,049 treasury shares. As of March 27, 1998, there were 1,275,503 shares of IBSF Common Stock issuable upon exercise of outstanding stock options. The IBSF Disclosure Schedule contains (i) a list of all Stock Options, their strike prices and expiration dates, and (ii) true and complete copies of the IBSF Stock Option Plan and a specimen of each form of Option Grant Agreement pursuant to which any outstanding Stock Option was granted, including a list of each outstanding Stock Option issued pursuant thereto. All Stock Options will be fully vested on the Closing Date, in each case in accordance with the terms of the IBSF Stock Option Plan and Option Grant Agreements pursuant to which such Stock Options were granted. All issued and outstanding shares of IBSF Common Stock, and all issued and outstanding shares of capital stock of each IBSF Subsidiary, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties imposed by IBSF or any IBSF Subsidiary. Except for the Stock Options listed on the IBSF Disclosure Schedule and the HUBCO Stock Option, neither IBSF nor the Association has granted nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of IBSF or the Association or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3.  Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by all applicable regulatory authorities and by the shareholders of IBSF, and except as set forth in the IBSF Disclosure Schedule, IBSF and the Association have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the directors of IBSF and the Association in accordance with their respective Certificate of Incorporation and Bylaws and applicable laws and regulations. Except for such approvals, no other corporate proceedings not otherwise contemplated hereby on the part of IBSF or the Association are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by IBSF and the Association, and constitutes a valid and binding obligation of each of IBSF and the Association, enforceable against IBSF and the Association in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of New Jersey state-chartered savings and loan associations or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

                  (b) Neither the execution and delivery of this Agreement by IBSF or the Association, nor the consummation by IBSF or the Association of the transactions contemplated hereby in accordance with the terms hereof, or compliance by IBSF or the Association with any of the terms or provisions hereof, will (i) violate any provision of IBSF's or the Association's Certificate of Incorporation or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBSF, the Association or any of their respective properties or assets, or (iii) except as set forth in the IBSF Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of IBSF or the Association under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which IBSF or the Association is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of IBSF and the IBSF Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB"), the FDIC, the Office of Thrift Supervision (the "OTS"), the Department, the New Jersey Department of Environmental Protection (the "DEP") (if required), the Securities and Exchange Commission (the "SEC"), and the shareholders of IBSF, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of IBSF or the Association in connection with (x) the execution and delivery by IBSF of this Agreement and (y) the consummation by IBSF of the Merger, and the consummation by IBSF and the Association of the other transactions contemplated hereby, except (i) such as are listed in the IBSF Disclosure Schedule and (ii) such as individually or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of IBSF and the IBSF Subsidiaries taken as a whole or prevent or materially delay the consummation of the transactions contemplated hereby. To the best of IBSF's knowledge, no fact or condition exists which IBSF has reason to believe will prevent it and the Association from obtaining the aforementioned consents and approvals.

                  3.4.  Financial Statements.

                  (a) The IBSF Disclosure Schedule sets forth copies of the consolidated statements of financial condition of IBSF as of September 30, 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended September 30, in each of the three fiscal years 1995 through 1997, in each case accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to IBSF ("D&T"), and the unaudited consolidated statement of condition of IBSF as of December 31, 1997 and the related unaudited consolidated statements of income and cash flows for the three months ended December 31, 1997 and 1996, as reported in IBSF's Quarterly Report on Form 10-Q, filed with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act") (collectively, the "IBSF Financial Statements"). The IBSF Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of IBSF as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows fairly present the results of the consolidated operations, changes in shareholders' equity and cash flows of IBSF for the respective periods set forth therein.

                  (b) The books and records of IBSF and each of its Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the IBSF Financial Statements (including the notes thereto), as of December 31, 1997, neither IBSF nor any IBSF Subsidiary had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of IBSF and the IBSF
Subsidiaries, taken as a whole which were required by GAAP (consistently applied) to be disclosed in IBSF's consolidated statement of condition as of December 31, 1997 or the notes thereto. Since December 31, 1997, neither IBSF nor any IBSF Subsidiary has incurred any liabilities except in the ordinary course of business and consistent with prudent business practice, except as related to the transactions contemplated by this Agreement or except as set forth in the IBSF Disclosure Schedule.

                  3.5. Broker's and Other Fees. Except for Ryan, Beck & Co., Inc. ("Ryan, Beck"), neither IBSF nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. The agreement with Ryan, Beck is set forth in the IBSF Disclosure Schedule. Other than pursuant to the agreement with Ryan, Beck, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by IBSF or any its Subsidiaries.

                  3.6.  Absence of Certain Changes or Events.

                  (a) Except as disclosed in the IBSF Disclosure Schedule, there has not been any IBSF Material Adverse Change (as hereinafter defined) since December 31, 1997 and to the best of IBSF's knowledge, no fact or condition exists which IBSF believes will cause such an IBSF Material Adverse Change in the future. "IBSF Material Adverse Change" means any change which is material and adverse to the consolidated financial condition, results of operations, business or assets of IBSF and the IBSF Subsidiaries taken as a whole, other than (i) a change in the value of the respective investment and loan portfolios of IBSF and the IBSF Subsidiaries as the result of a change in interest rates generally, (ii) a change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects savings institutions generally, (iii) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iv) payments to executive officers or other employees of IBSF or the Association pursuant to agreements or arrangements with such persons, which agreements or arrangements are included in the IBSF Disclosure Schedule, or (v) actions or omissions of IBSF or any IBSF Subsidiary either specifically permitted by this Agreement or taken with the prior written consent of HUBCO in contemplation of the transactions contemplated hereby (including without limitation any actions taken by IBSF or the Association pursuant to Section 5.15 of this Agreement).

                  (b) Except as set forth in the IBSF Disclosure Schedule, neither IBSF nor any IBSF Subsidiary has taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 1997 and the date hereof and, except for execution of this Agreement, and the other documents
contemplated   hereby,  IBSF  and  each  IBSF  Subsidiary  has  conducted  their respective businesses only in the ordinary course, consistent with past practice.

                  3.7. Legal Proceedings. Except as disclosed in the IBSF Disclosure Schedule, and except for ordinary routine litigation incidental to the business of IBSF and the IBSF Subsidiaries, neither IBSF nor any IBSF Subsidiary is a party to any, and there are no pending or, to the best of IBSF's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against IBSF or any IBSF Subsidiary which, if decided adversely to IBSF or any IBSF Subsidiary, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of IBSF and the IBSF Subsidiaries taken as a whole. Except as disclosed in the IBSF Disclosure Schedule, neither IBSF nor any IBSF Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to IBSF or such IBSF Subsidiary.

                  3.8.  Taxes and Tax Returns.

                  (a) IBSF and each IBSF Subsidiary has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it on or before the Effective Time in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to HUBCO in writing) or against which reserves have been established. IBSF and each IBSF Subsidiary has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of IBSF or such IBSF Subsidiary through such date. None of the federal or state income tax returns of IBSF or any IBSF Subsidiary have been examined by the Internal Revenue Service (the "IRS") or the New Jersey Division of Taxation within the past six years. To the best knowledge of IBSF, except as disclosed in the IBSF Disclosure Schedule, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon IBSF or any IBSF Subsidiary, nor has IBSF or any IBSF Subsidiary given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Neither IBSF nor any IBSF Subsidiary (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes except as disclosed in the IBSF Disclosure Schedule, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by IBSF or such IBSF Subsidiary (nor does IBSF have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  (c) Neither IBSF nor any IBSF Subsidiary has any tax loss carryforwards.

                  3.9.  Employee Benefit Plans.

                  (a) Except as set forth on the IBSF Disclosure Schedule, neither IBSF nor any IBSF Subsidiary maintains or contributes to any "employee pension benefit plan" (the "IBSF Pension Plans") within the meaning of such term in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "IBSF Welfare Plans") within the meaning of such term in Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement, director retirement program or other similar plan, program or arrangement. Neither IBSF nor any IBSF Subsidiary has, since September 2, 1974, contributed to any "Multiemployer Plan," within the meaning of Section 3(37) of ERISA.

                  (b) IBSF has  previously  delivered to HUBCO,  and included in the IBSF Disclosure Schedule, a complete and accurate copy of each of the following with respect to each of the IBSF Pension Plans and IBSF Welfare Plans, if any: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                  (c) The present value of all accrued benefits, both vested and non-vested, under each of the IBSF Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such IBSF Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of IBSF's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the Pension Benefit Guaranty Corporation ("PBGC") has not asserted any claim for liability against IBSF or any IBSF Subsidiary which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each IBSF Pension Plan have been paid. All contributions required to be made to each IBSF Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of IBSF which have not been paid have been properly recorded on the books of IBSF .

                  (f) Except as disclosed in the IBSF Disclosure Schedule, each of the IBSF Pension Plans, IBSF Welfare Plans and each other employee benefit plan and arrangement identified on the IBSF Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in the IBSF Disclosure Schedule, if IBSF maintains any IBSF Pension Plan, IBSF has received or applied for a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and (to the extent it mandates currently applicable requirements) subsequent legislation, and IBSF is not aware of any fact or circumstance which would disqualify any plan.

                  (g) To the best knowledge of IBSF, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any IBSF Welfare Plan or IBSF Pension Plan that would result in any material tax or penalty for IBSF or any IBSF Subsidiary.

                  (h) No IBSF Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4034(b) of ERISA, with respect to any IBSF Pension Plan.

                  (i) No "accumulated funding deficiency," within the meaning of
Section 412 of the Code,  has been  incurred  with  respect to any IBSF  Pension
Plan.

                  (j) There are no material pending, or, to the best knowledge of IBSF, material threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any of the IBSF Pension Plans or the IBSF Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the IBSF Disclosure Schedule.

                  (k) Except as disclosed in the IBSF Disclosure Schedule, no IBSF Pension Plan or IBSF Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law or pursuant to conversion or continuation rights set out in such Plan or an insurance policy providing benefits thereunder, or (ii) death benefits under any IBSF Pension Plan.

                  (l) Except with respect to customary health, life and disability benefits, there are no unfunded benefit obligations which are not accounted for by reserves shown on the IBSF Financial Statements and established in accordance with GAAP.

                  (m) With respect to each IBSF Pension Plan and IBSF Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of IBSF or any IBSF Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  (n) Except (i) for payments and other benefits due pursuant to the employment agreements included within the IBSF Disclosure Schedule, and (ii) as set forth in the IBSF Disclosure Schedule, or as expressly agreed to by HUBCO in writing either pursuant to this Agreement or otherwise, or as required by law, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee of IBSF or any IBSF Subsidiary to severance pay, unemployment compensation or any similar payment, or (y) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any current or former employee under any IBSF Pension Plan or IBSF Welfare Plan.

                  (o) Except for the IBSF Pension Plans and the IBSF Welfare Plans, and except as set forth on the IBSF Disclosure Schedule, IBSF has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of IBSF or any IBSF Subsidiary or any predecessor of any thereof. The IBSF Disclosure Schedule sets forth: (i) true and complete copies of the agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

                  (p) Except as set forth in the IBSF Disclosure Schedule, IBSF does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The IBSF Disclosure Schedule lists each such insurance policy and includes a copy of each agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To the best of IBSF `s knowledge, neither IBSF nor any IBSF Pension Plan or IBSF Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

                  (q) Except as set forth in the IBSF Disclosure Schedule, IBSF does not maintain any retirement plan or retiree medical plan or arrangement for directors. The IBSF Disclosure Schedule sets forth the complete documentation and actuarial evaluation of any such plan.

                  3.10.  Reports.

                  (a) The IBSF Disclosure Schedule lists, and as to item (i) below IBSF has previously delivered to HUBCO a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement filed by IBSF since January 1, 1996 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials and press releases) mailed by IBSF to its shareholders as a class since January 1, 1996, and each such communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date..

                  (b) Since January 1, 1996, (i) IBSF has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) IBSF and the Association each has duly filed all material forms, reports and documents which it was required to file with each agency charged with regulating any aspect of its business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, IBSF promptly will deliver or make available to HUBCO accurate and complete copies of such reports. As of their respective dates, each such form, report, or document, and each such final registration statement, prospectus, annual, quarterly or current report, definitive proxy statement or communication, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The IBSF Disclosure Schedule lists the dates of all examinations of IBSF or the Association conducted by either the FDIC or the OTS since January 1, 1996 and the dates of any responses thereto submitted by IBSF or the Association.

                  3.11. IBSF and Association Information. The information relating to IBSF and the Association, this Agreement, and the transactions contemplated hereby (except for information relating solely to HUBCO) to be contained in the Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof) to be delivered to shareholders of IBSF in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement-Prospectus is mailed to shareholders of IBSF, and up to and including the date of the meeting of shareholders to which such Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12. Compliance with Applicable Law. Except as set forth in the IBSF Disclosure Schedule, IBSF and each IBSF Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to IBSF or such IBSF Subsidiary (including, without limitation, consumer, community and fair lending laws) (other than where the failure to have a license, franchise, permit or authorization or where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of IBSF and the IBSF Subsidiaries taken as a whole) and IBSF has not received notice of violation of, and does not know of any violations of, any of the above.

                  3.13.  Certain Contracts.

                  (a) Except for plans referenced in Section 3.9 and disclosed in the IBSF Disclosure Schedule, (i) neither IBSF nor any IBSF Subsidiary is a party to or bound by any written contract or any understanding with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from IBSF or any IBSF Subsidiary to any officer, employee, director or consultant thereof. The IBSF Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which IBSF or any IBSF Subsidiary is a party.

                  (b) Except as disclosed in the IBSF Disclosure Schedule and except for loan commitments, loan agreements and loan instruments entered into or issued by the Association in the ordinary course of business, (i) as of the date of this Agreement, neither IBSF nor any IBSF Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of IBSF and the IBSF Subsidiaries taken as a whole, (ii) no commitment, agreement or other instrument to which IBSF or any IBSF Subsidiary is a party or by which either of them is bound limits the freedom of IBSF or any IBSF Subsidiary to compete in any line of business or with any person, and (iii) neither IBSF nor any IBSF Subsidiary is a party to any collective bargaining agreement.

                  (c) Except as disclosed in the IBSF Disclosure Schedule, neither IBSF nor any IBSF Subsidiary or, to the best knowledge of IBSF, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Association is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of IBSF and the IBSF Subsidiaries, taken as a whole.

                  3.14.  Properties and Insurance.

                  (a) Except as set forth in the IBSF Disclosure Schedule, IBSF or a IBSF Subsidiary has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in IBSF's consolidated balance sheet as of December 31, 1997, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1997), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of IBSF and the IBSF Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to HUBCO prior to the date hereof. Except as affected by the transactions contemplated hereby, IBSF or one or more of its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by IBSF and such Subsidiaries in all material respects as presently occupied, used, possessed and controlled by IBSF and its Subsidiaries.

                  (b) Except as set forth in the IBSF Disclosure Schedule, the business operations and all insurable properties and assets of IBSF and each IBSF Subsidiary are insured for their benefit against all risks which, in the reasonable judgment of the management of IBSF, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of IBSF adequate for the business engaged in by IBSF and the IBSF Subsidiaries. As of the date hereof, neither IBSF nor any IBSF Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The IBSF Disclosure Schedule sets forth in summary form a list of all insurance policies of IBSF and the IBSF Subsidiaries.

                  3.15. Minute Books. The minute books of IBSF and the IBSF Subsidiaries contain records of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) that are complete and accurate in all material respects.

                  3.16. Environmental Matters. Except as set forth in the IBSF Disclosure Schedule:

                  (a) Neither IBSF nor any IBSF Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that IBSF or such IBSF Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of IBSF and the IBSF Subsidiaries taken as a whole. IBSF has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by IBSF or any IBSF Subsidiary, as OREO or otherwise, or owned or controlled by IBSF or any IBSF Subsidiary as a trustee or fiduciary (collectively, "Properties"), in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of IBSF and the IBSF Subsidiaries, taken as a whole. Except as described in the IBSF Disclosure Schedule, none of the Properties is located in the State of New Jersey or the State of Connecticut.

                  (b) IBSF has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of IBSF and the IBSF Subsidiaries taken as a whole.

                  (c)  To  the  best  of  IBSF's  knowledge,   IBSF,  each  IBSF
Subsidiary and any and all of their tenants or subtenants have all necessary permits and have filed all necessary registrations material to permit the operation of the Properties in the manner in which the operations are currently conducted under all applicable federal, state or local environmental laws, excepting only those permits and registrations the absence of which would not have a material adverse effect upon the operations that require the permit or registration.

                  (d) To the knowledge of IBSF, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by IBSF or any IBSF Subsidiary.

                  3.17. Reserves. As of December 31, 1997, the allowance for loan losses in the IBSF Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the loan loss reserve complies in all material respects with GAAP (consistently applied) and all applicable policies of the OTS. As of December 31, 1997, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the IBSF Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP (consistently applied) and all applicable policies of the OTS.

                  3.18. No Parachute Payments. Except as set forth in the IBSF Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of IBSF or any IBSF Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from IBSF, a IBSF Subsidiary, HUBCO or any HUBCO Subsidiary which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19. Agreements with Bank Regulators. Neither IBSF nor any IBSF Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to HUBCO by IBSF prior to the date of this Agreement, nor has IBSF been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to HUBCO by IBSF prior to the date of this Agreement. Neither IBSF nor any IBSF Subsidiary is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to HUBCO by IBSF prior to the date of this Agreement.

                  3.20. Year 2000 Compliance. IBSF and the IBSF Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by IBSF and the IBSF Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and, except as set forth in the IBSF Disclosure Schedule, IBSF does not expect the future cost of addressing such issues to be material. Neither IBSF nor any IBSF Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  3.21. Accounting for the Merger: Reorganization. As of the date hereof, after reviewing the terms of this Agreement, the stock repurchases by HUBCO and IBSF, and the employee benefit plans of IBSF and the Association with IBSF's independent auditors, IBSF does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests accounting treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the Code.

                  3.22.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.


              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUBCO

                  References herein to the "HUBCO Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by HUBCO to IBSF. HUBCO hereby represents and warrants to IBSF as follows:

                  4.1.  Corporate Organization.

                  (a) HUBCO is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. HUBCO has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries (defined below), taken as a whole. HUBCO is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

                  (b) Each HUBCO Subsidiary is listed in the HUBCO Disclosure Schedule. For purposes of this Agreement, the term "HUBCO Subsidiary" means any corporation, partnership, joint venture or other legal entity in which HUBCO directly or indirectly, owns at least a 50% stock or other equity interest or for which HUBCO, directly or indirectly, acts as a general partner provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "HUBCO Subsidiary" shall include any entity which was an HUBCO Subsidiary at any time during such period. Each HUBCO Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Bank is a state-chartered commercial banking corporation duly organized and validly existing under the laws of the State of New Jersey. Lafayette American Bank and Trust Company ("Lafayette") is duly organized and validly existing under the laws of the State of Connecticut. All eligible accounts of depositors issued by the Bank and Lafayette are insured by the Bank Insurance Fund of the FDIC ("BIF") to the fullest extent permitted by law. Each HUBCO Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole. The HUBCO Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws of HUBCO as in effect on the date hereof.

                  4.2. Capitalization. The authorized capital stock of HUBCO consists of 53,045,000 common shares, no par value ("HUBCO Common Stock"), and 10,300,000 shares of preferred stock ("HUBCO Authorized Preferred Stock"). As of March 26, 1998, there were 22,648,970 shares of HUBCO Common Stock issued and outstanding, and no shares of treasury stock, and 1,000 shares of HUBCO Authorized Preferred Stock outstanding, all of which were designated Series B, no par value, Convertible Preferred Stock. Except as described in the HUBCO Disclosure Schedule, there are no shares of HUBCO Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of HUBCO Common Stock and HUBCO Authorized Preferred Stock, and all issued and outstanding shares of capital stock of HUBCO's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of the HUBCO Subsidiaries are owned by HUBCO free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except as described in the HUBCO Disclosure Schedule, neither HUBCO nor any HUBCO Subsidiary has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of HUBCO or any HUBCO Subsidiary or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3.  Authority; No Violation.

                  (a) Subject to the receipt of all necessary governmental approvals, HUBCO has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of HUBCO in accordance with its Certificate of Incorporation and applicable laws and regulations. Except for such approvals, no other corporate proceedings on the part of HUBCO are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by HUBCO and constitutes a valid and binding obligation of HUBCO, enforceable against HUBCO in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of bank holding  companies,  (ii) general  equitable  principles,  and
(iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief..

                  (b) Neither the  execution  or delivery of this  Agreement  by
HUBCO, nor the consummation by HUBCO of the transactions contemplated hereby in accordance with the terms hereof, or compliance by HUBCO with any of the terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or Bylaws of HUBCO, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HUBCO, any HUBCO Subsidiary, or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of HUBCO or any HUBCO Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HUBCO is a party, or by which it or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operation, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the FRB, the OTS, the SEC, the Department, or the Secretary of State of New Jersey, and the possible need under the Nasdaq rules to obtain HUBCO shareholder approval, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of HUBCO in connection with (x) the execution and delivery by HUBCO of this Agreement, and (y) the consummation by HUBCO of the Merger and the other transactions contemplated hereby, except such as are listed in the HUBCO Disclosure Schedule or in the aggregate will not (if not obtained) have a material adverse effect on the business, operation, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole. To the best of HUBCO's knowledge, no fact or condition exists which HUBCO has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

                  4.4.  Financial Statements.

                  (a) The HUBCO Disclosure Schedule sets forth copies of the consolidated statements of financial condition of HUBCO as of December 31, 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the three fiscal years 1995 through 1997, in each case accompanied by the audit report of Arthur Andersen LLP ("Arthur Andersen"), independent public accountants with respect to HUBCO (collectively, the "HUBCO Financial Statements"). The HUBCO Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of HUBCO as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, changes in stockholders' equity and cash flows of HUBCO for the respective fiscal periods set forth therein.

                  (b) The books and records of HUBCO and the HUBCO Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the HUBCO Financial Statements (including the notes thereto), as of December 31, 1997 neither HUBCO nor any of the HUBCO
Subsidiaries had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of HUBCO or any of the HUBCO Subsidiaries which were required by GAAP (consistently applied) to be disclosed in HUBCO's consolidated statement of condition as of December 31, 1997 or the notes thereto. Except for the transactions contemplated by this Agreement, and the other proposed acquisitions by HUBCO reflected in any Form 8-K filed by HUBCO with the SEC since December 31, 1997, neither HUBCO nor any HUBCO Subsidiary has incurred any liabilities since December 31, 1997 except in the ordinary course of business and consistent with past practice (including for other pending or contemplated acquisitions).

                  4.5. Broker's and Other Fees. Neither HUBCO nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any HUBCO Material Adverse Change since December 31, 1997 and to the best of HUBCO's knowledge, no facts or condition exists which HUBCO believes will cause a HUBCO Material Adverse Change in the future. "HUBCO Material Adverse Change" means any change which is material and adverse to the consolidated financial condition, results of operations, business or assets of HUBCO and the HUBCO Subsidiaries taken as a whole, other than (i) a change in the value of the respective investment and loan portfolios of HUBCO and the HUBCO Subsidiaries as the result of a change in interest rates generally, (ii) a change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, (iii) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iv) changes resulting from acquisitions by HUBCO or any HUBCO Subsidiary pending on the date hereof and known to IBSF, other than changes resulting from facts not disclosed to, or otherwise known by, IBSF on or prior to the date hereof, or (v) the entry, after the date hereof, by HUBCO or any HUBCO Subsidiary into an agreement to acquire another entity.

                  4.7  Legal  Proceedings.  Except  as  disclosed  in the  HUBCO
Disclosure Schedule, and except for ordinary routine litigation incidental to the business of HUBCO or its Subsidiaries, neither HUBCO nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of HUBCO's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against HUBCO or any of its Subsidiaries which, if decided adversely to HUBCO or its Subsidiaries, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of HUBCO or its Subsidiaries, taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any of its Subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to HUBCO or its Subsidiaries.

                  4.8 Reports. Since January 1, 1996, HUBCO has filed all reports that it was required to file with the SEC under the 1934 Act, all of which complied in all material respects with all applicable requirements of the 1934 Act and the rules and regulations adopted thereunder. As of their respective dates, each such report and each registration statement, proxy statement, form or other document filed by HUBCO with the SEC, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1996, HUBCO and each HUBCO Subsidiary has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business.

                  4.9 HUBCO Information. The information relating to HUBCO and its Subsidiaries (including, without limitation, information regarding other transactions which HUBCO is required to disclose), this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement-Prospectus, and up to and including the date of the meeting of stockholders of IBSF to which such Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the 1933 Act, the 1934 Act and the rules and regulations promulgated thereunder.

                  4.10 Compliance With Applicable Law. Except as set forth in the HUBCO Disclosure Schedule, each of HUBCO and HUBCO's Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to HUBCO or HUBCO's Subsidiaries (including without limitation consumer, community and fair lending laws) (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of HUBCO and HUBCO's Subsidiaries taken as a whole) and HUBCO has not received notice of violation of, and does not know of any violations of, any of the above.

                  4.11 Funding and Capital Adequacy. At the Effective Time, after giving pro forma effect to the Merger and any other acquisition which HUBCO or its Subsidiaries have agreed to consummate, HUBCO will be deemed "well capitalized" under prompt corrective action regulatory capital requirements.

                  4.12 HUBCO Common Stock. As of the date hereof, HUBCO has available and reserved shares of HUBCO Common Stock sufficient for issuance pursuant to the Merger and upon the exercise of Stock Options subsequent thereto. The HUBCO Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Stock Options, when so issued, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through HUBCO, with no personal liability attaching to the ownership thereof. The HUBCO Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Stock Options, when so issued, will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations, and will be approved or listed for trading on Nasdaq.

                  4.13 Agreements with Bank Regulators. Neither HUBCO nor any HUBCO Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Government Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to IBSF by HUBCO prior to the date of this Agreement, nor has HUBCO been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to IBSF by HUBCO prior to the date of this Agreement. Neither HUBCO nor any HUBCO Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to IBSF by HUBCO prior to the date of this Agreement.

                  4.14     Taxes and Tax Returns.

                  (a) HUBCO and HUBCO's subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to IBSF in writing). HUBCO and HUBCO's subsidiaries have established on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of HUBCO through such date. The HUBCO Disclosure Schedule identifies the federal income tax returns of HUBCO and its Subsidiaries which have been examined by the IRS within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The HUBCO Disclosure
Schedule identifies the applicable state income tax returns of HUBCO and its Subsidiaries which have been examined by the applicable authorities. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of HUBCO, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon HUBCO or its Subsidiaries, nor has HUBCO or its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the HUBCO Disclosure Schedule, neither HUBCO nor any Subsidiary of HUBCO (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes,
(iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by HUBCO or any of its Subsidiaries (nor does HUBCO have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  4.15     Employee Benefit Plans.

                  (a) HUBCO and its Subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "HUBCO Pension Plans"), as such term is defined in Section 3(2)(A) of ERISA, and "employee welfare benefit plans" (the "HUBCO Welfare Plans"), as such term is defined in Section 3(1) of ERISA. Since September 2, 1974, neither HUBCO nor its subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                  (b) HUBCO is not aware of any fact or circumstance which would disqualify any HUBCO Pension Plan or HUBCO Welfare Plan that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (c) The present value of all accrued benefits under each of the HUBCO Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such HUBCO Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits.

                  (d) During the last six years, the PBGC has not asserted any claim for liability against HUBCO or any of its subsidiaries which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each HUBCO Pension Plan have been paid. All contributions required to be made to each HUBCO Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of HUBCO which have not been paid have been properly recorded on the books of HUBCO.

                  (f) No "accumulated funding deficiency", within the meaning of
Section 412 of the Code, has been incurred with respect to any of the HUBCO Pension Plans.

                  (g) There are no pending or, to the best knowledge of HUBCO, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the HUBCO Pension Plans or the HUBCO Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the HUBCO Disclosure Schedule.

                  (h) Except with respect to customary health, life and disability benefits or as disclosed in the HUBCO Disclosure Schedule, HUBCO has no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements and established under GAAP or otherwise noted on such financial statements.

                  4.16 Contracts. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any of its Subsidiaries, or to the best knowledge of HUBCO, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which a banking subsidiary of HUBCO is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and its subsidiaries, taken as a whole.

                  4.17     Properties and Insurance.

                  (a) HUBCO and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in HUBCO's consolidated balance sheet as of December 31, 1997, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1997), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of HUBCO and its subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by HUBCO or its Subsidiaries in all material respects as presently occupied, used, possessed and controlled by HUBCO and its Subsidiaries.

                  (b) The business operations and all insurable properties and assets of HUBCO and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of HUBCO, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of HUBCO adequate for the business engaged in by HUBCO and its Subsidiaries. As of the date hereof, neither HUBCO nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.18. Environmental Matters. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that HUBCO or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of HUBCO and its Subsidiaries taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property currently owned or leased by HUBCO or any of its subsidiaries in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of HUBCO and its Subsidiaries, taken as a whole.

                  4.19 Reserves. As of December 31, 1997, the allowance for possible loan losses in the HUBCO Financial Statements was adequate based upon all factors required to be considered by HUBCO at that time in determining the amount of such allowance. The methodology used to compute the allowance for possible loan losses complies in all material respects with all applicable FDIC, Connecticut Department of Banking and New Jersey Department of Banking policies. As of December 31, 1997, the valuation allowance for OREO properties in the HUBCO Financial Statements was adequate based upon all factors required to be considered by HUBCO at that time in determining the amount of such allowance.

                  4.20. Year 2000 Compliance. HUBCO and the HUBCO Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by HUBCO and the HUBCO Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and HUBCO does not expect the future cost of addressing such issues to be material. Neither HUBCO nor any HUBCO Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  4.21 Accounting for the Merger; Reorganization. As of the date hereof, after reviewing the terms of this Agreement, the stock repurchases by HUBCO and IBSF, and the employee benefit plans of IBSF and the Association with HUBCO's independent auditors, HUBCO does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the Code. As of the date hereof, neither HUBCO nor any HUBCO Subsidiary owns any shares of IBSF Common Stock.

                  4.22 No Approval of HUBCO's Shareholders Currently Required. Based upon laws and regulations applicable to HUBCO and currently in effect, including the rules, regulations and policies of the NASD, as of the date of this Agreement, assuming that HUBCO's pending acquisitions of MSB Bancorp and Poughkeepsie Financial Corp. are consummated prior to closing the Merger, neither approval of this Agreement by the shareholders of HUBCO nor approval of the transactions contemplated hereby by the shareholders of HUBCO will be required.

                  4.23 Disclosure.  No representation  or warranty  contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.


                      ARTICLE V - COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of IBSF. During the period from the date of this Agreement to the Effective Time, IBSF and the Association shall, and shall cause each IBSF Subsidiary to, conduct their respective businesses only in the ordinary course and consistent with prudent business practice, except for transactions permitted hereunder or with the prior written consent of HUBCO, which consent will not be unreasonably withheld. Each of IBSF and the Association also shall use its reasonable best efforts to (i) preserve its business organization and that of the IBSF Subsidiaries intact, (ii) keep available to itself and the IBSF Subsidiaries the present services of their respective employees, and (iii) preserve for itself and HUBCO the goodwill of its customers and those of the IBSF Subsidiaries and others with whom business relationships exist.

                  5.2. Negative Covenants. From the date hereof to the Effective Time, except as otherwise approved by HUBCO in writing, or as set forth in the IBSF Disclosure Schedule, or as permitted or required by this Agreement, neither IBSF nor the Association will:

                  (a) change any provision of its Certificate of Incorporation or any similar governing documents;

                  (b) change any provision of its Bylaws without the consent of HUBCO which consent shall not be unreasonably withheld;

                  (c) change the  number of shares of its  authorized  or issued capital stock (other than upon exercise of stock options or warrants described on the IBSF Disclosure Schedule in accordance with the terms thereof) or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; provided, however, that from the date hereof to the Effective Time, IBSF may declare, set aside or pay dividends on the IBSF Common Stock in a quarterly amount equal to $0.10 per share, with the dividend payment dates to be coordinated with HUBCO, it being the intention of the parties that the shareholders of IBSF receive dividends for any particular calendar quarter on either the IBSF Common Stock or the HUBCO Common Stock acquired in exchange therefor pursuant to the terms of this Agreement but not both; provided, further, that nothing contained herein shall be deemed to affect the ability of the Association to pay dividends on its capital stock to IBSF;

                  (d) grant any severance or termination pay (other than pursuant to policies or contracts of IBSF in effect on the date hereof and disclosed to HUBCO in the IBSF Disclosure Schedule) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except in each case
         (i) as required by law or (ii) as specified in Section 5.2 of the IBSF Disclosure Schedule;

                  (e) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of IBSF or the Association;

                  (f) make any capital expenditures in excess of $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to HUBCO, except as set forth in Section 5.2 of the IBSF Disclosure Schedule;

                  (g) file any applications or make any contract with respect to branching or site location or relocation;

                  (h) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or make any new investments in securities other than investments in government, municipal or agency bonds having a maturity of less than five years;

                  (i) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities;

                  (j) take any action that would result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied;

                  (k) without first conferring with HUBCO, make or commit to make any new loan or other extension of credit in an amount of $500,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $500,000 or more, or increase by $500,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers except such loan initiations, renewals or increases that are committed as of the date of this Agreement and identified on the IBSF Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice; or

                  (l) agree to do any of the foregoing.

                  5.3. No Solicitation. So long as this Agreement remains in effect, IBSF and the Association shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving IBSF or the Association (an "Acquisition Transaction"). Notwithstanding the foregoing, IBSF may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of IBSF, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. IBSF shall promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, each of IBSF and HUBCO will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, IBSF agrees to provide HUBCO, and HUBCO agrees to provide IBSF, with internally prepared profit and loss statements no later than 25 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), IBSF will deliver to HUBCO and HUBCO will deliver to IBSF their respective quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, IBSF will deliver to HUBCO and HUBCO will deliver to IBSF their respective Annual Reports on Form 10-K as filed with the SEC under the 1934 Act.

                  5.5.  Access to Properties and Records; Confidentiality.

                  (a) IBSF and the Association shall permit HUBCO and its representatives, and HUBCO shall permit, and cause each HUBCO Subsidiary to permit, IBSF and its representatives, reasonable access to their respective properties, and shall disclose and make available to HUBCO and its representatives, or IBSF and its representatives as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which HUBCO and its representatives or IBSF and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their reasonable best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, IBSF acknowledges that HUBCO may be involved in discussions concerning other potential acquisitions and HUBCO shall not be obligated to disclose such information to IBSF except as such information is disclosed to HUBCO's shareholders generally.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its reasonable best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                  5.6.  Regulatory Matters.

                  (a) For the purposes of holding the Shareholders Meeting (as such term is defined in Section 5.7 hereof), and qualifying under applicable federal and state securities laws the HUBCO Common Stock to be issued to IBSF shareholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by HUBCO with the SEC of a Registration Statement including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by IBSF and HUBCO to the IBSF shareholders together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus" and the various documents to be filed by HUBCO under the 1933 Act with the SEC to register the HUBCO Common Stock for sale, including the Proxy Statement-Prospectus, are referred to herein as the "Registration Statement").

                  (b) HUBCO shall furnish IBSF with such information concerning HUBCO and its Subsidiaries (including, without limitation, information regarding other transactions which HUBCO is required to disclose) as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. HUBCO agrees promptly to advise IBSF if at any time prior to the Shareholders' Meeting any information provided by HUBCO in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide IBSF with the information needed to correct such inaccuracy or omission. HUBCO shall promptly furnish IBSF with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to HUBCO and the HUBCO Subsidiaries, to comply with Section 5.6(a) after the mailing thereof to IBSF shareholders.

                  (c) IBSF shall furnish HUBCO with such information concerning IBSF as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to IBSF, to comply with Section 5.6(a) hereof. IBSF agrees promptly to advise HUBCO if at any time prior to the Shareholders' Meeting, any information provided by IBSF in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide HUBCO with the information needed to correct such inaccuracy or omission. IBSF shall promptly furnish HUBCO with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to IBSF and the Association to comply with Section 5.6(a) after the mailing thereof to IBSF shareholders.

                  (d) HUBCO shall as promptly as practicable make such filings as are necessary in connection with the offering of the HUBCO Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. IBSF shall promptly furnish HUBCO with such information regarding the IBSF shareholders as HUBCO requires to enable it to determine what filings are required hereunder. IBSF authorizes HUBCO to utilize in such filings the information concerning IBSF and the Association provided to HUBCO in connection with, or contained in, the Proxy Statement-Prospectus. HUBCO shall furnish IBSF's counsel with copies of all such filings and keep IBSF advised of the status thereof. HUBCO and IBSF shall as promptly as practicable file the Registration Statement containing the Proxy Statement-Prospectus with the SEC, and each of HUBCO and IBSF shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement-Prospectus.

                  (e) HUBCO shall cause the HUBCO Common Stock issuable pursuant to the Merger to be listed on Nasdaq at the Effective Time. HUBCO shall cause the HUBCO Common Stock which shall be issuable pursuant to exercise of Stock Options to be accepted for listing on Nasdaq when issued.

                  (f) The parties hereto will cooperate with each other and use their reasonable best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FDIC, the FRB, the OTS, the Department and (if required) the DEP. Without limiting the foregoing, the parties shall use reasonable business efforts to file for approval or waiver by the appropriate bank regulatory agencies within 45 days after the date hereof. The parties shall each have the right to review in advance (and shall do so promptly) all filings with, including all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                  (h) IBSF acknowledges that HUBCO is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning IBSF may be required to be included in the registration statements, if any, for the sale of securities of HUBCO or in SEC reports in connection with such acquisitions. IBSF agrees to provide HUBCO with any information, certificates, documents or other materials about IBSF as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by HUBCO prior to the Effective Time. IBSF shall use its reasonable efforts to cause its attorneys and accountants to provide HUBCO and any underwriters for HUBCO with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. HUBCO shall reimburse IBSF for reasonable expenses thus incurred by IBSF should this transaction be terminated for any reason. HUBCO shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding IBSF unless IBSF shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

                  (i) Between the date of this Agreement and the Effective Time, IBSF shall cooperate with HUBCO to reasonably conform IBSF's policies and procedures regarding applicable regulatory matters to those of HUBCO, as HUBCO may reasonably identify to IBSF from time to time.

                  5.7. Approval of Shareholders. IBSF will (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of IBSF (the "Shareholders Meeting") for the purpose of securing the approval of shareholders of this Agreement, (ii) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if (x) its investment banker withdraws its fairness opinion prior to the Shareholders' Meeting or (y) IBSF's Board of Directors, after consulting with counsel, determines in the exercise of its fiduciary duties that such recommendation should not be made or should be withdrawn, recommend to the shareholders of IBSF the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with HUBCO with respect to each of the foregoing matters.

                  If it becomes necessary under Nasdaq rules or applicable laws to obtain HUBCO shareholder approval, HUBCO shall take all steps necessary to obtain the approval of its shareholders as promptly as possible. In connection therewith, HUBCO shall (i) take all steps necessary to duly call, give notice and convene a meeting of its shareholders for such purpose, and (ii) subject to the right not to make a recommendation or to withdraw a recommendation if HUBCO's Board of Directors, after consulting with counsel, determines in the exercise of its fiduciary duties that such recommendation should not be made or should be withdrawn, recommend to the shareholders of HUBCO the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval.

                  5.8.  Further Assurances.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its reasonable best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto if the Merger is not consummated.

                  (b) HUBCO agrees that from the date hereof to the Effective Time, except as otherwise approved by IBSF in writing or as permitted or required by this Agreement, HUBCO will use reasonable business efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships, and HUBCO will not, nor will it permit any HUBCO Subsidiary to, take any action: (i) that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at, or prior to, the Effective Time, or (ii) that would cause any of its conditions to Closing not to be satisfied, or (iii) that would constitute a breach or default of its obligations under this Agreement, or (iv) to declare, set aside, make or pay any extraordinary cash dividend in excess of $0.40 per share of HUBCO Common Stock, or (v) to enter into any agreement after the date hereof with respect to one or more acquisitions that, individually or in the aggregate, can reasonably be expected to materially adversely affect the ability of HUBCO to consummate the Merger prior to the Cutoff Date (as such term is hereinafter defined), or (vi) to agree to do any of the foregoing.

                  (c) HUBCO, the Bank, IBSF and the Association will use reasonable efforts to cause the Merger to occur on or before October 31, 1998.

                  5.9. Public Announcements. HUBCO and IBSF shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger transactions contemplated hereby, and HUBCO and IBSF agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transactions contemplated hereby, except as may be otherwise required by law or regulation upon the advice of counsel.

                  5.10. Failure to Fulfill  Conditions.  In the event that HUBCO or IBSF determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to December 31, 1998 (the "Cutoff Date") and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions HUBCO may enter into with other parties, IBSF and HUBCO will promptly inform the other of any facts applicable to IBSF or HUBCO, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of the Merger.

                  5.11.    Employee Matters.

                  (a) Following consummation of the Merger, HUBCO agrees with IBSF to honor the existing written employment and severance contracts with officers and employees of IBSF and Association that are included in the IBSF Disclosure Schedule.

                  (b) Following consummation of the Merger, the Bank will decide whether to continue each of the Association and/or IBSF's pension and welfare plans for the benefit of employees of the Association and IBSF, or to have such employees become covered under a HUBCO Pension and Welfare Plan. If HUBCO decides to cover Association and IBSF employees under a HUBCO Pension and Welfare Plan, such employees will receive credit for prior years of service with the Association and/or IBSF for purposes of determining eligibility to participate, and vesting, if applicable. No prior existing condition limitation shall be imposed with respect to any medical coverage plan as a result of the Merger.

                  (c) Any person who was serving as an employee of either IBSF or the Association immediately prior to the Effective Time (other than those employees covered by either a written employment agreement or the arrangements set forth in Section 5.11 of the IBSF Disclosure Schedule) whose employment is discontinued by HUBCO or the Bank or any of the HUBCO Subsidiaries within six months after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from the Bank equal in amount to one week's base pay for each full year such employee was employed by IBSF or the Association or any successor or predecessor thereto or other IBSF Subsidiary, subject to a minimum of two weeks' severance and a maximum of 25 weeks' severance, together with any accrued but unused vacation leave with respect to the calendar year in which termination occurs. For purposes of this Section 5.11, "Cause" shall mean termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses). Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 5.11(c) will be taken into account under the terms of any applicable severance policy of HUBCO.

                  (d)(i) Each participant in the IBS Financial Corp. Employee Stock Ownership Plan ("IBSF ESOP") not fully vested will, in accordance with the terms of the IBSF ESOP, become fully vested in his or her IBSF ESOP account as of the Effective Time. As soon as practicable after the execution of this Agreement, IBSF, the Association and HUBCO will cooperate to cause the IBSF ESOP to be amended and other action taken, in a manner reasonably acceptable to IBSF and HUBCO, to provide that the IBSF ESOP will terminate upon the Effective Time. Between the date hereof and the Effective Time, the existing IBSF ESOP indebtedness shall be paid in the ordinary course of business pursuant to the existing loan amortization schedule and IBSF or the Association shall make such contributions to the IBSF ESOP as necessary to fund such payments. Any indebtedness of the IBSF ESOP remaining as of the Effective Time shall be repaid from the Trust associated with the IBSF ESOP through application or sale of the HUBCO Common Stock received by the IBSF ESOP; provided, however, that (A) any related sale or distribution of shares by the IBSF ESOP shall be effected in accordance with the requirements of federal and any applicable state securities laws and regulations, including any rules of the NASD, (B) any related sale or distribution of shares by the IBSF ESOP and any participant shall be effected in such a manner (and with such safeguards as may be necessary or appropriate) so as not to jeopardize the intended "pooling of interests" accounting treatment of the Merger, and (C) all distributions from the IBSF ESOP after the Effective Time shall be in shares of HUBCO Common Stock. Upon the repayment of the IBSF ESOP loan, the remaining funds in the IBSF ESOP suspense account will be allocated (to the extent permitted by Sections 401(a), 415 or 4975 of the Code and the applicable laws and regulations including, without limitation, the applicable provisions of ERISA) to IBSF ESOP participants (as determined under the terms of the IBSF ESOP). IBSF and HUBCO agree that, subject to the conditions described herein, as soon as practicable after the Effective Time and repayment of the IBSF ESOP loan, participants in the IBSF ESOP shall be entitled at their election to have the amounts in their IBSF ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan (including HUBCO or Bank plans to the extent permitted by HUBCO) or individual retirement account.

                  (ii) The actions relating to termination of the IBSF ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the Internal Revenue Service ("IRS") with regard to the continued qualification of the IBSF ESOP after any required amendments. IBSF and HUBCO will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as practicable following the date hereof. IBSF and HUBCO will adopt such additional amendments to the IBSF ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not (A) substantially change the terms outlined herein, (B) have a Material Adverse Change on IBSF or (C) result in an additional material liability to HUBCO.

                  (iii) As of and  following  the  Effective  Time,  HUBCO shall cause the IBSF ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the IBSF ESOP through distribution of its assets in accordance with its terms subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the IBSF ESOP, provided, however, that no such termination distributions of the IBSF ESOP shall occur after the Effective Time until a favorable termination letter has been received from the IRS. IBSF shall cause the IBSF ESOP to be amended, effective as of the Effective Time, to provide that the administrative committee thereof shall consist of four individuals, two of whom are appointed by the Board of Directors of IBSF prior to the Effective Time (the appointment of such individuals will be subject to the prior consent of HUBCO, and such individuals after their appointment may not be unreasonably removed or changed by HUBCO or its affiliates for a period of two years after the Effective Time), and two of whom are appointed by HUBCO as of the Effective Time.).

                  (e) As of and following the Effective Time, HUBCO shall cause the Excess Benefit Plan of IBSF ("Excess Benefit Plan") to be maintained for the exclusive benefit of its sole participant until the participant receives his termination distribution from the IBSF ESOP at which time HUBCO shall cause the Excess Benefit Plan to distribute amounts credited to his account in accordance with the terms of the Excess Benefit Plan.

                  (f) Employees of IBSF and the Association who become employees of HUBCO or any HUBCO Subsidiary shall become entitled to participate in HUBCO's defined benefit pension plan in accordance with its terms. In this regard, each such employee shall (i) receive, for purposes of participation and vesting only, credit for all service with IBSF or the Association and (ii) enter the HUBCO defined benefit pension plan on the entry date concurrent with or next following the employee's satisfaction of such plan's minimum participation requirements.

                  (g) Employees of IBSF and the Association who become employees of HUBCO or any HUBCO Subsidiary shall become entitled to participate in the applicable HUBCO retirement savings plan ("401(k) Plan") in accordance with its terms. In this regard, each such employee shall (i) receive, for purposes of participation and vesting only, credit for all service with IBSF or the Association, and (ii) enter the applicable 401(k) Plan on the entry date concurrent with or next following the employee's satisfaction of such plan's minimum participation requirements.

                  (h) Each participant in the IBSF Recognition and Retention Plan ("RRP") not fully vested will, in accordance with the terms of the RRP, become fully vested in Plan Share Awards thereunder as of the Effective Time. As soon as practicable after the execution of this Agreement, IBSF, the Association and HUBCO will cooperate to cause the RRP to be amended and other action taken, in a manner reasonably acceptable to IBSF and HUBCO, to provide that the RRP will terminate upon the Effective Time; provided, however, that (A) any distribution of shares under the RRP shall be effected in accordance with the requirements, if any, of federal and state securities laws and regulations, (B) any distribution of shares under the RRP shall be effected in such a manner (and with such safeguards as may be necessary or appropriate) so as not to jeopardize the intended "pooling of interests" accounting treatment of the Merger, and (C) all distributions from the RRP after the Effective Time shall be in shares of HUBCO Common Stock. No action shall be taken that would adversely affect the rights of plan participants who hold outstanding grants or awards of shares of IBSF Common Stock, whether before or after the Effective Time. No further grants or awards shall be made under the RRP following the date of this Agreement.

                  (i) IBSF and the Association may continue to administer such bonus programs and arrangements as are disclosed pursuant to this Agreement through the Effective Time, with such equitable modifications as may be appropriate to take into account the circumstances of the Merger and the timing thereof. In the event the Merger shall occur prior to the end of the current fiscal year, bonuses shall be provided on a pro rata basis with respect to the interim period; provided, however, that bonuses for such interim period, in the aggregate, shall not exceed $50,000.

                  (j) Within ninety (90) days after the date hereof, HUBCO and the Bank shall use their reasonable best efforts to inform the employees of IBSF and the Association of the likelihood of such employees having continued employment with HUBCO or a HUBCO Subsidiary following the Effective Time and, where appropriate, shall use their reasonable best efforts to interview the IBSF and Association employees to determine if there are mutually beneficial employment opportunities available at HUBCO or a HUBCO Subsidiary. It is the intent of HUBCO and the Bank in connection with reviewing applicants for employment positions to give any IBSF and Association employee who is terminated for other than Cause within six (6) months following the Effective Time the same consideration as is afforded the Bank employees for such positions in accordance with existing formal or informal polices for a period of six (6) months from such date of termination.

                  (k) Each  employee of IBSF or the  Association  identified  in
Section 5.11 of the IBSF Disclosure Schedule shall be entitled to receive a "retention" bonus from IBSF or the Association in the amount set forth in
Section 5.11 of the IBSF Disclosure Schedule in the event that such employee remains an employee of IBSF or the Association, as applicable until the
Effective Time (or in certain cases, the date the systems conversion occurs after the Effective Time) and satisfactorily fulfills the duties and responsibilities of the position of such employee of IBSF or the Association, as the case may be, through the Effective Time; provided that retention bonuses, in the aggregate, shall not exceed $150,000.

                  (l) HUBCO shall pay the cost of out-placement services for employees who are terminated without Cause in connection with the Merger within six (6) months after the Effective Time. HUBCO shall not be obligated to pay any out-placement fees in connection with the foregoing or more than $25,000 in the aggregate for such services.

                  5.12. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI and subject to Sections 6.2(a) and 6.3(a), no supplement or amendment to the parties' respective Disclosure Schedules which corrects any representation or warranty which was untrue when made shall eliminate the other party's right (if any) to terminate this Agreement based on the original untruth of the representation or warranty; provided, that the other party shall be deemed to have waived such right if it does not exercise such right within 15 days after receiving the correcting supplement or amendment.

                  5.13.  Transaction Expenses of IBSF.

                  (a) For planning purposes, IBSF shall, within 30 days from the date hereof, provide HUBCO with its estimated budget of transaction-related expenses reasonably anticipated to be payable by IBSF in connection with this transaction based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. IBSF shall promptly notify HUBCO if or when it determines that it will expect to exceed its budget.

                  (b) Promptly after the execution of this Agreement, IBSF shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. IBSF shall accrue and/or pay all of such amounts as soon as possible.

                  (c) IBSF shall cause its professionals to render monthly invoices within 15 days after the end of each month. IBSF shall advise HUBCO monthly of all out-of-pocket expenses which IBSF has incurred in connection with this transaction.

                  (d) HUBCO, in reasonable consultation with IBSF, shall make all arrangements with respect to the printing and mailing of the Proxy Statement-Prospectus.

                  5.14       Indemnification.

                  (a) For a period of six years after the Effective Time, HUBCO shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of IBSF or the Association or serves or has served at the request of IBSF or the Association in any capacity with any other person (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director, officer, employee or agent of IBSF or the Association or serves or has served at the request of IBSF or the Association in any capacity with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against IBSF or the Association or any of their respective affiliates, or by any former or present shareholder of IBSF (each a "Claim" and collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement/Prospectus, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of IBSF or the Association or of any committee of IBSF's or the Association's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of HUBCO set forth in this
Section 5.14, in each case to the fullest extent which IBSF or the Association would have been permitted under any applicable law and their respective Certificates of Incorporation or Bylaws had the Merger not occurred (and HUBCO shall also advance expenses as incurred to the fullest extent so permitted). Notwithstanding the foregoing, but subject to subsection (b) below, HUBCO shall not provide any indemnification or advance any expenses with respect to any Claim which relates to a personal benefit improperly paid or provided, or alleged to have been improperly paid or provided, to the Indemnitee, but HUBCO shall reimburse the Indemnitee for costs incurred by the Indemnitee with respect to such Claim when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the Indemnitee was not improperly paid or provided with the personal benefit alleged in the Claim.

                  (b) From and after the Effective Time, HUBCO shall assume and honor any obligation of IBSF or the Association immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of the Certificate of Incorporation or Bylaws of IBSF or the Association, or arising out of any written indemnification agreements between IBSF and/or the Association and such persons disclosed in the IBSF Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between HUBCO and such Indemnitees.

                  (c) In the event HUBCO or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HUBCO assume the obligations set forth in this Section 5.14.

                  (d) HUBCO shall cause IBSF's and the Association's officers and directors to be covered under HUBCO's then current officers' and directors' liability insurance policy for a period of six years after the Effective Time, or, in the alternative, to be covered under an extension of IBSF's and the Association's existing officers' and directors' liability insurance policy. However, HUBCO shall only be required to insure such persons upon terms and for coverages substantially similar to IBSF's and the Association's existing officers' and directors' liability insurance.

                  (e) Any Indemnitee wishing to claim indemnification under this
Section 5.14 shall promptly notify HUBCO upon learning of any Claim, but the failure to so notify shall not relieve HUBCO of any liability it may have to such Indemnitee if such failure does not materially prejudice HUBCO. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 5.14 is applicable, (x) HUBCO shall have the right to assume the defense thereof and HUBCO shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if HUBCO elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between HUBCO and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and HUBCO shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that HUBCO shall be obligated pursuant to this Section 5.14(e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. HUBCO shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 5.14, HUBCO shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

                  5.15 Bank Policies and Bank Merger. Notwithstanding that IBSF believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, IBSF recognizes that HUBCO may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Merger, IBSF and HUBCO shall consult and cooperate with each other with respect to (i) conforming to the extent appropriate, based upon such consultation,
IBSF's loan, accrual and reserve policies and IBSF's other policies and procedures regarding applicable regulatory matters, including without limitation Federal Reserve, the Bank Secrecy Act and FDIC matters, to those policies of HUBCO as HUBCO may reasonably identify to IBSF from time to time, (ii) new extensions of credit or material revisions to existing terms of credits by the Association, in each case where the aggregate exposure exceeds $500,000, and
(iii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of IBSF and the Association to the extent appropriate; provided that any required change in IBSF's practices in connection with the matters described in clause (i) or (iii) above need not be effected (A) more than five days prior to the Effective Time and (B) unless and until HUBCO agrees in writing that all conditions precedent to the Determination Date have occurred and HUBCO has provided the Closing Notice. No accrual or reserve made by IBSF or any IBSF Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.1(d) or Section 7.1(g) hereof.

                  5.16       [Reserved]

                  5.17 Pooling and Tax-Free Reorganization Treatment. Before the Effective Time, neither HUBCO nor IBSF shall intentionally take, fail to take, or cause to be taken or not taken any action within its control, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, HUBCO shall not take and shall cause the Surviving Corporation not to take any action within their control that would disqualify the Merger as such a "reorganization" under the Code.

                  5.18 Comfort Letters. HUBCO shall cause Arthur Andersen, its independent public accountants, to deliver to IBSF, and IBSF shall cause D&T, its independent public accountants, to deliver to HUBCO and to its officers and directors who sign the Registration Statement for this transaction, a short-form "comfort letter" or "agreed upon procedures" letter, dated the date of the mailing of the Proxy Statement-Prospectus for the Shareholders Meeting of IBSF, in the form customarily issued by such accountants at such time in transactions of this type.

                  5.19 Affiliates. Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, IBSF shall deliver to HUBCO
(a) a letter identifying all persons who, to the knowledge of IBSF, may be deemed to be affiliates of IBSF under Rule 145 of the 1933 Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of IBSF and (b) use its reasonable best efforts to cause each person who may be deemed to be an affiliate of IBSF to execute and deliver to HUBCO a letter agreement, substantially in the form of Exhibit 5.19-1, agreeing to comply with Rule 145 and to refrain from transferring shares as required by the pooling-of-interests accounting rules. Within two weeks after the date hereof, HUBCO shall use its reasonable best efforts to cause its directors and executive officers to enter into letter agreements in the form of
Exhibit 5.19-2 with HUBCO concerning the pooling-of-interests accounting rules. HUBCO hereby agrees to publish, or file a Form 8-K, Form 10-K or Form 10-Q containing financial results covering at least 30 days of post-Merger combined operations of HUBCO and IBSF as soon as practicable (but in no event later than 30 days) following the close of the first calendar month ending 30 days after the Effective Time, in form and substance sufficient to remove the restrictions set forth in paragraph "B" of Exhibit 5.19-1.

                  5.20 Appointments. Joseph M. Ochman, Sr. shall be appointed as a director of the Surviving Bank and Chairman of the Southern New Jersey Advisory Council of the Surviving Bank at the Closing. Mr. Ochman will receive a consulting contract for services to be rendered during a transitional period on terms substantially similar to those set forth in Section 5.20 of the HUBCO Disclosure Schedule, with the form of the consulting contract to be reasonably acceptable to HUBCO and Mr. Ochman.

                         ARTICLE VI - CLOSING CONDITIONS

                  6.1. Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                  (a) Approval of Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of IBSF and, if required, by the requisite vote of the shareholders of HUBCO. The HUBCO Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the HUBCO Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

                  (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FDIC, the OTS, the Department, the FRB, the SEC and (if necessary) the DEP) required to consummate the transactions contemplated hereby shall have been obtained without the imposition of any non-standard or non-customary term or condition which would materially impair the value of IBSF and the Association, taken as a whole, to HUBCO. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Hart-Scott-Rodino waiting period if applicable) shall have expired.

                  (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which HUBCO or IBSF determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

                  (d) Tax Opinion. HUBCO and IBSF shall each have received an opinion, dated as of the Effective Time, of Pitney, Hardin, Kipp & Szuch, reasonably satisfactory in form and substance to IBSF and its counsel and to HUBCO, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts and representations as such counsel may reasonably deem relevant, to the effect that: (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code; (ii) no gain or loss will be recognized by IBSF; (iii) no gain or loss will be recognized by the IBSF shareholders upon the exchange of IBSF Common Stock solely for HUBCO Common Stock; (iv) the tax basis of any HUBCO Common Stock received in exchange for IBSF Common Stock shall equal the basis of the recipient's IBSF Common Stock surrendered in the exchange, reduced by the amount of cash received, if any, in the exchange, and increased by the amount of the gain recognized, if any, in the exchange (whether characterized as dividend or capital gain income); and (v) the holding period for any HUBCO Common Stock received in exchange for IBSF Common Stock will include the period during which IBSF Common Stock surrendered in the exchange was held, provided such stock was held as a capital asset on the date of the exchange.

                  (e) Pooling of Interests. HUBCO shall have received a letter, dated the Closing Date, from its accountants, Arthur Andersen, reasonably satisfactory to HUBCO and IBSF, to the effect that, based on a review of this Agreement and related agreements and the facts and circumstances known to it, the Merger shall be qualified to be treated by HUBCO as a pooling-of-interests for accounting purposes.

                  6.2. Conditions to the Obligations of HUBCO Under this Agreement. The obligations of HUBCO under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of IBSF and the Association. Except for those representations which are made as of a particular date, the representations and warranties of IBSF contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except to the extent waived pursuant to Section 5.12 hereof. IBSF shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the IBSF Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the IBSF Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel. HUBCO shall have received an opinion of counsel to IBSF, dated the Closing Date, in form and substance reasonably satisfactory to HUBCO, substantially to the effect set forth in accordance with
Exhibit 6.2(b) hereto.

                  (c) Certificates. IBSF shall have furnished HUBCO with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as HUBCO may reasonably request.

                  (d) Legal Fees. IBSF shall have furnished HUBCO with letters from all attorneys representing IBSF and the Association in any matters confirming that all material legal fees have been paid in full for services rendered as of the Effective Time.

                  (e) Merger Related Expense. IBSF shall have provided HUBCO with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger related expenses of IBSF, other than printing expenses (which are within the control of HUBCO), shall be reasonable, taking into account normal and customary billing rates, fees and expenses for similar transactions.

                  6.3. Conditions to the Obligations of IBSF Under this Agreement. The obligations of IBSF under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of HUBCO. Except for those representations which are made as of a particular date, the representations and warranties of HUBCO contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except to the extent waived pursuant to
Section 5.12 hereof. HUBCO shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the HUBCO Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the HUBCO Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel to HUBCO. IBSF shall have received an opinion of counsel to HUBCO, dated the Closing Date, in form and substance reasonably satisfactory to IBSF, substantially to the effect set forth in accordance with Exhibit 6.3(b) hereto.

                  (c) Fairness Opinion. IBSF shall have received an opinion from Ryan, Beck, dated no more than three days prior to the date the Proxy Statement-Prospectus is mailed to IBSF's shareholders (and if it shall become necessary to resolicit proxies thereafter, dated no more than three days prior to the date of any substantive amendment to the Proxy Statement-Prospectus), to the effect that, in its opinion, the consideration to be paid to shareholders of IBSF hereunder is fair to such shareholders from a financial point of view ("Fairness Opinion").

                  (d) Certificates. HUBCO shall have furnished IBSF with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as IBSF may reasonably request.

                  (e) Bank Director Appointment. Joseph M. Ochman, Sr. shall have been appointed to the Board of Directors of the Bank and shall have been appointed Chairman of the Southern New Jersey Advisory Council of the Surviving Bank.

                 ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of IBSF:

                  (a)      by mutual written consent of the parties hereto;

                  (b) by HUBCO or IBSF (i) if the Effective Time shall not have occurred on or prior to the Cutoff Date unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time, or (ii) if a vote of the shareholders of IBSF is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose (provided that the terminating party shall not be in material breach of any of its obligations under Section 5.7 hereof), or (iii) if a vote of the shareholders of HUBCO is required by applicable Nasdaq rules, such vote is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose (provided that the terminating party shall not be in material breach of any of its obligations under Section 5.7 hereof);

                  (c) by HUBCO or IBSF upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or Governmental Entity or by HUBCO upon written notice to IBSF if any such application is approved with conditions (other than conditions which are customary or standard in such regulatory approvals) which would materially impair the value of IBSF and the Association, taken as a whole, to HUBCO;

                  (d) by HUBCO if (i) there shall have occurred an IBSF Material Adverse Change from that disclosed by IBSF in IBSF's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 (it being understood that those matters disclosed in the IBSF Disclosure Schedule shall not be deemed to constitute such a material adverse effect) or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of IBSF hereunder and such breach shall not have been remedied within 30 days after receipt by IBSF of notice in writing from HUBCO to IBSF specifying the nature of such breach and requesting that it be remedied;

                  (e) by IBSF, if (i) there shall have occurred a HUBCO Material Adverse Change from that disclosed by HUBCO in HUBCO's Annual Report on Form 10-K for the year ended December 31, 1997, which change shall have resulted in a material adverse effect on HUBCO (it being understood that those matters disclosed in the HUBCO Disclosure Schedule shall not be deemed to constitute such a material adverse effect); or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of HUBCO hereunder and such breach shall not have been remedied within 30 days after receipt by HUBCO of notice in writing from IBSF specifying the nature of such breach and requesting that it be remedied;

                  (f) by IBSF, if IBSF's Board of Directors shall have approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws;

                  (g) by HUBCO if the  conditions  set forth in Sections 6.1 and
6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date;

                  (h) by IBSF if the  conditions  set forth in Sections  6.1 and
6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date; or

                  (i) by IBSF, if (either before or after the approval of this Agreement by the shareholders of IBSF) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the five business day period commencing with (and including) the first business day following the Determination Date, if both of the following conditions are satisfied:

                           (1) the  Median  Pre-Closing  Price of  HUBCO  Common
Stock on the Determination Date is less than 85% of the Closing Price of HUBCO Common Stock on the first Nasdaq trading day immediately following the date of the first public announcement of the entry into this Agreement (the "Starting Date") (85% of HUBCO's Starting Date Closing Price is referred to herein as the "HUBCO Floor Price"); and

                           (2) (i) the quotient  obtained by dividing the Median
Pre-Closing Price of HUBCO Common Stock on the Determination Date by HUBCO's Starting Date Closing Price (the "HUBCO Ratio") is less than (ii) the quotient obtained by dividing the KBW 50 Index, as published the following business day by Bloomberg or other reliable source (the "Index Price") as of the
Determination  Date by the Index Price as of the Starting  Date and  subtracting
0.10 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio").

Notwithstanding the foregoing, if IBSF elects to exercise its termination right pursuant to this subsection (i), it shall give prompt written notice to HUBCO (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five business day period)). During the three business day period commencing with its receipt of such notice, HUBCO shall have the option of increasing the consideration to be received by the holders of IBSF Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of
(i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the HUBCO Floor Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Median Pre-Closing Price of HUBCO Common Stock, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the HUBCO Ratio. If HUBCO makes an election contemplated by the preceding sentence, within such three business day period, it shall give prompt written notice to IBSF of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (i).

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either HUBCO or IBSF pursuant to Section 7.1, this Agreement (other than Section 5.5(b), the penultimate sentence of Section 5.6(h), this Section 7.2 and Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or shareholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the shareholders of IBSF but, after any such adoption, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the shareholders of IBSF without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                          ARTICLE VIII - MISCELLANEOUS

                  8.1.  Expenses.

                  (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing, IBSF may bear the expenses of the Association.

                  (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

                  8.2. Survival. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time, except for Article II, this Section 8.2 and Sections 5.5(b), 5.8(a), 5.11 and 5.14.

                  8.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:

         (a)  If to HUBCO, to:

                  HUBCO, Inc.
                  1000 MacArthur Boulevard
                  Mahwah, NJ 07430
                  Attn.: Kenneth T. Neilson, Chairman,
                         President and Chief Executive Officer

                  Copy to:
                  HUBCO, Inc.
                  1000 MacArthur Boulevard
                  Mahwah, NJ 07430
                  Attn.: D. Lynn Van Borkulo-Nuzzo, Esq.

                  And copy to:
                  Pitney, Hardin, Kipp & Szuch
                  (mail to) P.O. Box 1945
                  Morristown, NJ 07962
                  (deliver to) 200 Campus Drive
                  Florham Park, NJ 07932
                  Attn.: Michael W. Zelenty, Esq.

         (b)      If to IBSF, to:

                  IBS Financial Corp.
                  1909 East Route 70
                  Cherry Hill, NJ 08003
                  Attn.: Joseph M. Ochman, Sr., Chairman,
                         President and Chief Executive Officer

                  Copy to:
                  Elias, Matz, Tiernan & Herrick L.L.P.
                  The Walker Building, 12th Floor
                  734 15th Street, N.W.
                  Washington, D.C. 20005
                  Attn.: Gerald F. Heupel, Jr., Esq.

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date actually received.

                  8.4. Parties in Interest; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement except the Indemnitees described in Section 5.14. This Agreement and the rights and obligations of the parties hereunder may not be assigned.

                  8.5. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto, other than any confidentiality agreements entered into by the parties hereto.

                  8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.7. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  IN WITNESS WHEREOF, HUBCO, the Bank, IBSF and the Association have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


ATTEST:                                     HUBCO, INC.



By: /s/ D. Lynn Van Borkulo-Nuzzo      By: /s/ Kenneth T. Neilson
     ----------------------------          ----------------------------
     D. Lynn Van Borkulo-Nuzzo,            Kenneth T. Neilson, Chairman,
     Secretary                             President and Chief Executive Officer


ATTEST:                                     IBS FINANCIAL CORP.



By: /s/Chiara Eisennagel               By:/s/ Joseph M. Ochman, Sr.
    -----------------------------         -----------------------------
     Chiara Eisennagel                    Joseph M. Ochman, Sr., Chairman,
     Corporate Secretary                  President and Chief Executive Officer


ATTEST:                                     HUDSON UNITED BANK



By: /s/ D. Lynn Van Borkulo-Nuzzo      By: /s/ Kenneth T. Neilson
     ----------------------------          ----------------------------
     D. Lynn Van Borkulo-Nuzzo,            Kenneth T. Neilson, Chairman,
     Secretary                             President and Chief Executive Officer


ATTEST:                                     INTER-BORO SAVINGS
                                            AND LOAN ASSOCIATION



By: /s/Chiara Eisennagel               By:/s/ Joseph M. Ochman, Sr.
    -----------------------------         -----------------------------
     Chiara Eisennagel                    Joseph M. Ochman, Sr., Chairman,
     Corporate Secretary                  President and Chief Executive Officer

                   AGREEMENT OF IBSF AND ASSOCIATION DIRECTORS

                  Reference is made to the Agreement and Plan of Merger, dated as of March 31, 1998 (the "Merger Agreement"), among HUBCO, Inc. ("HUBCO"), a New Jersey corporation and registered bank holding company, Hudson United Bank (the "Bank"), a New Jersey state-chartered commercial banking corporation and wholly-owned subsidiary of HUBCO, IBS Financial Corp., a New Jersey corporation and registered savings and loan holding company ("IBSF"), and Inter-Boro Savings and Loan Association, a New Jersey state-chartered savings and loan association and wholly-owned subsidiary of IBSF (the "Association"). Capitalized terms used herein and not otherwise defined have the meanings given to them in the Merger Agreement.

                  Each of the following persons, being all of the directors of IBSF and the Association, solely in such person's capacity as a holder of IBSF Common Stock, agrees to vote or cause to be voted all shares of IBSF Common Stock which are held by such person as of the voting record date for the Shareholders Meeting, or over which such person exercises full voting control (except as trustee or in a fiduciary capacity, or as nominee), in favor of the Merger, unless HUBCO or the Bank is then in breach or default in any material respect with regard to any covenant, agreement, representation or warranty contained in the Agreement.

                  It is understood and agreed that this Agreement of IBSF and Association Directors (this "Agreement") relates solely to the capacity of the undersigned as shareholders or other beneficial owners of shares of IBSF Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as directors of IBSF or the Association. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of IBSF Common Stock held by the undersigned as of the date hereof.



JOSEPH M. OCHMAN, SR.                   PAUL W. GLEASON
-------------------------------         ----------------------------------------
Joseph M. Ochman, Sr.                   Paul W. Gleason



THOMAS J. AUCHLER                       FRANCIS X. LORBECKI, JR.
-------------------------------         ----------------------------------------
Thomas J. Auchler                       Francis X. Lorbecki, Jr.



JOHN A. BORDEN                          ALBERT D. STILES
-------------------------------         ----------------------------------------
John A. Borden                          Albert D. Stiles



FRANK G. LOCKHARDT
-------------------------------
Frank G. Lockhardt

                                       Dated: As of March 31, 1998

                                 EXHIBIT 5.19-1

                  FORM OF AFFILIATE LETTER FOR IBSF AFFILIATES


                                                             _____________, 1998


HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, NJ 07430

Gentlemen:

                  I am delivering this letter to you in connection with the proposed acquisition (the "Merger") of IBS Financial Corp. ("IBSF"), by HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), pursuant to the Agreement and Plan of Merger dated as of March 31, 1998 (the "Agreement") between IBSF, its thrift subsidiary, HUBCO and its bank subsidiary. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Agreement. I currently own shares of IBSF Common Stock. As a result of the Merger, I will receive shares of HUBCO Common Stock in exchange for my IBSF Common Stock.

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of IBSF, as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "1933 Act") by the Securities and Exchange Commission ("SEC") and as the term "affiliate" is used for purposes of the SEC's rules and regulations applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the SEC's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 ("ASR 135").

                  I represent to and agree with HUBCO that:

                  A. Transfer Review Restrictions. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer, reduce my risk with respect to or otherwise dispose of ("transfer") any IBSF Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any IBSF Common Stock owned by such person or entity, without notifying HUBCO three business days in advance of the proposed transfer (the "Notice Period") and giving HUBCO a reasonable opportunity to review the transfer before it is consummated. HUBCO, if advised to do so by its independent public accountants in writing a copy of which is provided to me, may instruct me prior to the end of the Notice Period not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

                  B. Transfer Restrictions During Merger Consummation Period. I shall not transfer any IBSF Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any IBSF Common Stock owned by such person or entity during the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by HUBCO by means of the filing of a Form 10-Q, Form 10-K or Form 8-K under the Securities Exchange Act of 1934, as amended, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135, in each case except for transfers by operation of law, by will or under the laws of descent and distribution. For purposes of this paragraph only, "IBSF Common Stock" includes HUBCO Common Stock as converted. I understand that HUBCO has agreed to publish financial results covering at least 30 days of post-Merger combined operations of HUBCO and IBSF as soon as practicable (but in no event later than 30 days) following the close of the first calendar month ending 30 days after the Effective Time.

                  C. Compliance with Rule 145. I have been advised that the issuance of HUBCO Common Stock to me pursuant to the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to be an affiliate of IBSF at the time the Merger is submitted for a vote of IBSF's shareholders, any transfer by me of HUBCO Common Stock is restricted under Rule 145 promulgated by the SEC under the 1933 Act. I agree not to transfer any HUBCO Common Stock received by me or any of my affiliates unless (i) such transfer is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the 1933 Act, (ii) in the opinion of HUBCO's counsel or counsel reasonably acceptable to HUBCO, such transfer is otherwise exempt from registration under the 1933 Act or (iii) such transfer is registered under the 1933 Act.

                  D. Stop Transfer Instructions; Legend on Certificates. I also understand and agree that stop transfer instructions will be given to HUBCO's transfer agents with respect to the HUBCO Common Stock received by me and any of my affiliates and that there will be placed on the certificates of the HUBCO Common Stock issued to me and any of my affiliates, or any substitutions therefor, a legend stating in substance:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF MARCH 31, 1998 BETWEEN THE REGISTERED HOLDER HEREOF AND HUBCO, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF HUBCO, INC."

                  E. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer HUBCO Common Stock to the extent I felt necessary with my counsel or counsel for IBSF.

                  Execution of this letter is not an admission on my part that I am an "affiliate" of IBSF as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                               Very truly yours,



                                               -----------------------------
                                               Name:

Accepted this _____
day of _______, 1998 by


HUBCO, INC.


By: ______________________________
    Name:
    Title:

                                 EXHIBIT 5.19-2

                  FORM OF AFFILIATE LETTER FOR HUBCO AFFILIATES



                                                        _______________, 1998


HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, NJ 07430

Gentlemen:

                  I am delivering this letter to you in connection with the proposed merger (the "Merger") of IBS Financial Corp. ("IBSF") with and into HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), pursuant to the Agreement and Plan of Merger dated as of March 31, 1998 (the "Agreement") between IBSF, its thrift subsidiary, HUBCO and its bank subsidiary. I currently own shares of HUBCO's common stock, no par value ("HUBCO Common Stock").

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of HUBCO, as the term "affiliate" is used for purposes of the rules and regulations of the Securities and Exchange Commission (the "SEC") applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the SEC's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos.
65 and 76 ("ASR 135").

                  I represent and covenant with HUBCO and IBSF that:

                  A. Transfer Restrictions Prior to Merger Consummation. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer, reduce my risk with respect to or otherwise dispose of ("transfer") any HUBCO Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, from transferring any HUBCO Common Stock owned by such person or entity, without notifying HUBCO three business days in advance of the proposed transfer (the "Notice Period") and giving HUBCO a reasonable opportunity to object to the transfer before it is consummated. HUBCO, upon advice of its independent public accountants, may instruct me prior to the end of the Notice Period not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

                  B. Post-Consummation Transfer Restrictions. During the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by HUBCO by means of filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135, I shall not transfer any HUBCO Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any HUBCO Common Stock owned by such person or entity, in each case except for transfers by operation of law, by will or under the laws of descent and distribution. I understand that HUBCO has agreed to publish financial results covering at least 30 days of post-Merger combined operations of HUBCO and IBSF as soon as practicable (but in no event later than 30 days) following the close of the first calendar month ending 30 days after the Effective Time.

                  C. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer HUBCO Common Stock to the extent I felt necessary with my counsel or counsel for HUBCO.

                  Execution of this letter is not an admission on my part that I am an "affiliate" of HUBCO as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                    Very truly yours,



                                    -------------------------------------
                                    Name:
                                    Title:


Accepted this ____ day of
________________, 1998 by

HUBCO, INC.



By: ________________________________
    Name:
    Title:

                                   EXHIBIT 6.2


                       FORM OF OPINION OF COUNSEL TO IBSF
                 TO BE DELIVERED TO HUBCO ON THE EFFECTIVE TIME


                  (a) IBSF and the Association have full corporate power to carry out the transactions contemplated in the Agreement. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of IBSF and the Association, and the Agreement constitutes a valid and legally binding obligation of IBSF and the Association enforceable in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of New Jersey chartered savings institutions or their holding companies, (ii) general equitable principles, (iii) laws relating to the safety and soundness of insured depository institutions, and (iv) implied covenants of good faith, fair dealing and commercially reasonable conduct and by applicable public policies and laws, and except that no opinion need be rendered as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement, nor compliance by IBSF and the Association with any of the provisions thereof, will (i) conflict with or result in a breach or default under (A) the certificate of incorporation or bylaws of IBSF or the charter or bylaws of the Association, or (B) based on certificates of officers of IBSF and the Association and without independent verification, to the actual knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which IBSF or the Association is a party and which was referenced in the IBSF Disclosure Schedule; or (ii) to the actual knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of IBSF or the Association, except such material lien, instrument or obligation that has been disclosed to HUBCO pursuant to the Agreement, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any corporation, banking or securities statute, rule or regulation applicable to IBSF or the Association.

                  (b) IBSF is a corporation validly existing under the laws of the State of New Jersey, the Association is a validly existing New Jersey-chartered savings and loan association under the laws of the State of New Jersey and each of IBSF and the Association has the corporate power and authority to own or lease all of its properties and assets and to conduct the business in which it is currently engaged as described on pages __ and __ under the caption "_____________________" in the Proxy Statement-Prospectus. The deposits of the Association are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

                  (c) Each IBSF Subsidiary listed as such in the IBSF Disclosure
Schedule is validly existing under the laws of the jurisdiction of its incorporation.

                  (d) There is, to the actual knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which IBSF or the Association is a party which would, if determined adversely to IBSF or the Association, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of IBSF or the Association taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement, except any proceeding or investigation disclosed to HUBCO.

                  (e) No consent, approval, authorization, or order of any federal or state court or federal or state banking or securities agency or body, or to such counsel's actual knowledge of any third party under any note, bond, mortgage, indenture, license, agreement or other instrument referred to in the IBSF Disclosure Schedule, is required for the consummation by IBSF or the Association of the transactions contemplated by the Agreement, except for such consents, approvals, authorizations or orders as have been obtained or which would not have a material adverse effect upon HUBCO upon consummation of the Merger.

         In addition to the foregoing opinions, counsel shall state that on the sole basis of such counsel's participation in conferences with officers and employees of IBSF in connection with the preparation of the Prospectus-Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus-Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, notes to financial statements, financial schedules and other financial or statistical data and stock valuation information contained or incorporated by reference therein and except for any information supplied by HUBCO for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of IBSF to approve the Merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in connection with the foregoing that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus-Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to IBSF or the Association or the transactions contemplated in the Agreement and that it is relying as to materiality as to factual matters on certificates of officers and representatives of the parties to the Agreement and other factual representations by IBSF and the Association.

                  Such counsel's opinion shall be limited to matters governed by the corporate and banking laws of the State of New Jersey and the federal securities and banking laws and regulations of the United States of America.

                                   EXHIBIT 6.3


                       FORM OF OPINION OF COUNSEL TO HUBCO
                  TO BE DELIVERED TO IBSF ON THE EFFECTIVE TIME



                  (a) HUBCO is a corporation validly existing under the laws of the State of New Jersey, the Bank is a validly existing New Jersey state-chartered commercial banking corporation under the laws of the State of New Jersey and each of HUBCO and the Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Proxy Statement-Prospectus on pages __ and __ under the caption "_____________________________." HUBCO is registered as a bank holding company under the BHCA.

                  (b) Each HUBCO Subsidiary listed as such in the HUBCO Disclosure Schedule is validly existing under the laws of the jurisdiction of its incorporation.

                  (c) The authorized capital stock of HUBCO consists of ____________ shares of common stock, no par value per share ("HUBCO Common Stock") and _____________ shares of Series B, no par value, Convertible Preferred Stock (the "Authorized Preferred Stock). Except for
 to our knowledge, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating HUBCO to issue, deliver or sell, cause to be issued, delivered or sold, or restricting HUBCO from selling any additional HUBCO Common Stock or Authorized Preferred Stock or obligating HUBCO to grant, extend or enter into any such agreement or commitment. The HUBCO Common Stock to be issued in connection with the Merger in accordance with
Article II of the Agreement, when so issued in accordance therewith, will be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by HUBCO.

                  (d) The Agreement has been authorized, executed and delivered by HUBCO and the Bank and constitutes a valid and binding obligation of HUBCO and the Bank enforceable in accordance with its terms, except that the enforceability of the obligations of HUBCO and the Bank may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or laws affecting institutions the deposits of which are insured by the FDIC or other laws heretofore or hereafter enacted relating to or affecting the
enforcement  of  creditors'   rights  generally  and  by  principles  of  equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain remedial and other provisions of the Agreement may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct, by judicial discretion, in the instance of equitable remedies, and by applicable public policies and laws.

                  (e) Subject to satisfaction of the conditions set forth in the Agreement, the execution and delivery of the Agreement and the consummation of the transactions contemplated thereby will not (i) conflict with or violate any provision of or result in the breach of any provision of the Certificate of Incorporation or Bylaws of HUBCO or the Charter and Bylaws of the Bank; (ii) based on certificates of officers of HUBCO and without independent verification, conflict with or violate in any material respect, or result in a material breach or violation of the terms or provisions of, or constitute a default under, or result in (whether upon or after the giving of notice or lapse of time or both) any material obligation under, any indenture, mortgage, deed of trust or loan agreement or any other agreement, instrument, judgment, order, arbitration award or decree of which we have knowledge (through our representation of HUBCO and the Bank in connection therewith or in the course of our representation of HUBCO and the Bank in connection with the Agreement) and to which HUBCO or the Bank is a party or by which HUBCO or the Bank is bound; or (iii) cause HUBCO or the Bank to violate any corporation or banking law applicable to HUBCO.

                  (f) All actions of the directors and shareholders of HUBCO and the Bank required by federal banking laws and regulations and New Jersey law or by the Certificate of Incorporation or Bylaws of HUBCO and the Bank, to be taken by HUBCO and the Bank to authorize the execution, delivery and performance of the Agreement and consummation of the Merger have been taken.

                  (g) Assuming that there has been due authorization of the Merger by all necessary corporate and governmental proceedings on the part of IBSF and that IBSF has taken all action required to be taken by it prior to the Effective Time, upon the appropriate filing of the Certificate of Merger in respect of the Merger with the New Jersey Secretary of State in accordance with
Section 1.6 of the Agreement, the Merger will become effective at the Effective Time, as such term is defined in Section 1.6, and upon effectiveness of the Merger each share of IBSF Common Stock will be converted as provided in Article II of the Agreement.

                  (h) No approvals, authorizations, consents or other actions or filings under federal banking law or New Jersey law ("Approvals") are required to be obtained by HUBCO or the Bank in order to permit the execution and delivery of the Agreement by HUBCO or the Bank and the performance by HUBCO or the Bank of the transactions contemplated thereby other than those Approvals which have been obtained or those Approvals or consents required to be obtained by IBSF.

                  (i) The Registration Statement has been declared effective by the Securities and Exchange Commission ("SEC") under the 1933 Act and we are not aware that any stop order suspending the effectiveness has been issued under the 1933 Act or proceedings therefor initiated or threatened by the SEC.

                  We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Proxy Statement-Prospectus and make no representation that we have independently verified the accuracy, completeness or fairness of such statement, but from our examination of the Proxy Statement-Prospectus and our general familiarity with HUBCO no facts have come to our attention that caused us to believe that (except for financial statements and other tabular financial information, and other financial and statistical data and information, as to which we do not express any belief) the Proxy Statement-Prospectus on the date of the mailing thereof and on the date of the meeting of stockholders of IBSF at which the Agreement was approved, contained any untrue statement of a material fact regarding HUBCO or the Merger, or omitted to state a material fact regarding HUBCO or the Merger therein, in light of the circumstances under which they were made, not misleading.

                  We are members of the Bar of the State of New Jersey and we express no opinion as to any of the laws of any jurisdiction other than the laws of the State of New Jersey and federal laws and regulations of the United States of America.

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

                  THIS STOCK OPTION AGREEMENT ("Agreement") dated as of March 31, 1998, is by and between HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), and IBS Financial Corp., a New Jersey corporation and registered savings and loan holding company ("IBSF").

                                   BACKGROUND

                  WHEREAS, HUBCO and IBSF, as of the date hereof, are prepared to execute a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which IBSF will be merged with and into HUBCO (the "Merger"); and

                  WHEREAS, HUBCO has advised IBSF that it will not execute the Merger Agreement unless IBSF executes this Agreement; and

                  WHEREAS, the Board of Directors of IBSF has determined that the Merger Agreement provides substantial benefits to the shareholders of IBSF; and

                  WHEREAS, as an inducement to HUBCO to enter into the Merger Agreement and in consideration for such entry, IBSF desires to grant to HUBCO an option to purchase authorized but unissued shares of common stock of IBSF in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, HUBCO and IBSF, intending to be legally bound hereby, agree:

                  1. Grant of Option. IBSF hereby grants to HUBCO an option to purchase 2,700,000 shares of common stock, $.01 par value, of IBSF (the "Common Stock") at a price of $18.00 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), HUBCO may exercise the Option, in whole or in part, at any time or from time to time, subject to the terms and conditions set forth herein and the termination provisions of Section 19 of this Agreement.

                  The term "Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than HUBCO or an affiliate of HUBCO:

                           a.  acquires  beneficial  ownership  (as such term is
defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 15% of the then outstanding shares of Common Stock; or

                           b.  enters  into a letter of intent or an  agreement,
whether oral or written, with IBSF pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with IBSF, (ii) acquire all or a significant portion of the assets or liabilities of IBSF, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of Common Stock; or

                           c. makes a filing with any bank or thrift  regulatory
authorities with respect to or publicly announces a bona fide proposal (a "Proposal") for (i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, IBSF or any other business combination involving IBSF, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the outstanding shares of Common Stock, and in either case thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of IBSF called to vote on the Merger and IBSF's stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

                           d. makes a bona fide  Proposal  and  thereafter,  but
before such Proposal has been Publicly Withdrawn, IBSF willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to HUBCO.

                  The term "Triggering Event" also means the taking of any material direct or indirect action by IBSF or any of its directors, senior executive officers, investment bankers or other person with actual or apparent authority to speak for the Board of Directors, inviting, encouraging or soliciting any proposal (other than from HUBCO or an affiliate of HUBCO) which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of IBSF, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

                  The term "significant portion" means 25% of the assets or liabilities of IBSF. The term "significant number" means 15% of the outstanding shares of Common Stock.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over IBSF or in soliciting or inducing any other person (other than HUBCO or any affiliate) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent (including any filing, approval or consent required under the rules and regulations of the National Association of Securities Dealers, Inc.) necessary for IBSF to issue the shares of Common Stock covered by the Option (the "Option Shares") or HUBCO to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  IBSF shall notify HUBCO  promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by IBSF shall not be a condition to the right of HUBCO to exercise the Option. IBSF will not take any action which would have the effect of preventing or disabling IBSF from delivering the Option Shares to HUBCO upon exercise of the Option or otherwise performing its obligations under this Agreement, except to the extent required by applicable securities and banking laws and regulations.

                  In the event HUBCO wishes to exercise the Option, HUBCO shall send a written notice to IBSF (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) HUBCO will make payment to IBSF of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by IBSF; (b) IBSF will deliver to HUBCO a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through IBSF, registered in the name of HUBCO or its designee, in such denominations as were specified by HUBCO in its notice of exercise and, if necessary, bearing a legend as set forth below; and (c) HUBCO shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  If required under applicable federal securities laws, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

                           The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to IBS Financial Corp., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

                  No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

                  4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from HUBCO, IBSF shall, if necessary for the resale of the Option or the Option Shares by HUBCO, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option Shares as HUBCO shall specify in its request, and IBSF shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that HUBCO shall in no event have the right to have more than one such registration statement become effective, and provided further that IBSF shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to IBSF delivers to IBSF and to HUBCO (which is reasonably acceptable to HUBCO) its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided further, however, that IBSF may delay any registration of Option Shares above for a period not exceeding 90 days in the event that IBSF shall in good faith determine that any such registration would adversely effect an offering of securities by IBSF for cash. HUBCO shall provide all information reasonable requested by IBSF for inclusion in any registration statement to be filed hereunder.

                  In  connection  with  such  filing,  IBSF  shall  use its best efforts to cause to be delivered to HUBCO such certificates, opinions, accountant's letters and other documents as HUBCO shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by IBSF in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for IBSF and blue sky fees and expenses shall be paid by IBSF. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to HUBCO and any other expenses incurred by HUBCO in connection with such registration shall be borne by HUBCO. In connection with such filing, IBSF shall indemnify and hold harmless HUBCO against any losses, claims, damages or liabilities, joint or several, to which HUBCO may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and IBSF will reimburse HUBCO for any legal or other expense reasonably incurred by HUBCO in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that IBSF will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of HUBCO specifically for use in the preparation thereof. HUBCO will indemnify and hold harmless IBSF to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of HUBCO for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and HUBCO will reimburse IBSF for any legal or other expense reasonably incurred by IBSF in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

                  5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of IBSF with another entity, or any sale of all or substantially all of the assets of IBSF, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  6. Filings and Consents. Each of HUBCO and IBSF will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event HUBCO is the holder hereof, approval of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the New Jersey Department of Banking, and IBSF agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7. Representations and Warranties of IBSF. IBSF hereby represents and warrants to HUBCO as follows:

                           a. Due  Authorization.  IBSF has full corporate power
and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by IBSF.

                           b. Authorized Shares.  IBSF has taken and, as long as
the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                           c. No  Conflicts.  Neither the execution and delivery
of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or Bylaws of IBSF or any agreement, instrument, judgment, decree or order applicable to IBSF.

                  8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, HUBCO shall have the right to seek money damages against IBSF for a breach of this Agreement.

                  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  10. Assignment or Transfer. HUBCO may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of HUBCO. HUBCO represents that it is acquiring the Option for HUBCO's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. HUBCO is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by HUBCO in connection therewith.

                  11. Amendment of Agreement. Upon mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  If to HUBCO:

                           HUBCO, Inc.
                           1000 MacArthur Boulevard
                           Mahwah, New Jersey  07430
                           Attention: Mr. Kenneth T. Neilson
                                      President and Chief Executive Officer


                  With a copy to:

                           Pitney, Hardin, Kipp & Szuch
                           200 Campus Drive
                           Florham Park, New Jersey  07932-0950
                           Attention: Ronald H. Janis, Esq.
                                      Michael W. Zelenty, Esq.

                  If to IBSF:

                           IBS Financial Corp.
                           The Operations Center
                           1909 E. Route 70
                           Cherry Hill, New Jersey  08003
                           Attention: Joseph M. Ochman, Sr.
                                      Chairman, President and Chief
                                        Executive Officer

                  With a copy to:

                           Elias, Matz, Tiernan & Herrick L.L.P.
                           The Walker Building, 12th Floor
                           734 15th Street, N.W.
                           Washington, D.C.  20005
                           Attention: Gerald F. Heupel, Jr.

                  or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (a) compliance with any of the covenants of the other party contained in this Agreement and/or (b) the other party's performance of any of its obligations set forth in this Agreement.

                  17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  19. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer, all as of the day and year first above written.


                                  IBS FINANCIAL CORP.


                             By: /s/ Joseph M. Ochman, Sr.
                                 -----------------------------------------------
                                 Joseph M. Ochman, Sr.
                                 Chairman, President and Chief Executive Officer


                                   HUBCO, INC.


                             By: /s/ Kenneth T. Neilson
                                 -----------------------------------------------
                                 Kenneth T. Neilson,
                                 President & Chief Executive Officer

                                                                      APPENDIX C

July ___, 1998


The Board of Directors
IBS Financial Corp.
1909 East Route 70
Cherry Hill, New Jersey  08003

Members of the Board:

You have requested our opinion as investment bankers as to whether the Exchange Ratio in the Merger (the "Merger") between IBS Financial Corp. ("IBS") and HUBCO, Inc.,("HUBCO") as provided and described in the Agreement and Plan of Merger dated March 31, 1998 (the "Agreement") is fair to the holders of IBS Common Stock from a financial point of view.

Pursuant to the Agreement, IBS shall merge with and into HUBCO, and each share of IBS' issued and outstanding common stock will be converted into and become the right to receive 0.534 shares, subject to certain adjustments as set forth in the Agreement (the "Exchange Ratio"), of common stock of HUBCO. We have assumed that the Merger will qualify as a tax free transaction for the stockholders of IBS and will be accounted for by HUBCO as a pooling-of-interests transaction.

Ryan, Beck & Co., as a customary part of its investment banking business, is engaged in the valuation of banking and savings institutions and their securities in connection with mergers and acquisitions. In conducting our investigation and analysis of the Merger, we have met separately with members of senior management of HUBCO and IBS to discuss their respective operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement and related documents; (ii) the Proxy Statement / Prospectus; (iii) HUBCO's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1997, 1996, 1995, and 1994, and HUBCO's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, September 30, 1997, June 30, 1997 and March 31, 1997; (iv)
HUBCO's Registration Statements on Form S-4, dated March 17, 1998, February 20, 1998, and November 12, 1997 with respect to HUBCO's acquisitions of MSB Bancorp, Inc., Poughkeepsie Financial Corp., and The Bank of Southington, respectively;
(v) HUBCO's press releases dated March 3, 1998, March 2, 1998, and August 28, 1997 with respect to HUBCO's pending or completed acquisitions of Community Financial Holding Corporation, 22 branches from First Union National Bank, and Security National Bank & Trust Company of New Jersey, respectively; (vi) the terms of the proposed acquisition of Dime Financial Corp.; (vii) internal analyses prepared by HUBCO's management containing pro forma financial statements and projections for the acquisitions of MSB Bancorp, Inc., Poughkeepsie Financial Corp., The Bank of Southington, Community Financial Holding Corporation, 22 branches from First Union National Bank, Security National Bank & Trust Company of New Jersey and Dime Financial Corp. (the "Acquisitions"); (viii) IBS' Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended September 30, 1997, 1996, and 1995, and IBS' Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, December
31, 1997,  June 30,  1997,  March 31,  1997,  and  December  31, 1996;  (ix) the
historical stock prices and trading volume of HUBCO's common stock; (x) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to HUBCO; (xi) the publicly available financial data of thrift organizations which Ryan, Beck deemed generally comparable to IBS; (xii) the historical stock prices and trading volume of IBS' common stock; (xiii) the terms of recent acquisitions of thrift organizations which Ryan, Beck deemed generally comparable in whole or in part to IBS; and
(iv) the potential pro forma impact of the Merger on HUBCO's financial condition, operating results and per share figures. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate. Ryan, Beck as part of its review of the Merger, also analyzed HUBCO's ability to consummate the Merger and considered the future prospects of IBS in the event it remained independent.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the managements of IBS and HUBCO as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of the respective managements. We are not experts in the evaluation of allowances for loan losses. Therefore, we have not assumed any responsibility for making an independent valuation of the adequacy of the allowances for loan losses set forth in the balance sheets of IBS, HUBCO and the Acquisitions at March 31, 1998, and we assumed such allowances were adequate and comply fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We also assumed that the Merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to IBS and HUBCO. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of IBS, HUBCO, the Acquisitions or their respective subsidiaries, nor have we reviewed any individual loan files of IBS, HUBCO, the Acquisitions or their respective subsidiaries.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. We have assumed, with your consent, that in the course of obtaining the necessary regulatory approvals for the Merger and the transactions contemplated thereby, no restrictions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger or the transactions contemplated thereby. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof. Ryan, Beck did not express any opinion as to the price or range of prices at which HUBCO Common Stock might trade subsequent to the Merger.

We have been retained by the Board of Directors of IBS as an independent contractor to act as financial advisor to IBS with respect to the Merger and will receive a fee for our services. Ryan, Beck was a co-manager of the 8.98% Capital Securities offering by HUBCO Capital Trust I. Ryan, Beck's research department has issued research reports on HUBCO and comments on HUBCO in its periodic commentaries. Ryan, Beck is also a market maker in HUBCO's common stock and, in such capacity, may from time to time own HUBCO securities. As of the date hereof, Ryan Beck has no material investment in HUBCO. Ryan, Beck has had an investment banking relationship with IBS Financial Corporation for a number of years. Ryan, Beck was the sole underwriter of IBS' conversion from mutual to stock form of organization. Additionally, Ryan, Beck has also acted as financial advisor to IBS with respect to various other matters from time to time. Ryan, Beck's research department has issued research reports on IBS and comments on IBS in its periodic commentaries. Ryan, Beck is also a market maker in IBS' common stock and, in such capacity, may from time to time own IBS securities. As of the date hereof, Ryan Beck has no material investment in IBS.

Our opinion is directed to the Board of Directors of IBS and does not constitute a recommendation to any shareholder of IBS as to how such shareholder should vote at any shareholder meeting held in connection with the Merger.

Based upon and subject to the foregoing it is our opinion as investment bankers that the Exchange Ratio in the Merger as provided and described in the Agreement is fair to the holders of IBS common stock from a financial point of view.

Very truly yours,



RYAN, BECK & CO., INC.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

         (i) Limitation of Liability of Directors and Officers. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. HUBCO's Certificate of Incorporation includes limitations on the liability of officers and directors to the fullest extent permitted by New Jersey law.

         (ii) Indemnification of Directors, Officers, Employees and Agents. Under Article X of its Certificate of Incorporation, HUBCO must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (A) were in breach of his duty of loyalty to the corporation or its shareholders, (B) were not in good faith or involved a knowing violation of law or (C) resulted in receipt by such person of an improper personal benefit.

         (iii) Insurance. HUBCO's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.


Item 21.  Exhibits and Financial Statement Schedules.

A.  Exhibits

Exhibit
Number            Description

2(a) Agreement and Plan of Merger, dated as of March 31, 1998, by and among HUBCO, Inc. ("HUBCO"), Hudson United Bank (the "Bank"), IBS Financial Corp. ("IBSF") and Inter-Boro Savings and Loan Association ("Association") (included as Appendix A to the Proxy Statement). *

2(b) Stock Option Agreement, dated as of March 31, 1997, by and between HUBCO and IBSF (included as Appendix B to the Proxy Statement). *

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

13 Annual Report of IBSF on Form 10-K filed with the SEC for the year ended September 30, 1997. **

23(a)    Consent of Deloitte & Touche LLP.

23(b)    Consent of Arthur Andersen LLP.

23(c)    Consent of Ryan, Beck & Co., Inc.

23(d) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

24       Power of Attorney

99       Form of Proxy Card to be utilized by the Board of Directors of IBSF.

-------------------------
*        Included elsewhere in this registration statement.
**       Incorporated by reference.


B.  Financial Statement Schedules

         All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.

C.  Reports, Opinions or Appraisals

         The Fairness Opinion of Ryan, Beck & Co., Inc., dated ________, 1998 is included as Appendix C to the Proxy Statement-Prospectus. An Updated Fairness Opinion will be included in the final form of the Proxy Statement-Prospectus as Appendix C.

Item 22.  Undertakings.

1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

3. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

7. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

8. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

9. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

10. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, State of New Jersey, on the 5th day of June, 1998.

                                       HUBCO, INC.

                                            KENNETH T. NEILSON
                                       By:-------------------------------
                                            Kenneth T. Neilson,
                                            Chairman, President and
                                            Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                     Title                     Date
                                                     Chairman, President, Chief
                                                   Executive Officer and Director     June 4, 1998
KENNETH T. NEILSON
---------------------------------
(Kenneth T. Neilson)


                                                              Director                June 5, 1998
ROBERT J. BURKE
---------------------------------
(Robert J. Burke)


                                                              Director                June __, 1998
---------------------------------
(Donald P. Calcagnini)


                                                              Director                June __, 1998
---------------------------------
(Joan David)


                                                              Director                June __, 1998
---------------------------------
(Thomas R. Farley)


BRYANT D. MALCOLM                                             Director                June 4, 1998
---------------------------------
(Bryant D. Malcolm)


W. PETER MC BRIDE                                             Director                June 4, 1998
---------------------------------
(W. Peter McBride)


DAVID A. ROSOW                                                Director                June 5, 1998
---------------------------------
(David A. Rosow)


                                                              Director                June __, 1998
---------------------------------
(Charles F.X. Poggi)


JAMES E. SCHIERLOH                                            Director                June 5, 1998
---------------------------------
(James E. Schierloh)


                                                             Director                 June __, 1998
---------------------------------
(John H. Tatigian)


SR. GRACE FRANCES STRAUBER                                    Director                June 4, 1998
---------------------------------
(Sister Grace Frances Strauber)


NOEL DE CORDOVA                                               Director                June 4, 1998
---------------------------------
(Noel deCordova)


JOSEPH B. TOCKARSHEWSKY                                       Director                June 5, 1998
---------------------------------
(Joseph B. Tockarshewsky)


                                                              Director                June __, 1998
---------------------------------
(William C. Myers)

                                                 Executive Vice President and Chief
JOSEPH F. HURLEY                                         Financial Officer
----------------------------------                                                    June 5, 1998
(Joseph F. Hurley)

                                                       Senior Vice President
CHRIS A. WITKOWSKI                                         and Controller             June 5, 1998
----------------------------------
(Chris A. Witkowski)


                                INDEX TO EXHIBITS

Exhibit Number                              Description

2(a) Agreement and Plan of Merger, dated as of March 31, 1998, by and among HUBCO, Inc. ("HUBCO"), Hudson United Bank (the "Bank"), IBS Financial Corp. ("IBSF") and Inter-Boro Savings and Loan Association ("Association") (included as Appendix A to the Proxy Statement). *

2(b) Stock Option Agreement, dated as of March 31, 1998, by and between HUBCO and IBSF (included as Appendix B to the Proxy Statement). *

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

13 Annual Report of IBSF on Form 10-K filed with the SEC for the year ended September 30, 1997. **

23(a)              Consent of Deloitte & Touche LLP.

23(b)              Consent of Arthur Andersen LLP.

23(c)              Consent of Ryan, Beck & Co., Inc.

23(d) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

24                 Power of Attorney

99 Form of Proxy Card to be utilized by the Board of Directors of CFHC.

---------------------------------
*      Included elsewhere in this registration statement.
**     Incorporated by reference.